Exhibit 10.1

Execution Version

$180,000,000

CREDIT AGREEMENT

dated as of February 11, 2011,

among

CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.),

as Borrower,

CPI INTERNATIONAL HOLDING CORP. (f/k/a CATALYST HOLDINGS 2, INC.)

and

THE OTHER GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

UBS SECURITIES LLC,

as Sole Arranger and Bookrunner,

KKR CAPITAL MARKETS LLC,

as Syndication Agent,

Bank of the West and GE Capital Financial Inc.,

as Co-Documentation Agents,

and

UBS AG, STAMFORD BRANCH,

as Issuing Bank, Administrative Agent and Collateral Agent,

and

UBS LOAN FINANCE LLC,

as Swingline Lender

CAHILL GORDON & REINDEL LLP
80 Pine Street
New York, NY 10005

i

SECTION 5.15	Compliance with Laws	113
SECTION 5.16	Post-Closing Matters	113

ARTICLE VI.

NEGATIVE COVENANTS

ANNEXES

Annex I	Amortization Table

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request

Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	[Reserved]
Exhibit H	Form of LC Request
Exhibit I	Form of Lender Addendum
Exhibit J	Form of Mortgage
Exhibit K-1	Form of Term Note
Exhibit K-2	Form of Revolving Note
Exhibit K-3	Form of Swingline Note
Exhibit L-1	Form of Perfection Certificate
Exhibit L-2	Form of Perfection Certificate Supplement
Exhibit M	Form of Security Agreement
Exhibit N	[Reserved]
Exhibit O	Form of Solvency Certificate
Exhibit P	Form of Intercompany Subordination Agreement
Exhibit Q	Form of Non-Bank Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of February 11, 2011, among CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.), a Delaware corporation (“Borrower”), CPI INTERNATIONAL HOLDING CORP. (f/k/a CATALYST HOLDINGS 2, INC.), a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, UBS SECURITIES LLC, as the sole lead arranger (in such capacity, the “Arranger”) and as the sole lead bookrunner (in such capacity, the “Bookrunner”), Bank of the West and GE Capital Financial Inc., as co-documentation agents (in such capacity, the “Co-Documentation Agents”), KKR CAPITAL MARKETS LLC, as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.

WITNESSETH:

WHEREAS, Borrower, a direct Wholly Owned Subsidiary of Holdings, has entered into an agreement and plan of merger, dated as of November 24, 2010 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Merger Agreement”), with Catalyst Acquisition, Inc., a Delaware corporation and Wholly Owned Subsidiary of Borrower (“Merger Sub”), and CPI International, Inc., a Delaware corporation (the “Acquired Business”), whereby Merger Sub shall merge (the “Merger”) with and into the Acquired Business, with the Acquired Business being the surviving corporation in the Merger and a Wholly Owned Subsidiary of Borrower.

WHEREAS, the Equity Financing shall be consummated simultaneously herewith.

WHEREAS, Borrower has requested the Lenders to extend credit in the form of (a) Term B Loans on the Closing Date, in an aggregate principal amount not in excess of $150,000,000, and (b) Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $30,000,000; provided however, that (x) Revolving Loans made on the Closing Date may only be used to (A) pay fees and expenses related to the Transactions in an aggregate amount not greater than $5,000,000 and (B) to fund upfront fees as provided in the Fee Letter, (y) no Swingline Loans may be made at the Closing Date and (z) only Letters of Credit replacing or backing existing letters of credit of Borrower and its Restricted Subsidiaries may be issued on the Closing Date.

WHEREAS, Borrower has requested the Swingline Lender to make Swingline Loans, at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $5,000,000.

WHEREAS, Borrower has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $15,000,000.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.

WHEREAS, Borrower shall issue the Senior Notes upon the initial funding hereunder.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the Issuing Bank is willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01              Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquired Business” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent either (i) the obligation to make such payment is required to be reflected on the face of the balance sheet of Holdings or any of its Restricted Subsidiaries or (ii) a reserve is required to be established in respect thereof by Holdings or any of its Restricted Subsidiaries, in each case under GAAP at the time of such Permitted Acquisition, but if and to the extent that such contingency fails to occur in accordance with the terms of the applicable documentation, no amount in respect thereof shall be included as part of the Acquisition Consideration thereafter.

“Acceptable Opinion” shall have the meaning assigned to such term in Section 5.01(a).

“Acquisition Threshold” shall mean $150,000,000.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing or with respect to an ABR Borrowing (to the extent Alternate Base Rate is then determined pursuant to clause (c) of the definition thereof) for any Interest Period, the greater of (a)(i) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period or (b) 1.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and shall include each other person appointed as a successor pursuant to Section 9.06(a).

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Advisory Agreement” shall mean Advisory Agreement, dated as of February 11, 2011, by and between Borrower and Veritas Capital Fund Management, L.L.C., a Delaware limited liability company.

“Affidavit of No Change to Survey” shall mean, with respect to a survey, an affidavit stating that since the last date of such survey there have been no additions, alterations of improvements of or to the land or to the exterior of the improvements as depicted on the survey or providing language of similar effect.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.08, the term “Affiliate” shall also include any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified.

“Affiliated Lender” shall mean any Lender that is an Affiliate of Borrower (other than Holdings or a Subsidiary thereof).

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall mean any Requirement of Law related to terrorism financing, economic sanctions or money laundering, including 18 U.S.C. §§ 1956 and 1957; The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820b and 1951-1959), as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), and their implementing regulations; the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq., as amended) and Executive Order 13224 (effective September 24, 2001), and their implementing regulations.

“Applicable Calculations” shall have the meaning assigned to such term in Section 1.04.

“Applicable ECF Percentage” shall mean, for any Excess Cash Flow Period, (a) 50% if the Total Leverage Ratio as of the last day of such Excess Cash Flow Period is greater than or equal to 5.00 to 1.00, (b) 25% if the Total Leverage Ratio as of the last day of such Excess Cash Flow Period is less than 5.00 to 1.00 but greater than or equal to 3.00 to 1.00, and (c) 0% if the Total Leverage Ratio as of the last day of such Excess Cash Flow Period is less than 3.00 to 1.00.

“Applicable Fee” shall mean 0.75% per annum.

“Applicable Margin” shall mean, for any day, with respect to any (A) Term B Loan that is (x) a Eurodollar Loan, 4.00% per annum and (y) an ABR Loan, 3.00% per annum, (B) Revolving Loan that is (x) a Eurodollar Loan, 4.50% per annum and (y) an ABR Loan, 3.50% per annum and (C) Swingline Loan, 3.50% per annum.  The Applicable Margin with respect to Incremental Term Loans shall be as set forth in the applicable Increase Joinder.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, license, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property (excluding any sale of inventory or disposition of cash and Cash Equivalents, in each case, in the ordinary course of business) by Holdings or any of its Restricted Subsidiaries and (b) any issuance or sale of any Equity Interests of any Restricted Subsidiary of Holdings, in the case of each of clause (a) and (b), to any person other than a Company; provided that to the extent such a sale, issuance, conveyance, lease, sublease, license, assignment, transfer or other disposition of assets is made from a Loan Party to a Company that is not a Loan Party, the Loan Party effectuating such sale, issuance conveyance, lease, sublease, license, assignment, issuance, transfer or other disposition shall receive assets in exchange therefor at least equal to the fair market value of the assets such Loan Party so sold, conveyed, leased, subleased, licensed, issued, assigned, transfered or other disposed of.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the explicit or implicit interest rate under the lease applicable to such Sale and Leaseback Transaction, or if there is none, Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.18(c)(ii).

“Available Basket Amount” shall mean, at any time of calculation, (a) the sum of (i) the Net Cash Proceeds received by Holdings after the Closing Date from any issuance of Qualified Capital Stock of Holdings, to the extent such Net Cash Proceeds are contributed in cash to Borrower to Borrower’s common equity capital; provided that no proceeds of any Specified Equity Contribution or the Equity Financing shall be included in amounts referred to in this clause (a) plus (ii) the Cumulative Retained ECF Amount at such time minus (b) the aggregate amount of Investments, Permitted Acquisitions, Capital Expenditures, Dividends and prepayments, repurchases or redemptions of Indebtedness, in each case to the extent made after the Closing Date (in whole or in part) in reliance on the Available Basket Amount.

“Available Net Assets” shall have the meaning assigned to such term in Section 7.10.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective.  The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, or if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Bookrunner” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be reasonably approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Business Material Adverse Effect” shall mean any event, development, change, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect in or on the condition (financial or otherwise), business, properties or results of operations of the Acquired Business and its Subsidiaries (for purposes of this definition of “Business Material Adverse Effect, “Subsidiaries” shall have the meaning assigned to such term in the Merger Agreement), taken as a whole; provided, however, that (except as otherwise stated) none of the following, and no event, development, change, effect or state of facts that, to the extent resulting from any of the following, shall be deemed to be or contribute to, or be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect:  (i) general changes in economic, market, financial or capital market, regulatory or political conditions in the United States or elsewhere in the world, (ii) terrorism, war, hostilities or natural disaster occurring in the United States or elsewhere in the world, (iii) changes in conditions generally applicable to the industry or industries in which the Acquired Business and its Subsidiaries are involved, (iv) changes in the Law (as defined in the Merger Agreement) or changes in U.S. generally accepted accounting principles or interpretations thereof, (v) any change in the Acquired Business’s stock price or trading volume, or any failure, in and of itself, by the Acquired Business to meet any internal or published (by the Acquired Business or otherwise) projections, forecasts or revenue or earnings predictions or any change in any analyst recommendation concerning the Acquired Business (it being understood that the facts or occurrences giving rise or contributing to such change in stock price or trading volume or such failure to meet projections, forecasts or predictions or such change in analyst recommendation may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Business Material Adverse Effect, if not otherwise excepted from the definition of Business Material Adverse Effect), (vi) the downgrade in rating of any debt or debt securities of the Acquired Business or any of its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such downgrade may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Business Material Adverse Effect, if not otherwise excepted from the definition of Business Material Adverse Effect), (vii) the failure to take any action as a result of any restrictions or prohibitions set forth in the Merger Agreement with respect to which Borrower failed, following the Acquired Business’s request, to provide a written waiver, in each case, to the extent the resulting adverse event, development, change, effect or state of facts would have been reasonably foreseeable by Borrower at such time the waiver is requested by the Acquired Business, (viii) events, developments, changes, effects or state of facts resulting from any action specifically consented to in writing by Borrower (with the approval of the Arranger) following written request to take such action by the Acquired Business, in each case, to the extent the resulting adverse event, development, change, effect or state of facts would have been reasonably foreseeable by Borrower at such time the waiver is requested by the Acquired Business, (ix) the taking of any action expressly required by the Merger Agreement or the consummation of the transactions contemplated hereby, or (x) the execution, announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement, including any stockholder, derivative or similar actions, claims, suits or proceedings arising out of or related to the Merger Agreement or any of the transactions contemplated by the Merger Agreement or the Merger (provided, that the exceptions in clauses (ix) and (x) shall not apply to that portion of any representation or warranty contained in the Merger Agreement to the extent that such representation or warranty expressly addresses the consequences resulting from the entry into the Merger Agreement or the performance or consummation of the transactions contemplated by the Merger Agreement or the Merger or performance of the Acquired Business’s obligations under the Merger Agreement), except to the extent, in the case of clauses (i) through (iv) above, such changes would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), business, properties or results of operations of the Acquired Business and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which the Acquired Business and its Subsidiaries are involved (in which event the extent of such material adverse change may be taken into account in determining whether a Business Material Adverse Effect has occurred).

“Calculation Date” shall have the meaning assigned to such term in Section 1.04(c).

“California Mortgage” shall mean any Mortgage that encumbers real property located in the State of California.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Holdings and its Restricted Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding (i) any such expenditures made in connection with the replacement, substitution or restoration of property with the proceeds of Asset Sales or Casualty Events, (ii) any portion of such expenditures attributable solely to acquisitions of property, plant and equipment in Investments pursuant to Sections 6.04(h), (l)(ii)(C), (k), (r) and, to the extent such Investment is not in a person that is an existing Company, (s), (iii) expenditures for Capital Assets of Holdings and its Restricted Subsidiaries made by persons other than Holdings and its Restricted Subsidiaries and (iv) any such expenditure by Holdings and its Restricted Subsidiaries that is reimbursed in cash within 180 days of such expenditure by a person other than Holdings or any of its Restricted Subsidiaries.  For purposes of this definition, the purchase price of equipment or fixed assets that are purchased simultaneously with the exchange or trade-in of existing assets shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being exchanged or traded in at such time, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such person under GAAP as in effect on the date hereof, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the date hereof.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 13 months from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than 13 months after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) demand deposit accounts maintained in the ordinary course of business; and (g) investments by any Foreign Subsidiaries in any foreign equivalents of the investments described in clauses (a) through (e) above, provided that, (i) investments described in this clause (g) by any Foreign Subsidiary shall be limited to (1) securities issued by a country that is a member nation of the Organization of Economic Cooperation and Development or by issuers formed under the laws of such a country, or (2) in the case of Foreign Subsidiaries operating in countries that are not member nations of the Organization of Economic Cooperation and Development,  investments customarily used by corporations for cash management purposes in such jurisdictions in the ordinary course of business of such corporations and (ii) in the case of investments equivalent to clause (a), the issuer has an investment grade sovereign debt rating from S&P or Moody’s.

“Cash Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Cash Interest Expense for such Test Period.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period paid in cash, less the sum of (a) to the extent included in Consolidated Interest Expense and paid in cash during such period, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Holdings or any of its Restricted Subsidiaries for such period including, without limitation, net costs under Hedging Agreements dealing with interest rates and any commitment fees under such Hedging Agreements and (b) any one-time cash costs paid in such period associated with breakage in respect of Hedging Agreements for interest rates; provided that, subject to adjustment for events occurring after the Closing Date pursuant to Section 1.04, when determining Cash Interest Expense of Borrower in respect of any Test Period ending prior to the first anniversary of the Closing Date, Cash Interest Expense shall be calculated by multiplying the aggregate Cash Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such Test Period.  If the Cash Interest Coverage Ratio must be calculated on a Pro Forma Basis for the four-fiscal quarter period ending on or about January 1, 2011 in order to determine the permissibility of a transaction hereunder, then, solely for such purpose, the Transactions shall be deemed to have been consummated on October 1, 2010 and Cash Interest Expense shall equal the Cash Interest Expense for the fiscal quarter of Borrower ended January 1, 2011 times four.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Restricted Subsidiaries.  “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

“CFC” shall mean a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” shall mean a Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes and has no material assets other than Equity Interests of one or more CFCs.

A “Change in Control” shall be deemed to have occurred if:

(a)           Holdings at any time ceases to own directly 100% of the Equity Interests of Borrower;

(b)           at any time a change of control occurs under the Senior Notes (or any refinancing thereof);

(c)           prior to an IPO, the Permitted Holders (collectively) shall fail to own, or to have the power, directly or indirectly, to vote or direct the voting of Voting Stock of Holdings representing a majority of the voting power of the total outstanding Voting Stock of Holdings;

(d)           upon and following an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock of Holdings representing more than both (i) 35% of the voting power of the total outstanding Voting Stock of Holdings and (ii) the percentage of the voting power of the total outstanding Voting Stock of Holdings that the Permitted Holders (collectively) own or which they have the power, directly or indirectly, to vote or direct the voting of; or

(e)           upon and following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings or any parent company (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings or any parent company, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings or any parent company.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term B Loans, Incremental Term Loans that have identical terms and conditions or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term B Loan Commitment, Incremental Term Loan Commitment with respect to Incremental Term Loans that have identical terms and conditions or Swingline Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.20, of which such Loan, Borrowing or Commitment shall be a part.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agents” shall have the meaning assigned to such term in the preamble hereto.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto and shall include each other person appointed as a successor pursuant to Section 9.06(a).

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Borrower or any of its Restricted Subsidiaries.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, Term B Loan Commitment or Swingline Commitment, and any Commitment to make Incremental Term Loans of a new Class extended by such Lender as provided in Section 2.20.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Letter” shall mean the commitment letter, dated as of November 24, 2010, between Borrower, UBS AG, Stamford Branch and UBS Securities LLC.

“common stock” or “common equity” shall mean, with respect to any person, any and all “common” Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date, provided that neither Preferred Stock nor Disqualified Capital Stock shall constitute common stock.

“Communications” shall have the meaning assigned to such term in Section 10.01(b).

“Companies” shall mean Holdings and its Restricted Subsidiaries, including Borrower; and “Company” shall mean any one of them.

“Competitor” shall mean any person whose primary business is microwave, radio frequency (“RF”), power and control products for critical defense, communications, medical, scientific and other applications, or developing, manufacturing and distributing products used for generating, amplifying, transmitting and receiving high-power/high-frequency microwave and RF signals and/or providing power and control for various applications, or such other business conducted by Borrower and its Restricted Subsidiaries in the normal course.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated as of January 2011 provided to Lenders with respect to the Companies and the Transactions.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Holdings and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Holdings and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated EBITDA” shall mean, for any period, an amount determined for Holdings and its Restricted Subsidiaries on a consolidated basis equal to:

(i)            Consolidated Net Income, plus, to the extent reducing (and not added back to) such Consolidated Net Income (other than in the case of clause (f) hereof), the sum, without duplication, of amounts (calculated on an after tax basis where appropriate) for (a) provision for taxes based on income or profit or capital, including state, local and franchise taxes (or the non-U.S. equivalent thereof) for such period (including tax expenses of Foreign Restricted Subsidiaries and foreign withholding taxes paid or accrued for such period), (b) Consolidated Interest Expense for such period, (c) the total amount of depreciation and amortization expenses (including amortization of goodwill and other intangibles, and all expenditures in respect of licensed or purchased software or internally developed software and software enhancements that are, or are required to be reflected as, capitalized costs, but excluding amortization of prepaid cash expenses that were paid in a prior period) for such period, (d) to the extent permitted to be made under Section 6.08(e), any management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued by Borrower in such period pursuant to the terms of the Advisory Agreement, (e) any other non-cash charges, expenses or losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income to such extent), but excluding amortization of a prepaid cash item that was paid in a prior period, (f) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Net Income pursuant to clause (ii) below for any previous period, (g) the amount of any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary deducted in such period in calculating Consolidated Net Income, (h) any non-cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write downs related to intangible assets, long-lived assets, investments in debt and equity securities or otherwise as a result of a change in law or regulation (including the amortization of the consideration for any non-competition agreements entered into in connection with the transactions contemplated by the Transaction Documents), (i) any net loss from discontinued operations and any net loss on disposal of discontinued operations, (j) non-cash charges and expenses relating to employee benefit or other management compensation plans of any direct or indirect parent of Borrower (to the extent such non-cash charges relate to plans of any direct or indirect parent of Borrower for the benefit of members of the board of directors of Borrower (in their capacity as such) or employees of Borrower and its Restricted Subsidiaries), Borrower or any of its Restricted Subsidiaries or any non-cash compensation charge and other non-cash expenses or charges arising from any grant, issuance or repricing of stock appreciation or similar rights, stock, stock options, restricted stock or other equity based awards of any direct or indirect parent of Borrower (to the extent such non-cash charges relate to plans of any direct or indirect parent of Borrower for the benefit of members of the board of directors of Borrower (in their capacity as such) or employees of Borrower and its Restricted Subsidiaries), Borrower or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period), (k) any losses attributable to the extinguishment of any (1) Indebtedness or (2) other derivative instruments of Borrower or any of its Restricted Subsidiaries, (l) any fees, expenses, costs or charges (including all transaction, restructuring and transition costs, fees and expenses (including diligence costs, cash severance costs, retention payments to employees, lease termination costs and reserves)) or any amortization thereof, related to any Subject Transaction (in each case including any such transaction undertaken but not completed), including (1) such fees, expenses or charges related to the Transactions and (2) any amendment or other modification hereof, (m) accruals and reserves (other than fees, expenses, costs or charges relating to the Transactions) that are established within twelve months after the Closing Date that are so required to be established as a result of the Merger or the other Transactions, provided that the aggregate amount under this clause (m) shall not exceed $5,000,000, (n) any extraordinary losses during such period in accordance with GAAP and (o) any non-recurring or unusual expenses, losses or charges; provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (o) shall not exceed $10,000,000 in such period; minus

(ii)           the sum, without duplication, of the following amounts (calculated on an after tax basis where appropriate) (a) non-cash gains increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expenses in a prior period after the Closing Date (which, for the avoidance of doubt, shall be deducted from Consolidated Net Income pursuant to clause (i)(e) above), and (2) the amortization of income and the accrual of revenue or income, in each case, to the extent cash is not received in the current period, (b) any net gain from discontinued operations or after-tax net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income, (c) any extraordinary, non-recurring or unusual gain to the extent increasing Consolidated Net Income and (d) the amount of any minority interest income consisting of Subsidiary

Guarantor losses attributable to minority interests of third parties in any non-wholly owned Subsidiary Guarantor.

In addition, to the extent not already included in the Consolidated Net Income of Holdings and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment under Section 6.04(e), any Permitted Acquisition or any Asset Sale (or other disposition) permitted hereunder.  Furthermore, Consolidated EBITDA shall be calculated without regard to (1) without duplication of Section 1.05(a), the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, and (2) effects of adjustments pursuant to GAAP resulting from the application of purchase accounting in relation to the Merger or any Permitted Acquisition, including, without limitation, write-offs of acquired in-process research and development, amortization of inventory write-ups and amortization of acquisition-related intangibles.

Notwithstanding the foregoing, Consolidated EBITDA (1)  for the fiscal quarter ended on or about June 30, 2010 shall be deemed to be $16,967,000, (2) for the fiscal quarter ended on or about September 30, 2010 shall be deemed to be $17,537,000 and (3) for the fiscal quarter ended on or about December 31, 2010 shall be deemed to be $13,433,000.  For the avoidance of doubt, the amounts set forth in this paragraph are subject to adjustment in accordance with Section 1.04.

For purposes of determining compliance with Sections 6.09(a) and (b), Holdings shall have the right to make a Specified Equity Contribution on or after the first day of any fiscal quarter and on or prior to ten Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, for such fiscal quarter which contribution will be included, at the request of Borrower, in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with Sections 6.09(a) and (b) (but not, for the avoidance of doubt, for purposes of determining the permissibility of a transaction) at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter; provided that (a) a Specified Equity Contribution may be made and included in the calculation of Consolidated EBITDA no more than two times per fiscal year and no more than four times during the term of this Agreement, (b) the amount of any Specified Equity Contribution included in the calculation of Consolidated EBITDA shall be no greater than the amount required to cause Borrower to be in pro forma compliance with Sections 6.09(a) and (b), and (c) the proceeds of any Specified Equity Contribution included in the calculation of Consolidated EBITDA shall be used to pay down the Loans and applied in the same manner as a mandatory prepayment pursuant to Section 2.10(g) (provided that such pay-down shall be disregarded for purposes of determining compliance with Sections 6.09(a) and (b) solely for such fiscal quarter).

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of Holdings and its Restricted Subsidiaries, but excluding letters of credit and Indebtedness permitted under Sections 6.01(c), (d), (g), (h), (i), (j), (n), (o), (q) and (r), minus up to an aggregate amount of $20,000,000 of unrestricted cash and Cash Equivalents on hand of Borrower and its Restricted Subsidiaries as of such date.

“Consolidated Interest Expense” shall mean, for any period, total interest expense, whether paid or accrued (including that portion attributable to Capital Lease Obligations in accordance with GAAP, Attributable Indebtedness and capitalized interest) of Holdings and its Restricted Subsidiaries on a consolidated basis for such period with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries, including all amortization of debt issuance costs and original issue discount and other financing fees and expenses, non-cash interest payments, the interest component of any deferred payment obligations, imputed interest on Capital Lease Obligations, Attributable Indebtedness and with respect to commissions, discounts and other fees and charges owed with respect to letters of credit, cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person in connection with Indebtedness incurred by such plan or trust for such period, and net costs under Hedging Agreements in respect of interest rates, less interest income of Holdings and its Restricted Subsidiaries for such period.

“Consolidated Net Income” shall mean, for any period, the aggregate net income of Holdings and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the income of any person (other than a Restricted Subsidiary of Holdings) in which any other person (other than Holdings or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Restricted Subsidiaries by such person during such period shall be excluded, (b) any gain (loss), together with any related provision for taxes on such gain (loss), realized in connection with any Asset Sale or other asset disposition or abandonment (other than in the ordinary course of business) and reserves relating thereto shall be excluded, (c) any net unrealized gain (loss) (after any offset) resulting in such period from obligations under any Hedging Agreement or other derivative instruments and the application of ASC 815, in each case, shall be excluded, (d) any net unrealized gain (loss) (after any offset) resulting in such period from currency translation gains or losses including those related to currency re measurements of Indebtedness shall be excluded, (e) any gains (losses) resulting from the return of surplus assets of any Plan shall be excluded, (f) any non-recurring tax benefits resulting from the transactions contemplated by the Transaction Documents shall be excluded and (g) the income of any Restricted Subsidiary of Holdings to the extent that the payment thereof to Borrower or a Subsidiary Guarantor, whether by dividends or similar distributions, intercompany loan repayments or otherwise, is not at the time permitted for any reason other than by operation of any Requirement of Law applicable to that Restricted Subsidiary shall be excluded; provided that, for the avoidance of doubt, the sole fact that such a payment would result in adverse tax consequences for any Company shall not cause such income to be excluded pursuant to this clause (g).

“Consolidated Working Capital” shall mean, Consolidated Current Assets at such date of determination minus Consolidated Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness

(“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or other portfolio companies.

“Cost Savings Certificate” shall have the meaning assigned to such term in the definition of “Pro Forma Cost Savings”.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Cumulative Retained ECF Amount” shall mean, at any date, an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow for all Excess Cash Flow Periods that was not (and, in the case of any period where the respective required date of prepayment has not yet occurred pursuant to Section 2.10(f), will not on such date of required prepayment be) required to be applied in accordance with Section 2.10(f).

“Debt Issuance” shall mean the incurrence by Holdings or any of its Restricted Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has notified the Administrative Agent, the Issuing Bank, the Swingline Lender, any Lender and/or Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or, in the case of a Lender that has a Commitment, LC Exposure or Swingline Exposure outstanding at such time,  under other agreements in which it commits to extend credit generally, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) in the case of a Lender that has a Commitment, LC Exposure or Swingline Exposure outstanding at such time, shall take, or is the Subsidiary of any person that has taken, any action or be (or is) the subject of any action or proceeding of a type described in Section 8.01(g) or (h) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such person).

“Disclosure Letter” means a letter dated the date hereof from Borrower that is designated as such.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date (as of the date of the issuance of such Disqualified Capital Stock), (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date (as of the date of the issuance of such Disqualified Capital Stock), or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations and the Senior Notes.

“Disqualified Institution” shall mean any Competitor of Borrower and its Restricted Subsidiaries identified by Borrower to the Administrative Agent prior to the date hereof or from time to time thereafter; provided that any such Person identified on or after the date hereof and prior to the completion of the primary syndication of the Commitments and Loans (as determined by the Arranger) shall be acceptable to the Administrative Agent in its reasonable discretion.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its or any of its parent companies’ Equity Interests outstanding (or any options or warrants issued by such person or any of its parent companies with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person or any of its parent companies outstanding (or any options or warrants issued by such person or any of its parent companies with respect to its Equity Interests).

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” shall mean any person to whom it is permitted to assign Loans and Commitments pursuant to Section 10.04(b)(i); provided that “Eligible Assignee” shall not include Borrower or any of its Affiliates or Subsidiaries (other than Affiliated Lender) or any natural person.

“Embargoed Person” shall mean any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), is a “designated national” pursuant to OFAC’s Cuban Assets Control Regulations (31 C.F.R. 515.305), or resides, is organized or chartered, or has a place of business in a country or territory that is prohibited pursuant to the OFAC sanctions programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any written claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of

Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all applicable treaties, laws, statutes, common law, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements of a Governmental Authority, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or workplace safety or health as related to exposure to Hazardous Material, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Financing” shall mean the cash common equity investment in CPI International Holding LLC, a Delaware limited liability company, together with rollover equity in the Acquired Business that is converted into interests in CPI International Holding LLC, by the Equity Investors as the same is further invested in cash common equity in Holdings and further invested in cash common equity in Borrower on or prior to the Closing Date, of not less than 32.5% of the pro forma total consolidated capitalization of Holdings and its Subsidiaries (in calculating such capitalization the Stub Notes and $2,500,000 of other Indebtedness shall be excluded) after giving effect to the Transactions.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” shall mean Sponsors, CICPI Holdings LLC, certain directors, officers and employees of the Companies and one or more other investors reasonably satisfactory to the Administrative Agent.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 303(d) of ERISA (or after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(g).

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess, if any, of:

(a)           the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the sum of total depreciation expense, total amortization expense and other non-cash charges to the extent reducing Consolidated Net Income, (iii)

decreases in Consolidated Working Capital for such period and (iv) an amount equal to the aggregate net non-cash loss on any asset sale by Holdings and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at Consolidated Net Income over

(b)           the sum, without duplication, of the following (but only to the extent not otherwise reducing Consolidated Net Income for such period) (i) an amount equal to the amount of all non-cash income, gains, and credits included in arriving at Consolidated Net Income, (ii) the aggregate amount of Capital Expenditures and acquisitions of intellectual property, in each case to the extent made in cash, except to the extent financed with the proceeds of Indebtedness of Holdings or any of its Restricted Subsidiaries (other than Revolving Loans or Swingline Loans), (iii) the aggregate amount of all principal payments of Indebtedness of Holdings or any of its Restricted Subsidiaries (other than Loans, but including the principal component of payments in respect of Capital Lease Obligations) made during such period, except to the extent financed with the proceeds of Indebtedness of Holdings or any of its Restricted Subsidiaries (other than Revolving Loans) or to the extent such payments are not permitted under this Agreement, (iv) increases in Consolidated Working Capital for such period, (v) except to the extent financed with proceeds of Indebtedness of Holdings or any of its Restricted Subsidiaries (other than Revolving Loans or Swingline Loans), cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and such Restricted Subsidiaries (other than Indebtedness), (vi) all cash amounts paid by Holdings and its Restricted Subsidiaries during such period in connection with all Permitted Acquisitions and all Investments pursuant to Section 6.04(d), (e), (k), (r) or (s) (except to the extent invested into a Restricted Subsidiary), to the extent not financed with the proceeds of Indebtedness of Holdings or its Restricted Subsidiaries (other than Revolving Loans), (vii) cash payments actually paid under earnout and contingent obligations incurred in connection with Permitted Acquisitions and Investments made pursuant to Section 6.04(k), (r) or (s) (except to the extent invested into a Restricted Subsidiary), to the extent not financed with the proceeds of Indebtedness of Holdings or any of its Restricted Subsidiaries (other than Revolving Loans), (viii) all amounts paid in cash in respect of covenants not to compete, consulting agreements and other affiliated contracts in connection with Permitted Acquisitions and Investments made pursuant to Section 6.04(k), (r) or (s) (except to the extent invested into a Restricted Subsidiary), to the extent not financed with the proceeds of Indebtedness of Holdings or any of its Restricted Subsidiaries (other than Revolving Loans), (ix) reasonable cash costs, fees and expenses (including premium, make-whole and penalty payments) incurred in connection with the issuance or prepayment of any Indebtedness (including any refinancing), except to the extent such costs, fees and expenses are financed with the proceeds of Indebtedness of Holdings or any of its Restricted Subsidiaries (other than Revolving Loans), (x) reasonable costs, fees and expenses, in each case paid in cash in such period, in each case incurred in connection with the issuance of Equity Interests (including all classes of stock, options to purchase stock and stock appreciation rights to management of a Loan Party), Investments, asset sales or divestitures, in each case as permitted hereunder, (xi) any cash Dividends made to Holdings by any Restricted Subsidiary thereof to the extent permitted under Section 6.07 (other than Section 6.07(d)), (xii) any cash payment by Holdings and its Restricted Subsidiaries to Sponsor and/or other Affiliates (whether directly or through

Holdings) to the extent permitted under Section 6.08(e), (xiii) cash taxes paid during such period that did not reduce Consolidated Net Income for such period and the amount of the excess of any cash payments (or tax reserves set aside or payable) in respect of taxes by Holdings and its Restricted Subsidiaries over the tax expense already deducted from Consolidated Net Income, (xiv) repurchases of Equity Interests permitted by Section 6.07(b), to the extent funded with cash of the Holdings and its Restricted Subsidiaries, (xv) to the extent paid in cash during such period, Transaction Costs, (xvi) the net decrease during such fiscal year (if any) in deferred tax accounts of Holdings and its Restricted Subsidiaries, (xvii) cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities (including cash pension payments and other cash payments in respect of retirement plans) (in each case, to the extent required to be made) of Holdings and its Restricted Subsidiaries other than Indebtedness, (xviii) cash payments made during such period in respect of non-cash charges that increased Excess Cash Flow in any prior fiscal year, (xix) cash payments made during such fiscal year in respect of employee retention payments in connection with a Subject Transaction, and (xx) the income of any Restricted Subsidiary (foreign or domestic) of Holdings (other than Borrower) to the extent that the payment of such income to the Loan Parties, whether by dividends or similar distributions, intercompany loan repayments or otherwise (1) is not at the time of calculation permitted by operation of any Requirements of Law applicable to that Restricted Subsidiary or (2) would at the time of calculation result in material adverse tax consequences for any Company; provided, however, that to the extent such prohibition in clause (xx)(1) or material adverse tax consequence in clause (xx)(2) does not exist at the time of any future calculation, any amounts deducted from Excess Cash Flow pursuant to clause (xx)(1) or (xx)(2), as applicable, which have not already been added to Excess Cash Flow pursuant to this proviso, shall be added to Excess Cash Flow at the time of such future calculation; provided further that such Restricted Subsidiary’s income should not be deducted from Excess Cash Flow by operation of this clause (xx) to the extent such income was actually received in cash by Borrower or a Subsidiary Guarantor during such period and (xxi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Borrower or its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property to be consummated or made during the 90 days following such period to the extent intended to be financed with internally generated cash flow of Borrower and its Restricted Subsidiaries; provided that to the extent the aggregate amount of internally generated cash flow utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property during such 90 days is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for the next Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean each fiscal year of Holdings, beginning with the fiscal year of Holdings starting on or about October 1, 2011.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” shall mean (a) a Foreign Subsidiary, (b) a CFC Holdco, (c) a Domestic Subsidiary that is a Subsidiary of a CFC, (d) an Immaterial Subsidiary or (e) an Unrestricted Subsidiary.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income or profits and franchise taxes imposed on it (in lieu of net income taxes), however denominated (and including, for the avoidance of doubt, any backup withholding in respect thereof under Section 3406 of the Code), by a jurisdiction (i) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) as a result of any other present or former connection between such recipient and such jurisdiction (other than a connection arising primarily from entering into, being a party to, receiving any payment under, enforcing its rights under or entering into any other transactions pursuant to this Agreement or any other Loan Document), (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16), any U.S. federal withholding tax that is imposed on interest payments pursuant to any Requirements of Law that are in effect at the time such Foreign Lender becomes a party hereto, except to the extent that such Foreign Lender’s assignor, if any, was entitled, immediately prior to such assignment, to receive additional amounts or indemnity payments from a Loan Party with respect to such withholding tax pursuant to Section 2.15; provided that this subclause (b) shall not apply to any tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(d), (c) in the case of a Foreign Lender who designates a new lending office, any U.S. federal withholding tax that is imposed on interest payments pursuant to any Requirements of Law that are in effect at the time of such change in lending office, except to the extent that such Foreign Lender was entitled, immediately prior to such change in lending office, to receive additional amounts or indemnity payments from a Loan Party with respect to such withholding tax pursuant to Section 2.15, (d) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.15(e) or (e) any U.S. federal withholding Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA.

“Existing Letters of Credit” shall mean the Letters of Credit listed on Schedule 1.01(c).

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Extended Revolving Loans” shall have the meaning assigned to such term in Section 10.02(b)(viii)(B).

“Extended Term Loans” shall have the meaning assigned to such term in Section 10.02(b)(viii)(B).

“FATCA” shall mean current Sections 1471 through 1474 of the Code and any amended or successor version that is substantially comparable, and any regulations and official interpretations thereof.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential fee letter, dated as of November 24, 2010, among Borrower, the Arranger and the Administrative Agent, and any other fee letters entered into from time to time related to the Loan Documents.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees and the Fronting Fees.

“Final Maturity Date” shall mean the latest of the Revolving Maturity Date, the Term B Loan Maturity Date and any Incremental Term Loan Maturity Date applicable to existing Incremental Term Loans, as of any date of determination.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, or such trust has validly elected to be treated as a domestic trust.  In addition, solely for purposes of clauses (b) and (c) of the definition of Excluded Taxes, a Foreign Lender shall include a partnership or other entity treated as a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, but only to the extent the partners of such partnership (including indirect partners if the direct partners are partnerships or other entities treated as partnerships for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia) are treated as Foreign Lenders under the preceding sentence (in which event, the determination of whether a U.S. federal withholding tax on interest payments was imposed pursuant to any Requirements of Law in effect at the time such Foreign Lender became a party hereto will be made by reference to the time when the applicable direct or indirect partner became a direct or indirect partner of such Foreign Lender, but only if such date is later than the date on which such Foreign Lender became a party hereto).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.

“Foreign Restricted Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia and that is a Restricted Subsidiary.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Guarantor” shall have the meaning assigned to such term in Section 7.10.

“Funding Indemnity Agreement” shall mean the funding indemnity letter agreement, dated as of the Closing Date, between Borrower and UBS AG, Stamford Branch.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the Organisation for Economic Co-operation and Development).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Holdings and the Subsidiary Guarantors.

“Guarantor Obligations” shall have the meaning assigned to such term in Section 7.08(a).

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following:  hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation pursuant to any Environmental Law.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Immaterial Subsidiary” shall mean any Restricted Subsidiary of Holdings (other than Borrower), which, together with its own Restricted Subsidiaries, as consolidated in the consolidated financial statements of Holdings, accounts for (i) less than 1.0% of the consolidated assets of Holdings and its Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter of Holdings and its Restricted Subsidiaries for which financial information is available and (ii) less than 1.0% of Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of Holdings; provided that (x) all Immaterial Subsidiaries shall not, in the aggregate, account for more than 3.0% of the consolidated assets of Holdings as of such most recently ended fiscal quarter or for more than 3.0% of the Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such most recently ended period of four consecutive fiscal quarters and (y) no Subsidiary that is an obligator under the Senior Notes (or any refinancing thereof) shall be an Immaterial Subsidiary.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.20(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.20(c).

“Incremental Revolving Commitment” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Loan” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Loan Lender” shall mean a Lender with an Incremental Revolving Loan Commitment or an outstanding Incremental Revolving Loan.

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.20(c)(i).  Each Incremental Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.

“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.20(c)(iii).

“Indebtedness” of any person shall mean, without duplication: (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and (ii) earnouts, escrows, holdbacks and similar deferred payment obligations so long as they are contingent or not yet fixed); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (f) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (g) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Subordination Agreement” shall mean the intercompany subordination agreement substantially in the form of Exhibit P.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan or Swingline Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated and (d) with respect to any Term Loan, the Term B Loan Maturity Date or an Incremental Term Loan Maturity Date, as the case may be.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or nine or twelve months if agreed to by all affected Lenders) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided, however, that an Interest Period shall be limited to the extent required under Section 2.03(e).

“Investments” shall have the meaning assigned to such term in Section 6.04.  For purposes of covenant compliance with respect to Investments in persons other than Borrower or a Subsidiary Guarantor, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment; provided that the amount of any Investment in a person that is not Borrower or a Subsidiary Guarantor shall be deemed to be reduced by any cash returns on such Investment to Borrower or a Subsidiary Guarantor.

“IP Filing Collateral” shall mean Collateral consisting solely of Intellectual Property for which a security interest can be perfected by filing a UCC financing statement or filing with the United States Patent and Trademark Office or Copyright Office.

“IPO” shall mean the first underwritten public offering by Holdings or a parent entity of Holdings of its Equity Interests consisting of Voting Stock after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Issuing Bank” shall mean, as the context may require, (a) UBS AG, Stamford Branch, in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“JV Guarantor” shall mean a JV Subsidiary that is a Guarantor.

“JV Subsidiary” shall mean, any Restricted Subsidiary of any Company which is not a Wholly Owned Subsidiary and the business and management thereof is jointly controlled by the holders of the Equity Interests therein pursuant to customary joint venture arrangements, provided that such Subsidiary does not have and is not liable in respect of any Indebtedness other than Non-Recourse Debt of such JV Subsidiary and, only if such joint venture is a Guarantor, the Obligations and the obligations under the Senior Note Documents.

“Laws” shall have the meaning assigned to such term in Section 5.15(a).

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18.  The amount of the LC Commitment shall initially be $15,000,000, as the same may be increased by the mutual written agreement of Borrower, the Administrative Agent and the Issuing Bank, but in no event exceed the Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time.  The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit H, or such other form as shall be approved reasonably by the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.15.

“Lenders” shall mean (a) the persons (other than a natural person) that have become a party hereto pursuant to a Lender Addendum and (b) any person (other than a natural person) that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such Person that has ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is five Business Days prior to the Revolving Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full London Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two London Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.  Notwithstanding the foregoing, for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second London Business Day preceding the date of determination).  “Telerate

British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, claim, charge, collateral assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Intercompany Subordination Agreement, the Notes (if any), the Disclosure Letter and the Security Documents and, solely for purposes of Section 8.01(e), the Fee Letter and the Funding Indemnity Agreement.

“Loan Parties” shall mean Holdings, Borrower and the Subsidiary Guarantors.

“Loans” shall mean, as the context may require, a Revolving Loan, a Term Loan or a Swingline Loan (and shall include any Loans contemplated by Section 2.20).

“London Business Day” shall mean any day on which banks are generally open for dealings in dollar deposits in the London interbank market.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Disruption Loans” shall mean Loans the rate of interest applicable to which is based upon the Market Disruption Rate, and such Loans shall for all purposes hereunder and under the other Loan Documents be treated as ABR Loans, including for purposes of determining the Applicable Margin with respect thereto.

“Market Disruption Rate” shall mean, for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the Alternate Base Rate for such day.  Any change in the Market Disruption Rate shall be effective as of the opening of business on the effective day of any change in the Alternate Base Rate.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, financial condition or material agreements of Holdings and its Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties to fully and timely perform any of their material obligations under any Loan Document; or (c) a material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document.

“Material Subsidiary” shall mean any Restricted Subsidiary of Holdings that is not an Immaterial Subsidiary.

“Maximum Available Net Assets” shall have the meaning assigned to such term in Section 7.10.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Merger” shall have the meaning assigned to such term in the first recital hereto.

“Merger Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Merger Agreement Representations” shall have the meaning assigned to such term in Section 4.01(q).

“Merger Documents” shall mean the collective reference to the Merger Agreement and the other documents listed on Schedule 3.21.

“Merger Sub” shall have the meaning assigned to such term in the preamble hereto.

“MNPI” shall have the meaning assigned to such term in Section 10.01(d).

“Moody’s” shall mean Moody’s Investor Service, Inc.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in the form of Exhibit J or other form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” shall mean (a) each Real Property identified as a Mortgaged Property on Schedule 7(a) to the Perfection Certificate dated the Closing Date and (b) each owned Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(d).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a)           with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Holdings or any of its Restricted Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Restricted Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Restricted Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 180 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)           with respect to any Debt Issuance or issuance of Disqualified Capital Stock by Holdings or any of its Restricted Subsidiaries or any other issuance or sale of Equity Interests by Holdings or any of its Restricted Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c)           with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Debt” shall mean Indebtedness of a JV Subsidiary:  (a) as to which no Company provides any guaranty or credit support of any kind or is directly or indirectly liable (as a guarantor or otherwise), (b) which does not provide any recourse against any of the assets of any Company (other than such JV Subsidiary); and (c) no default with respect thereto would permit upon notice, lapse of time or both, any holder of any Indebtedness of any Company (other than the Loans) of a Company (other than such JV Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.  For the avoidance of doubt, customary capital contribution requirements under the governing documents of a JV Subsidiary that are entirely independent of any such Indebtedness and relate solely to capital calls in the ordinary course of business of such JV Subsidiary shall not invalidate the status of the Indebtedness of such JV Subsidiary classified as Non-Recourse Debt pursuant to the terms of this definition.

“Notes” shall mean any notes evidencing the Term Loans, Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit K-1, K-2 or K-3.

“Obligations” shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning set forth in the definition of “Embargoed Person.”

“Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president and one of the Financial Officers, each in his or her official (and not individual) capacity.

“OID” shall have the meaning set forth in Section 2.20(c)(iv).

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (and any interest, additions to tax or penalties applicable thereto).

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit L-1 or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L-2 or any other form reasonably approved by the Collateral Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct and indirect (a) acquisition of all or substantially all of the property of any person, or of any business, division or unit of any person; or (b) acquisition of all or substantially all of the Equity Interests of any person, and otherwise causing such person to become a Restricted Subsidiary (other than a JV Subsidiary); or (c) merger or consolidation or any other combination with any person causing such person to become a Restricted Subsidiary (other than a JV Subsidiary); provided that each of the following conditions shall be met:

(i)            no Event of Default then exists or would result therefrom;

(ii)           after giving effect to such transaction on a Pro Forma Basis, (A) Borrower shall be in compliance with all covenants set forth in Sections 6.09 (a) and (b) as of the last day of the most recent Test Period, and (B) the excess of the aggregate Revolving Commitment as of the date of the consummation of such transaction over the aggregate Revolving Exposure of all Lenders as of the date of and after giving effect to the consummation of such transaction shall equal at least $10,000,000;

(iii)          no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness of the related seller or the business, person or properties acquired, except to the extent permitted under Section 6.01;

(iv)          the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Restricted Subsidiaries are permitted to be engaged in under Section 6.14 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents in accordance with Section 5.11 and shall be free and clear of any Liens, other than Permitted Collateral Liens in the case of Collateral and Permitted Liens in the case of all other acquired property;

(v)           the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi)          all transactions in connection therewith shall be consummated in accordance in all material respects with all applicable Requirements of Law;

(vii)         with respect to any transaction involving Acquisition Consideration of more than $20,000,000, unless the Administrative Agent shall otherwise agree, Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last two fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding five years pertaining to the person or business to be acquired and updated projections for Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation (or substantially final drafts of) pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders;

(viii)        at least three Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

(ix)           the Acquisition Consideration (exclusive of (x) any amounts financed with the Available Basket Amount or (y) Acquisition Consideration consisting of Qualified Capital Stock of Holdings) for all Permitted Acquisitions since the Closing Date shall not exceed the Acquisition Threshold; provided that any Equity Interests constituting all or a portion of such Acquisition Consideration shall not have a cash dividend requirement on or prior to the Final Maturity Date.

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, Permitted Liens and (b) in the case of Mortgaged Property, the Liens described in clauses (a), (b), (d), (e), (g) and (l) of Section 6.02 in addition to the Liens set forth on Schedule B to the respective Title Policy delivered pursuant to Section 4.01(m)(i), Section 5.11 or Section 5.12.

“Permitted Holders” shall mean (a) Sponsors and (b) their Controlled Investment Affiliates.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Subordinated Indebtedness” shall mean Subordinated Indebtedness the sole obligor of which is Holdings that (i) will not mature prior to the 180th day following the Term B Loan Maturity Date, (ii) has no scheduled amortization of principal or required or mandatory redemptions, or repurchases, sinking fund obligation or payments of principal prior to the 180th day following the Term B Loan Maturity Date, (iii) does not require any payments of interest or amounts in respect of the principal thereof (other than payments made through the increase of the principal amount thereof) prior to the 180th day following the Term B Loan Maturity Date, (iv) that is contractually subordinate or junior in right of payment (including as to “standstill” provisions) to the Obligations on terms reasonably satisfactory to the Administrative Agent, (v) contains covenants, events of default and other material terms that are reasonably satisfactory to the Administrative Agent, and (vi) is not secured by any Lien.

“Permitted Tax Distributions” shall mean payments, dividends or distributions by Borrower (or another Restricted Subsidiary of Holdings) to Holdings (or its direct or indirect parent) in order for Holdings (or its direct or indirect parent) to pay the portion of its consolidated or combined U.S. federal, state and local income taxes attributable to the income of Borrower and any of Borrower’s Restricted Subsidiaries in an amount not to exceed the income tax liabilities that would have been payable by Borrower and its Restricted Subsidiaries on a stand-alone basis, reduced by any such income taxes paid or to be paid directly by Borrower or its Restricted Subsidiaries; provided that the amount of any such payments, dividends or distributions attributable to any income of an Unrestricted Subsidiary shall be limited to the cash distributions made by such Unrestricted Subsidiary to Borrower or its Restricted Subsidiaries for such purpose.  In determining the stand-alone income tax liability of Borrower and its Subsidiaries for purposes of the preceding sentence, any interest expense of Holdings shall be treated as an interest expense of Borrower.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Platform” shall have the meaning set forth in Section 10.01(c).

“PPSA” shall mean the Personal Property Security Act (Ontario), the Civil Code of Québec or any other applicable Canadian federal, provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time.  References to sections of the PPSA shall be construed to also refer to any successor sections.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Pro Forma Basis” shall mean on a basis in accordance with Section 1.04.

“Pro Forma Cost Savings” shall mean, with respect to any period, the reduction in net costs and related adjustments (which may include cost savings resulting from head count reduction, closure of facilities and similar restructurings) (a) that were directly attributable to a Subject Transaction that occurred during the relevant Test Period or except as provided in Section

1.04(a), after the end of the Test Period and on or prior to the applicable Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the Closing Date and as interpreted by the staff of the SEC, (b) that were actually implemented in connection with a Subject Transaction during the relevant Test Period or except as provided in Section 1.04(a), after the end of the Test Period and prior to the applicable Calculation Date and are supportable and quantifiable by the underlying accounting records, or (c) that relate to a Subject Transaction that has occurred and that Borrower projects in good faith based upon specifically identifiable actions taken or to be taken within 12 months of the date of consummation of such Subject Transaction; provided that (1) the only cost savings added in the calculation of Consolidated EBITDA pursuant to this definition in respect of the Transactions shall be the deemed amount of such cost savings equal to $1,100,000, (2) the aggregate amount of cost savings added in the calculation of Consolidated EBITDA pursuant to this definition shall not exceed $4,000,000 in the aggregate for any one Subject Transaction and $8,000,000 in the aggregate for any fiscal year and no amount shall be carried forward to any succeeding fiscal year, (3) in the case of clause (c) a duly completed certificate (the “Cost Savings Certificate”) signed by a Responsible Officer of Borrower shall have been delivered to the Administrative Agent, specifying the Subject Transaction and the expected reduction in net costs and related adjustments in reasonable detail and certifying that (i) Borrower projects such reduction in net costs and related adjustments in good faith based upon the actions specifically identified in such certificate, (ii) such actions are to be taken within (A) in the case of any reduction in net costs and related adjustments in connection with the Transactions, 12 months after the Closing Date and (B) in all other cases, within 12 months after the consummation of the applicable Subject Transaction, (4) no reduction in net costs and related adjustments shall be added pursuant to this definition or Section 1.04 to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, or of the actual costs savings realized, (5) reductions in net costs and related adjustments may no longer be added in calculating Consolidated EBITDA pursuant to this definition or Section 1.04 for periods commencing more than 12 months after the applicable Subject Transaction and (6) for each Test Period after the first Test Period for which cost savings for a Subject Transaction are reflected, the amount of reduction in net costs and related adjustments to be included in the calculation of Consolidated EBITDA with respect to such Subject Transaction for such period shall be reduced by 25% in the case of such Test Period immediately following the first Test Period for which cost savings for a Subject Transaction are reflected, and an additional 25% in the case of each of such other Test Periods, of the total amount of such reduction in net costs and related adjustments in respect thereof (in the case of clause (c) as specified in the Cost Savings Certificate).

“Pro Forma Effect” shall mean with respect to any Subject Transaction, Permitted Acquisition or other event, as applicable, giving effect to such Subject Transaction, Permitted Acquisition or other event on a Pro Forma Basis.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment; provided that for purposes of Section 2.19(b) and (c), “Pro Rata Percentage” shall mean the percentage of the total Revolving Commitments (disregarding the Revolving Commitment of any Defaulting Lender to the extent its Swingline Exposure or LC Exposure is reallocated to the non-Defaulting Lenders) represented by such Lender’s Revolving

Commitment.  If the Revolving Commitments have terminated or expired, the Pro Rata Percentage shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Public Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Ratings” shall mean, collectively, monitored public corporate credit/family ratings of Borrower and ratings of the Loans.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Term Loan” shall have the meaning assigned to such term in Section 10.02(e).

“Register” shall have the meaning assigned to such term in Section 10.04(b).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Fund” shall mean, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Remaining Loan Party” shall have the meaning assigned to such term in Section 7.10.

“Replacement Term Loan” shall have the meaning assigned to such term in Section 10.02(e).

“Required Class Lenders” shall mean (i) with respect to each Class of Term Loans, Lenders having more than 50% of all Term Loans of such Class outstanding (subject to Section 10.04(h)) and (ii) with respect to Revolving Loans, Required Revolving Lenders.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding, LC Exposure and unused Commitments; provided (i) that the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (ii) that Section 10.04(h) shall apply to Term Loans held by Affiliated Lenders.

“Required Revolving Lenders” shall mean Lenders having more than 50% of all Revolving Commitments or, after the Revolving Commitments have terminated, more than 50% of all Revolving Exposure; provided that the Revolving Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law, and shall include any, all zoning, building ordinances and codes, building permits and decrees of any Governmental Authority whether now in effect or hereafter enacted.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Subsidiary” shall mean any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or by an Increase Joinder, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $30,000,000.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(b).  Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

“Revolving Maturity Date” shall mean the date which is five years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“S&P” shall mean Standard and Poor’s Rating Group, a division of The McGraw-Hill Corporation.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctions” shall have the meaning assigned to such term in Section 3.12.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Issuing Bank, the Lenders and each counterparty to a Hedging Agreement or Treasury Services Agreement (which in the case of any counterparty other than any Agent or its Affiliates, shall be designated by Borrower as a Secured Party at the time such agreement is entered into), if at the date of entering into such Hedging Agreement or Treasury Services Agreement such person was an Agent or a Lender or an Affiliate of an Agent or a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.03, 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit M among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, the Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or Canadian law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“Seller” shall have the meaning assigned to such term in the first recital hereto.

“Senior Note Agreement” shall mean any indenture, note purchase agreement or other agreement pursuant to which the Senior Notes are issued as in effect on the date hereof and thereafter amended from time to time, to the extent permissible under this Agreement.

“Senior Note Documents” shall mean the Senior Notes, the Senior Note Agreement, the Senior Note Guarantees and all other documents executed and delivered with respect to the Senior Notes or the Senior Note Agreement.

“Senior Note Guarantees” shall mean the guarantees of Holdings and the Subsidiary Guarantors pursuant to the Senior Note Agreement.

“Senior Notes” shall mean Borrower’s 8.00% Senior Notes due 2018 issued pursuant to the Senior Note Agreement.

“Specified Equity Contribution” shall mean any cash contribution to the common equity of Holdings and/or any other cash purchase or investment in the Equity Interests of Holdings (other than Disqualified Capital Stock), the cash proceeds of which are contributed to Borrower as cash common equity; provided that the Equity Financing shall not constitute a Specified Equity Contribution.

“Specified Person” shall have the meaning assigned to such term in Section 3.23.

“Specified Representations” shall have the meaning assigned to such term in Section 4.01(q).

“Sponsors” shall, collectively, mean The Veritas Capital Fund III, L.P. and The Veritas Capital Fund, IV, L.P., and each shall individually be a “Sponsor”.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument, in each case in form and substance reasonably acceptable to the Issuing Bank and issued for any legal purpose.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).  Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Stock Certificates” shall mean certificates evidencing Collateral consisting of Equity Interests of each Subsidiary of Holdings for which a security interest can be perfected by delivering such stock certificates.

“Subject Transaction” shall mean any of the Transactions, any future acquisition, investment, disposition, issuance, incurrence or repayment of Indebtedness, offering, issuance or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation, multi-year strategic initiative or any other action specified in the Cost Savings Certificate made by Borrower or any of its Restricted Subsidiaries, including through mergers or consolidations, or any person or any of its Restricted Subsidiaries acquired by Borrower or any of its

Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower and such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, and (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Holdings.

“Subsidiary Guarantor” shall mean each Restricted Subsidiary listed on Schedule 1.01(b), and each other Restricted Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11; provided that, for the avoidance of doubt, Borrower will not be deemed to be a Subsidiary Guarantor.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and indicating the flood zone designation (with proper annotation based on federal Flood Insurance Rate Maps or the state or local equivalent) and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(m)(iii) or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17.  The amount of the Swingline Commitment shall initially be $5,000,000, but shall in no event exceed the Revolving Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term B Loan hereunder on the Closing Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term B Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial aggregate amount of the Lenders’ Term B Loan Commitments is $150,000,000.

“Term B Loan Lender” shall mean a Lender with a Term B Loan Commitment or an outstanding Term B Loan.

“Term B Loan Maturity Date” shall mean the date which is six years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Term B Loans” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.01(a).  Each Term B Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitments” shall mean the Term B Loan Commitments and the Incremental Term Loan Commitments.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09.

“Term Loans” shall mean the Term B Loans and the Incremental Term Loans.

A “Test Period” at any time shall mean the period of four consecutive fiscal quarters of Borrower ended on or prior to such time (taken as one accounting period); provided that for purposes of making any determinations hereunder on a Pro Forma Basis “Test Period” shall refer to the last four consecutive fiscal quarter period for which consolidated financial statements of Holdings have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable.

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 4.01(m)(iii).

“Total Available Net Assets” shall have the meaning assigned to such term in Section 7.08(a).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

“Transaction Costs” shall mean the fees, costs and expenses payable by Holdings, Borrower or any of Borrower’s Subsidiaries in connection with the Transactions.

“Transaction Documents” shall mean the Merger Documents, the Senior Note Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Merger; (b) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (c)  the Equity Financing; (d) the execution, delivery and performance of and the issuance of the Senior Notes; and (e) the payment of all fees and expenses to be paid on or prior to or within 270 days after the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UCC Filing Collateral” shall mean Collateral, excluding Stock Certificates, consisting solely of assets for which a security interest can be perfected by filing a UCC financing statement.

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of Holdings (other than Borrower) that shall have been designated an Unrestricted Subsidiary by Holdings in the manner provided below and (b) any Subsidiary of an Unrestricted Subsidiary.  Holdings may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if (i) neither such Subsidiary nor any of its Subsidiaries owns any Equity Interests of, or holds any Lien on any property of, Holdings, Borrower or any other Restricted Subsidiary (other than a Restricted Subsidiary which is also concurrently becoming an Unrestricted Subsidiary), (ii) after giving effect to such designation, Holdings shall be in compliance with Section 6.04 (it being understood that, for purposes of determining such compliance, all Investments made (at the time of and following such designation) by Loan Parties in any Subsidiary so designated, shall be deemed to be Investments in an Unrestricted Subsidiary), (iii) after giving effect to such designation, Borrower and the Restricted Subsidiaries shall be in compliance on a Pro Forma Basis with the covenants contained in Section 6.09 recomputed as at the last day of the most recent Test Period, as if such designation had occurred on the first day of each relevant period for testing such compliance and (iv) no Default shall have occurred and be continuing or would result therefrom.  Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if (i) no Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect to such designation, Borrower and the Restricted Subsidiaries are in compliance on a Pro Forma Basis with the covenants contained in Section 6.09 recomputed as at the last day of the most recent Test Period.  Holdings shall promptly notify the Administrative Agent in writing of any such designation (and the Administrative Agent shall notify the Lenders) and shall deliver to the Administrative Agent a certificate signed by a Financial Officer of Borrower certifying that such designation complied with the foregoing provisions together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (iii) of the second sentence of this definition or in clause (ii) of the third sentence of this definition, as applicable.  For the avoidance of doubt, the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.  As of the Closing Date, there are no Unrestricted Subsidiaries.

“USA PATRIOT Act” shall have the meaning set forth in the definition of “Anti-Terrorism Laws.”

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares or the functional equivalent thereof, or Equity Interests that are required to be held by another person in order to satisfy a Requirement of Law prescribing an equity owner resident in the local jurisdiction) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02              Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03              Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein and in the other Loan Documents), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”  Any reference to a “Schedule” herein shall be deemed to be a reference to a Schedule in the Disclosure Letter.

SECTION 1.04              Certain Calculations.

(a)           For purposes of (i) determining compliance with the financial covenants set forth in Section 6.09, including pursuant to clause (ii) of the definition of “Permitted Acquisitions,” the definition of “Unrestricted Subsidiary”, Section 2.20(b)(iii), Section 6.01(m) and Section 6.07(d) and (ii) the calculation of the Total Leverage Ratio for purposes of the definition of “Applicable ECF Percentage” (collectively, the “Applicable Calculations”), the following shall apply, except that when calculating compliance with the financial covenants set forth in Section 6.09 on an actual basis (but not when giving Pro Forma Effect to a Permitted Acquisition pursuant to clause (ii) of the definition of “Permitted Acquisitions”) and calculating the Total Leverage Ratio for purposes of the definition of “Applicable ECF Percentage,” the events described in this Section 1.04 that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect.

(b)           If any Subject Transaction (other than Subject Transactions covered by Section 1.04(c)) shall have occurred during the applicable Test Period or subsequent to such Test Period and on or prior to the applicable Calculation Date (as hereinafter defined), the Applicable Calculations shall be calculated with respect to such period giving Pro Forma Effect to such Subject Transaction, including Pro Forma Cost Savings (and the change in any associated Consolidated EBITDA resulting therefrom), as if they had occurred on the first day of the Test Period.

(c)           In the event that Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness subsequent to the commencement of the Test Period for which the Applicable Calculations are being calculated and on or prior to the date on which the event for which the Applicable Calculations are being calculated occurs or as of which the calculation is otherwise made (the “Calculation Date”), then the Applicable Calculations will be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness (and any change in Consolidated Interest Expense resulting therefrom), and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Test Period, provided that (i) in calculating the Cash Interest Coverage Ratio no Pro Forma Effect shall be given to the incurrence or repayment of working capital borrowings, unless such Indebtedness has been permanently repaid and (ii) in calculating the Total Leverage Ratio as of the Calculation Date or the last day of the Test Period, the amount of outstanding Consolidated Indebtedness shall be calculated based upon the amount outstanding as of the Calculation Date or such last day of the Test Period, as the case may be, giving Pro Forma Effect to the incurrence or repayment of any such Indebtedness on such date.

(d)           If since the beginning of the Test Period any person (that subsequently became a Restricted Subsidiary of Borrower or was merged with or into Borrower or any Restricted Subsidiary of Borrower since the beginning of such period) shall have made any transaction that would have required adjustment pursuant to this Section 1.04, then the Applicable Calculations shall be calculated giving Pro Forma Effect thereto for such period as if such transaction had occurred at the beginning of the applicable Test Period.

(e)           In calculating the Applicable Calculations, any Person that is a Restricted Subsidiary of Borrower on the applicable Calculation Date will be deemed to have been a Restricted Subsidiary of Borrower at all times during such Test Period.

(f)            In calculating the Applicable Calculations, any Person that is not a Restricted Subsidiary of Borrower on the applicable Calculation Date will be deemed not to have been a Restricted Subsidiary of Borrower at any time during such Test Period.

(g)           In calculating the Applicable Calculations, if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the applicable Calculation Date had been the applicable rate for the entire period (after giving effect to the operation of any Hedging Agreement applicable to such Indebtedness).

(h)           In calculating the Applicable Calculations for any period, interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the portion of the period during which the Indebtedness was outstanding.

(i)            For purposes of determining compliance with Section 6.09(a) and (b) on a Pro Forma Basis in order to determine the permissibility of a transaction to the extent such compliance is being measured as of a date prior to the last day of the first Test Period for which the covenants in Sections 6.09(a) and (b) are required to be satisfied, the levels set forth in Sections 6.09(a) and (b) for the last day of such first Test Period shall be deemed to apply in determining compliance with such covenants.

(j)            In calculating the Applicable Calculations, Unrestricted Subsidiaries shall be disregarded.

(k)           Calculations of ratios and tests for Pro Forma Basis shall be made for the Test Period then in effect at such time.

SECTION 1.05              Accounting Terms; GAAP.

(a)           Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders.

(b)           Notwithstanding any other provision contained herein, all terms of an accounting or financial nature shall be construed, and all computations of amounts and ratios referred to in, and determinations of compliance with the provisions of, Section 6.09 (including all relevant definitions used therein or for such purposes) hereof shall be made without giving effect to any election under FASB Accounting Standards Codification (“ASC”) 805, 810 or 825 (or any other part of FASB Accounting Standards Codification having a similar result or effect) for all purposes, including to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value” or to include any gain or loss attributable thereto in the calculation of net income (or loss) of any Loan Party or any Subsidiary of any Loan Party.

SECTION 1.06              Resolution of Drafting Ambiguities.

Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II.

THE CREDITS

SECTION 2.01              Commitments.

Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly:

(a)           to make a term loan to Borrower on the Closing Date in the principal amount equal to its Term B Loan Commitment; and

(b)           to make revolving loans to Borrower, at any time and from time to time on or after the Closing Date until the earlier of the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment; provided however, that loans made pursuant to this Section 2.01(b) on the Closing Date shall only be used to fund the Transactions and shall not exceed $5,000,000 plus amounts to fund upfront fees in accordance with the Fee Letter.

Amounts paid or prepaid in respect of Term Loans may not be reborrowed.  Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

SECTION 2.02              Loans.

(a)           Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.18(e)(i) and (ii), (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $500,000 or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b)           Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)           Except with respect to Loans deemed made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)           Unless the Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurodollar Borrowing), and at least 2 hours prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent at the time of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent within one (1) Business Day of demand therefor such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.  Nothing in this Section 2.02(d) shall be deemed to release any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

(e)           Notwithstanding any provision to the contrary contained herein, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, Term B Loan Maturity Date or Incremental Term Loan Maturity Date, as applicable.

SECTION 2.03              Borrowing Procedure.

To request Loans, Borrower shall deliver, by hand delivery, e-mail through a “pdf” copy (if arrangements for doing so have been approved by the Administrative Agent) or facsimile, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of Eurodollar Loans, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or such shorter period as the Administrative Agent is willing to accommodate) or (ii) in the case of ABR Loans (other than Swingline Loans), not later than 12:00 noon, New York City time, on the Business Day of the proposed Borrowing.  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a)           whether the requested borrowing is to be a borrowing of Revolving Loans, Term B Loans or Incremental Term Loans;

(b)           the aggregate amount of such borrowing;

(c)           the date of such borrowing, which shall be a Business Day;

(d)           whether such borrowing is to be for ABR Loans or Eurodollar Loans;

(e)           in the case of Eurodollar Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; provided that prior to the earlier of (i) the date that is 90 days after the Closing Date and (ii) the date the completion of the primary syndication of the Commitments and Loans (as determined by the Arranger) (or such shorter period as may be approved by UBS Securities LLC), the Interest Period shall be one month;

(f)            the location and number of Borrower’s account to which funds are to be disbursed; and

(g)           that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice.

If no election as to the Type of Loans is specified, then the requested borrowing shall be for ABR Loans.  If no Interest Period is specified with respect to any requested Eurodollar Loan, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04              Evidence of Debt; Repayment of Loans.

(a)           Promise to Repay.  Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09, (ii) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (iii) to the

Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)           Lender and Administrative Agent Records.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain records including (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.  The entries made in the records maintained by the Administrative Agent and each Lender pursuant to this paragraph shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.  In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(c)           Promissory Notes.  Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit K-1, K-2 or K-3, as the case may be.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.  Upon the request of Borrower after payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted), each Lender that has received a promissory note pursuant to this Section 2.04(c) shall deliver such promissory note to Borrower for cancellation.

SECTION 2.05              Fees.

(a)           Commitment Fee.  Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to the Applicable Fee per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates.  Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Revolving Commitment terminates.  Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)           Administrative Agent Fees.  Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times set forth in that certain fee letter dated as of the Closing Date between UBS AG, Stamford Branch and the Borrower (the “Administrative Agent Fees”).

(c)           LC and Fronting Fees.  Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations), or, if greater, a flat fee of $1000 per annum,  during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder, which, for as long as UBS AG, Stamford Branch is the Issuing Bank, will include an issuance fee of $500 per Letter of Credit, additional drawing fees of $250.00 per draw, amendment fees of $200 per amendment and $250 for renewals on each anniversary of an Auto-Renewal Letter of Credit.  Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate.  Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Fees payable to UBS AG, Stamford Branch, as Issuing Bank, shall be paid to Issuing Bank in immediately available funds no later than 11:00 am (New York Time) on the due date thereof pursuant to wiring information provided separately to Borrower by UBS AG, Stamford Branch.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor.  All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  All amounts paid pursuant to this Section 2.05(c) shall be non-refundable.

(d)           All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fronting Fees directly to the Issuing Bank.  None of the Fees shall be refundable under any circumstances.

SECTION 2.06              Interest on Loans.

(a)           ABR Loans.  Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)           Eurodollar Loans.  Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)           Default Rate.  Notwithstanding the foregoing, if there is an Event of Default pursuant to Section 8.01(a), (b), (g) or (h), then the Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other outstanding amount, 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d)           Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           Interest Calculation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07              Termination and Reduction of Commitments.

(a)           Termination of Commitments.  The Term B Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.  The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Revolving Maturity Date.  Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on April 15, 2011, if the initial Credit Extension shall not have occurred by such time.

(b)           Optional Terminations and Reductions.  At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $250,000 and not less than $250,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c)           Borrower Notice.  Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this Section 2.07(c) shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08              Interest Elections.

(a)           Generally.  Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08.  Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section 2.08 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)           Interest Election Notice.  To make an election pursuant to this Section 2.08(b), Borrower shall deliver, by hand delivery or facsimile or e-mail, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting Loans of the Type resulting from such election to be made on the effective date of such election.  Each Interest Election Request shall be irrevocable.  Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; provided that prior to the earlier of (i) the date that is 90 days after the Closing Date and (ii) the date the completion of the primary syndication of the Commitments and Loans (as determined by the Arranger), the Interest Period shall be one month.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c)           Automatic Conversion to ABR Borrowing.  If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09              Amortization of Term Borrowings.

Borrower shall pay to the Administrative Agent, for the account of the Term B Loan Lenders and the Incremental Term Loan Lenders, on the dates set forth on Annex I or the applicable Increase Joinder, respectively, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term B Loans and Incremental Term Loans (if any), respectively, equal to the amount set forth on Annex I or the applicable Increase Joinder, respectively, for such date (as adjusted from time to time pursuant to Section 2.10(g)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.  To the extent not previously paid, all Term B Loans shall be due and payable on the Term B Loan Maturity Date and all Incremental Term Loans shall be due and payable on the applicable Incremental Term Loan Maturity Date.

SECTION 2.10              Optional and Mandatory Prepayments of Loans.

(a)           Optional Prepayments.  Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 or, if less, the outstanding principal amount of such Borrowing.

(b)           Revolving Loan Prepayments.

(i)            In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

(ii)           In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iii)          In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iv)          In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(v)           In the event that the aggregate Swingline Exposure exceeds the Swingline Commitment then in effect, Borrower shall, without notice or demand, immediately repay or prepay Swingline Loans in an aggregate amount sufficient to eliminate such excess.

(c)           Asset Sales.  Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Restricted Subsidiaries, Borrower shall make prepayments without premium or penalty in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)            no such prepayment shall be required under this Section 2.10(c) with respect to (A) any Asset Sale permitted by Section 6.06(a), (c), (d), (e), (f), (h), (j), (k) or (l), (B) the disposition of property which constitutes a Casualty Event, or (C) any Asset Sales made by any Foreign Restricted Subsidiary to the extent that (1) the Net Cash Proceeds of all such Asset Sales of all Foreign Restricted Subsidiaries together with the Net Cash Proceeds of Casualty Events described in Section 2.10(e)(i)(y)(A) do not exceed $15,000,000 in the aggregate during the term of this Agreement, (2) local Requirements of Law prohibit such Foreign Restricted Subsidiary from making payment of the Net Cash Proceeds of such Asset Sale to the Loan Parties, whether through the repayment of intercompany loans, dividends or otherwise (provided that to the extent any such Requirements of Law permit such payments at a later time, such prepayment shall be required within five Business Days thereafter) or (3) Borrower determines in good faith that repatriation to the United States of any such Net Cash Proceeds of an Asset Sale by a Foreign Restricted Subsidiary would have a material adverse tax consequence with respect to such funds (provided that if such funds are so repatriated by such Foreign Restricted Subsidiary, such repatriated funds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment pursuant to Section 2.10(g)); and

(ii)           so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that such Net Cash Proceeds are expected to be reinvested, or committed to be reinvested, in fixed or capital assets within 12 months following the date of such Asset Sale; provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 12-month period (or if the Loan Parties have entered into binding contractual commitments for reinvestment within such 12-month period, not so reinvested within 18 months following the date of such Asset Sale), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12.

(d)           Debt Issuance or Disqualified Capital Stock Issuance.  Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance or issuance of Disqualified Capital Stock by Holdings or any of its Restricted Subsidiaries, Borrower shall make prepayments without premium or penalty in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e)           Casualty Events.  Not later than five Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by Holdings or any of its Restricted Subsidiaries, Borrower shall make prepayments without premium or penalty in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)            no such prepayment shall be required under this Section 2.10(e) with respect to any Casualty Event (x) to the extent such Casualty Event (together with any related Casualty Events) result in Net Cash Proceeds of $500,000 or less or (y) with respect to an asset of any Foreign Restricted Subsidiary to the extent that (A) the Net Cash Proceeds of all such Casualty Events of all Foreign Restricted Subsidiaries together with the Net Cash Proceeds of Asset Sales described in Section 2.10(c)(i)(C)(1) do not exceed $15,000,000 in the aggregate during the term of this Agreement, (B) local Requirements of Law prohibit such Foreign Restricted Subsidiary from making payment of the Net Cash Proceeds of such Casualty Event to the Loan Parties, whether through the repayment of intercompany loans, dividends or otherwise (provided that to the extent any such Requirements of Law permit such payments at a later time, such prepayment shall be required within five Business Days thereafter) or (C) Borrower determines in good faith that repatriation to the United States of any such Net Cash Proceeds of a Casualty Event of a Foreign Restricted Subsidiary would have a material adverse tax consequence with respect to such funds (provided that if such funds are so repatriated by such Foreign Restricted Subsidiary, such repatriated funds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment pursuant to Section 2.10(g));

(ii)           so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that such proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to be reinvested in other fixed or capital assets to be used in Borrower’s business, or committed to be so used or reinvested, no later than 12 months following the date of receipt of such proceeds; provided that if all or any portion of such proceeds is not so used or reinvested within such 12-month period (or if the Loan Parties have entered into binding contractual commitments for reinvestment within such 12-month period, not so used or reinvested within 18 months following the date of such Casualty Event), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(e); provided, further, that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(iii)          if any portion of such Net Cash Proceeds shall not be so applied within such 12-month period (or if the Loan Parties have entered into binding contractual commitments for such application within such 12-month period, shall not be so applied within 18 months following the date of receipt of such proceeds), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(e).

(f)            Excess Cash Flow.  No later than five Business Days after the date on which the financial statements with respect to each fiscal year in which an Excess Cash Flow Period occurs are or are required to be delivered pursuant to Section 5.01(a) (without giving effect to any grace period applicable thereto), Borrower shall make prepayments without premium or penalty in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow for the Excess Cash Flow Period then ended minus (B) any voluntary prepayments of Term Loans pursuant to Section 2.10(a) during such Excess Cash Flow Period and any voluntary prepayments of Revolving Loans pursuant to Section 2.10(a) during such Excess Cash Flow Period to the extent accompanied by equivalent permanent reductions of the Revolving Commitments pursuant to Section 2.07(b), other than prepayments of Term Loans or Revolving Loans funded with the proceeds of Indebtedness.

(g)           Application of Prepayments.  Mandatory prepayments shall be applied, first, to any Term Loans outstanding and, second, after the Term Loans outstanding have been prepaid in full, to the Revolving Loans outstanding, without any reduction of the Revolving Commitments, and third to cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), without any reduction of the Revolving Commitments.  Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(h), subject to the provisions of this Section 2.10(g).  In the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the aggregate amount of such prepayment shall be allocated between the Term B Loans and each other Class of Incremental Term Loans pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class.  Notwithstanding the foregoing any Term Loan Lender may elect, by written notice to the Administrative Agent at least one Business Day prior to the prepayment date, to decline all or any portion of any mandatory prepayment of its Term Loans, pursuant to this Section 2.10, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans, but was so declined shall be ratably offered to each Term Loan Lender that initially accepted such mandatory prepayment.  Any amounts rejected by such Lenders shall be retained by or repaid to Borrower.  Any prepayments of Term Loans of any Class (i) pursuant to Section 2.10(c), (d), (e) or (f) shall be applied to reduce scheduled repayments required under Section 2.09, first, in direct order to such scheduled repayments due on the next eight Term Loan Repayment Dates for such Class of Term Loans occurring following such prepayment and, second, on a pro rata basis among the repayments remaining to be made on each other Term Loan Repayment Date for such Class of Term Loans or (ii) pursuant to Section 2.10(a) shall be applied as directed by Borrower.

Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans, respectively.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as applicable.  Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), then, at the election of Borrower only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and the Excess Amount shall be either (A) deposited in an escrow account on terms reasonably satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

(h)           Notice of Prepayment.  Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of debt or equity financing, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied.  Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11              Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)           the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Eurodollar Borrowing requested to be made on the first day of such Interest Period shall be made as a Market Disruption Loan, (ii) any Borrowing that were to have been converted on the first day of such Interest Period to a Eurodollar Borrowing shall be continued as a Market Disruption Loan and (iii) any outstanding Eurodollar Borrowing shall be converted, on the last day of the then-current Interest Period, to a Market Disruption Loan.

SECTION 2.12              Yield Protection.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

(ii)           subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 2.15 and the imposition of, or change in the rate of, any Excluded Tax); or

(iii)          impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered, it being understood that to the extent duplicative of the provisions of Section 2.15, this Section 2.12 shall not apply to Taxes.

(b)           Capital Requirements.  If any Lender or the Issuing Bank determines (in good faith, but in its sole discretion) that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the basis for its claim and the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrower shall be prima facie evidence.  Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof) .

SECTION 2.13              Breakage Payments.

In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto, (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b), or (e) prior to the date that is 90 days after the Closing Date, any assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profit related to any interest margin on such amount).  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be prima facie evidence of the amount thereof.  Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14              Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           Payments Generally.  Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at Stamford, Connecticut, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b)           Pro Rata Treatment.

(i)      Subject to Section 2.19, each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii)     Subject to Section 2.19, each payment on account of principal of the Term B Loans shall be allocated among the Term B Loan Lenders pro rata based on the principal amount of the Term B Loans held by the Term B Loan Lenders.  Each payment on account of principal of any Class of Incremental Term Loans shall be allocated among the Incremental Term Loan Lenders for such Class pro rata based on the principal amount of the Incremental Term Loans in such Class held by the Incremental Term Loan Lenders.  Each payment by Borrower on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c)           Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.  It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d)           Sharing of Set-Off; Sharing of Proceeds.  If any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim, by exercising any rights or remedies pursuant to any California Mortgage with respect to Account Collateral (as defined in such California Mortgage) including by exercise of remedies pursuant to Section 2.5 of such California Mortgage or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Holdings or any Subsidiary thereof (as to which the provisions of this paragraph (d) shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim (and the remedies provided for in each California Mortgage with respect to the Account Collateral identified therein) with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e)           Borrower Default.  Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.15              Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased by the Loan Parties as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)           Payment of Other Taxes by Borrower.  Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)           Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of any withholding tax with respect to any payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to Borrower and to the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the above two sentences, in the case of any taxes other than U.S. federal withholding taxes, the completion, execution and submission of documentation shall not be required to the extent that, in the Lender’s judgment, such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would be disadvantageous to such Lender in any material respect.

Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it may lawfully do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit Q, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(iv)          to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit Q, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign

Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate, in substantially the form of Exhibit Q, on behalf of such beneficial owner(s), or

(v)           any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time or change in such Foreign Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (1) deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and Borrower in writing of its inability to deliver any such forms, certificates or other evidence.

Any Lender that is not a Foreign Lender shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9, or any successor form(s), certifying that it is not subject to U.S. federal backup withholding.

Each Foreign Lender that is entitled to an exemption from or reduction of any withholding tax imposed under FATCA shall comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide any other documentation reasonably requested by Borrower or the Administrative Agent sufficient for the Administrative Agent and Borrower to comply with their obligations under FATCA and to determine that such Foreign Lender has complied with such applicable reporting requirements.

(f)            Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.15, it shall promptly pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to a Loan Party the payment of which would place the Administrative Agent or such Lender in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been imposed in the first instance.

(g)           Payments.  For purposes of this Section 2.15, (i) any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from a Loan Party on behalf of such Lender shall be treated as a payment from such Loan Party to such Lender and (ii) if a Lender is treated as a partnership by a jurisdiction imposing an Indemnified Tax, any withholding or payment of such Indemnified Tax by the Lender in respect of any of such Lender’s partners shall be considered a withholding or payment of such Indemnified Tax by the applicable Loan Party.

(h)           Issuing Bank.  For all purposes of this Section 2.15, the term Lender shall include any Issuing Bank and the Swingline Lender.

SECTION 2.16              Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender or the Issuing Bank requests compensation under Section 2.12, or requires Borrower to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 2.15, then such Lender or the Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans and/or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender or the Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender or the Issuing Bank.  Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or the Issuing Bank in connection with any such designation or assignment.  A certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b)           Replacement of Lenders.  If any Lender or the Issuing Bank requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 2.15, or if any Lender or the Issuing Bank is a Defaulting Lender, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender or the Issuing Bank and the Administrative

Agent, require such Lender or the Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the processing and recordation fee specified in Section 10.04(b) shall have been paid;

(ii)           such Lender or the Issuing Bank shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts;

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)          such assignment does not conflict with applicable Requirements of Law.

A Lender or the Issuing Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or the Issuing Bank or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each Lender or the Issuing Bank agrees that, if Borrower elects to replace such Lender or the Issuing Bank in accordance with this Section 2.16(b), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s or the Issuing Bank’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender or the Issuing Bank to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

SECTION 2.17              Swingline Loans.

(a)           Swingline Commitment.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.17 and in its discretion, to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that Borrower shall not use the proceeds of any Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b)           Swingline Loans.  To request a Swingline Loan, Borrower shall deliver, by hand delivery, e-mail through a “pdf” copy (if arrangements for doing so have been approved by the

Swingline Lender) or facsimile, a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan.  Each Swingline Loan shall be an ABR Loan.  The Swingline Lender shall make each Swingline Loan available to Borrower to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.  Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the extension of credit contemplated by such request a Default has occurred and is continuing or would result therefrom.  Swingline Loans shall be made in minimum amounts of $100,000 and integral multiples of $100,000 above such amount.

(c)           Prepayment.  Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 2:00 p.m., New York City time, on the proposed date of prepayment.

(d)           Participations.  The Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent.  Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

SECTION 2.18              Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Restricted Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period.  The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments; provided, however, that only Letters of Credit replacing or backing then existing letters of credit of Borrower and its Restricted Subsidiaries shall be permitted to be issued on the Closing Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall deliver, by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an executed LC Request to the Issuing Bank and the Administrative Agent not later than 12:00 noon on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i)            the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii)           the amount thereof;

(iii)          the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv)          the name and address of the beneficiary thereof;

(v)           whether the Letter of Credit is to be issued for its own account or for the account of one of its Restricted Subsidiaries (provided that Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary);

(vi)          the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii)         the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii)        such other matters as the Issuing Bank may reasonably require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i)            the Letter of Credit to be amended, renewed or extended;

(ii)           the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii)          the nature of the proposed amendment, renewal or extension; and

(iv)          such other matters as the Issuing Bank may reasonably require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied.  Unless the Issuing Bank and the Administrative Agent shall agree otherwise, no Letter of Credit shall be in an initial amount less than $10,000, in the case of a Commercial Letter of Credit, or $250,000, in the case of a Standby Letter of Credit, or is to be denominated in a currency other than Dollars

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each Revolving Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.18(d).  On the first Business Day of each calendar month, the Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Revolving Lender.

(c)           Expiration Date.

(i)            Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date.

(ii)           If Borrower so requests in any LC Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (A) one year from the date of such renewal and (B) the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.18(l) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (1) from the Administrative Agent that any Revolving Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent or Borrower that one or more of the applicable conditions specified in Section 4.02 are not then satisfied.

(d)           Participations.  By the issuance of a Letter of Credit (including on the Closing Date with respect to the Existing Letters of Credit or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.

(i)            If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans or Swingline Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans or Swingline Loans.

(ii)           If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof.  Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii)          If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Revolving Lender and Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the rate per annum set forth in Section 2.18(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f)            Obligations Absolute.  The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Borrower and its Restricted Subsidiaries.  None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Requirements of Law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h)           Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to and including the date that Borrower is required to reimburse such LC Disbursement under Section 2.18(e)(i), at the interest rate then in effect for ABR Loans, and thereafter, at the rate per annum determined pursuant to Section 2.06(c) until (but excluding) the date that Borrower reimburses such LC Disbursement.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to

Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit on terms and in accounts reasonably satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 8.01(g) or (h).  Funds so deposited shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement.  If Borrower is required to provide an amount of cash collateral under this Section 2.18(i) as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(j)            Additional Issuing Banks.  Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such designated Revolving Lender(s).  Any Revolving Lender designated as an issuing bank pursuant to this paragraph (j) shall have all the rights and obligations of the Issuing Bank under the Loan Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as the Issuing Bank, as the context shall require.  The Administrative Agent shall notify the Lenders of any such additional Issuing Bank.  If at any time there is more than one Issuing Bank hereunder, Borrower may, in its sole discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(k)           Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower.  The Issuing Bank may be replaced at any time by written agreement among Borrower, and each Agent.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such resignation of the Issuing Bank shall become effective, Borrower shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.05(c).  From and after the effective date of any such resignation or replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(l)            Other.  The Issuing Bank shall be under no obligation to issue any Letter of Credit if

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii)           the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(m)          Existing Letters of Credit.  Subject to the terms and conditions hereof, each Existing Letter of Credit that is outstanding on the Closing Date and listed on Schedule 1.01(c) shall, effective as of the Closing Date and without any further action by Borrower, be continued as a Letter of Credit hereunder and from and after the Closing Date shall be deemed a Letter of Credit for all purposes hereof and shall be subject to and governed by the terms and conditions hereof.

SECTION 2.19                                           Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           the Commitment Fee shall cease to accrue on the Commitment of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to the Issuing Bank pursuant to clause (b)(v) below);

(b)           if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding;

(iii)          if any portion of such Defaulting Lender’s LC Exposure is cash collateralized pursuant to clause (ii) above, Borrower shall not be required to pay the LC Participation Fee with respect to such portion of such Defaulting Lender’s LC Exposure so long as it is cash collateralized;

(iv)          if any portion of such Defaulting Lender’s LC Exposure is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the LC Participation Fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Pro Rata Percentages; or

(v)           if any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.19(b), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, the Commitment Fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and the LC Participation Fee payable with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(c)           so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with Section 2.19(b), and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (and Defaulting Lenders shall not participate therein); and

(d)           any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.14(d) but excluding Section 2.16(b)) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, Borrower, the Issuing Bank or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage.  The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the non-Defaulting Lenders may have against such Defaulting Lender.  The arrangements permitted or required by this Section 2.19 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 2.20                                           Increase in Commitments.

(a)           Borrower Request.  Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Revolving Maturity Date, an increase to the existing Revolving Commitments (each an “Incremental Revolving Commitment”) and/or (y) the establishment of one or more new term loan commitments (each, an “Incremental Term Loan Commitment” and the term loans made pursuant thereto, the “Incremental Term Loans”) by an amount not in excess of $50,000,000 in the aggregate and not less than $10,000,000 individually.  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as is acceptable to the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that Borrower shall first seek new or increased Commitments on terms permissible under this Section 2.20 and acceptable to Borrower from existing Lenders (pro rata to their original Term B Loan Commitments) before approaching any other Eligible Assignee; provided further that any existing Lender approached to provide a all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment; provided further that each person who is not an existing Lender to which new Commitments are to be allocated must be a bank, financial institution or other institutional lender (other than Sponsors, Holdings, or any Subsidiary or Affiliate of Holdings or Sponsors) reasonably acceptable to the Administrative Agent; provided further that each person who is not an existing Revolving Lender to which Incremental Revolving Commitments are to be allocated must be a bank, financial institution or other institutional lender (other than Sponsors, Holdings or any Subsidiary or Affiliate of Holdings or Sponsors) reasonably acceptable to the Issuing Bank and the Swingline Lender.

(b)           Conditions.  The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

(i)            each of the conditions set forth in Section 4.02(c) — (d) shall be satisfied;

(ii)           no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(iii)          on a Pro Forma Basis after giving effect to any Loans to be outstanding after giving effect to the Incremental Term Loans or Incremental Revolving Commitments, Borrower shall be in compliance with each of the covenants set forth in Section 6.09 as of the end of the most recent Test Period; and

(iv)          Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c)           Terms of New Loans and Commitments.  The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i)            the terms and provisions of Incremental Revolving Commitments shall be identical to the existing Revolving Commitments;

(ii)           the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the weighted average life to maturity of the existing Term B Loans;

(iii)          the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Final Maturity Date;

(iv)          the Applicable Margins for the Incremental Term Loans shall be determined by Borrower and the Lenders of the Incremental Term Loans; provided that in the event that the Applicable Margins for any Incremental Term Loans are greater than 50 basis points plus the Applicable Margins for the Term B Loans, then the Applicable Margins for the Term B Loans shall be increased to the extent necessary so that the Applicable Margins for the Incremental Term Loans are equal to the Applicable Margins for the Term B Loans, giving effect to such increase, plus 50 basis points; provided, further, that in determining the Applicable Margins applicable to the Term B Loans and the Incremental Term Loans, (w) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable directly or indirectly by Borrower or any Subsidiary to the Lenders of the Term B Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (x) customary arrangement or, commitment fees or closing fee payable to the arrangers with respect thereto (or their Affiliates), to the extent not shared with the Lenders on a pro rata basis, in connection with the Term B Loans or to one or more arrangers (or their affiliates) of the Incremental Term Loans, to the extent not shared with the lenders of such Incremental Term Loans on a pro rata basis, in connection with the Incremental Term Loans, shall be excluded, (y) any floor for the Adjusted LIBOR Rate or Alternate Base Rate applicable to the Incremental Term Loans that is higher than the respective floor for the Adjusted LIBOR Rate or Alternate Base Rate applicable to the Term B Loans shall be equated to an increase in the interest rate margin in the amount of the excess of (A) the floor for the Adjusted LIBOR Rate or Alternate Base Rate applicable to the Incremental Term Loans over (B) the Adjusted LIBOR Rate or the Alternate Base Rate applicable to the Term B Loans at such time of determination, and (z) any floor for the Adjusted LIBOR Rate or Alternate Base Rate applicable to the Incremental Term Loans that is lower than the respective floor for the Adjusted LIBOR Rate or Alternate Base Rate applicable to the Term B Loans shall be equated to a decrease in the interest rate margin in the amount of the excess of (A) the floor for the Adjusted LIBOR Rate or Alternate Base Rate applicable to the Term B Loans over (B) the Adjusted LIBOR Rate or the Alternate Base Rate applicable to the Incremental Term Loans at such time of determination; provided that for purposes of this Section 2.20(c)(iv), the “floor” with respect to the Alternate Base Rate shall be the rate set forth in clause (c) of the definition of Alternate Base Rate or any similar component of the Alternate Base Rate which ties such rate to the Adjusted LIBOR Rate.

(v)           to the extent that the terms and provisions of Incremental Term Loans are not identical to the Term B Loans (except to the extent permitted by clause (iii), (iv) or (v) above) they shall be reasonably satisfactory to the Administrative Agent; and

(vi)          any Incremental Term Loans and Loans and Credit Extensions made pursuant to Incremental Revolving Commitments shall rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Term B Loans and the Revolving Commitments.

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance reasonably satisfactory to each of them.  The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.20.  In addition, unless otherwise specifically provided herein, all references in Loan Documents to Term Loans or Term B Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Term Loans that are Term B Loans made pursuant to this Agreement.

(d)           Adjustment of Revolving Loans.  To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Commitments, then each Revolving Lender that is acquiring a new or additional Revolving Commitment on the Increase Effective Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Revolving Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Revolving Lenders pro rata based on their Revolving Commitments after giving effect to such Increase Effective Date.  If there is a new borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.01(b).

(e)           Making of New Term Loans.  On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to Borrower in an amount equal to its new Commitment.

(f)            Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

SECTION 3.01                                           Organization; Powers.

Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02              Authorization; Enforceability.

The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03              No Conflicts.

Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, except for violations that could not reasonably be expected to have a Material Adverse Effect, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04              Financial Statements; Projections.

(a)           Historical Financial Statements.  Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business as of and for the fiscal years ended 2008, 2009 and 2010, audited by and accompanied by the unqualified opinion of KPMG LLP, independent public accountants.  Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP (except as otherwise provided in Sections 5.01(a), (b) and (c)) and present (fairly in all material respects) the financial condition and results of operations and cash flows of Holdings and its Subsidiaries as of the dates and for the periods to which they relate.

(b)           No Liabilities.  Except as set forth in the financial statements referred to in Section 3.04(a) and Section 4.01(e)(iii), there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, other than liabilities under the Loan Documents and the Senior Note Documents and other Indebtedness permitted by Section 6.01.  Since the Closing Date, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c)           Forecasts.  The forecasts of financial performance of Holdings and its Subsidiaries furnished to the Lenders pursuant to Section 4.01(e)(iii) or 5.01(f) have been prepared in good faith by Borrower and based on assumptions believed by Borrower to be reasonable at the time furnished (it being understood by the parties that forecast by their nature are inherently uncertain and are not a guarantee of financial performance and actual results may differ from forecast and such differences may be material).

SECTION 3.05              Properties.

(a)           Generally.  Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Collateral Liens and, in the case of all other material property, Permitted Liens and other irregularities or deficiencies in title that, individually or in the aggregate, do not interfere in any material respect with the ability of the Companies, taken as a whole, to conduct their business as currently conducted.  The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent that the failure to be in such condition could not be reasonably expected to result in a Material Adverse Effect and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b)           Real Property.  Schedules 7(a) and 7(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Company as of the date hereof and describes the type of interest therein held by such Company and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Company and whether such Lease requires the consent of the landlord thereunder, or other party thereto, to the Transactions.

SECTION 3.06              Intellectual Property.

(a)           Ownership/No Claims.  Each Company owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 3.06(a), no claim has been asserted and is pending by any person alleging that any Company or the conduct of its business has infringed or is infringing the Intellectual Property rights of any third party or challenging or questioning the validity or effectiveness of any such Intellectual Property that is owned by any Company, nor does any Company know of any threatened or anticipated claims, in each case, either individually or together with any of the items set forth on Schedule 3.06(a), that could reasonably be expected to result in a Material Adverse Effect.   Each Company’s business as presently conducted does not infringe the rights of any person, except such infringements that individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Registrations.  Except pursuant to licenses and other user agreements entered into by each Company in the ordinary course of business or that are listed in Schedule 11(a) or 11(b) to the Perfection Certificate, on and as of the date hereof (i) each Company owns and possesses the right to use, and has not authorized or otherwise permitted any other person to use, each Copyright, Patent or Trademark (as such terms are defined in the Security Agreement) listed in Schedule 11(a) or 11(b) to the Perfection Certificate and (ii) all material registrations listed in Schedule 11(a) or 11(b) to the Perfection Certificate are valid and in full force and effect.

(c)           No Violations or Proceedings.  To each Company’s knowledge, on and as of the date hereof, there is no material violation by others of any right of such Company with respect to any copyright, patent or trademark listed in Schedule 11(a) or 11(b) to the Perfection Certificate, except as may be set forth on Schedule 3.06(c).

SECTION 3.07              Equity Interests and Subsidiaries.

(a)           Equity Interests.  Schedules 1(a) and 9(a) to the Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date.  All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable.  All Equity Interests of Borrower are owned directly by Holdings.  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Agreement and nonconsensual Liens permitted by Section 6.02, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b)           No Consent of Third Parties Required.  No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder, any other trust beneficiary or any issuer is necessary (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(c)           Organizational Chart.  An accurate organizational chart, showing the ownership structure of Holdings, Borrower and each Subsidiary on the Closing Date, and after giving effect to the Transactions, is set forth on Schedule 3.07(c).

SECTION 3.08              Litigation; Compliance with Laws.

(a)           There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that challenges the enforceability or legality of any Loan Document or any of the Transactions or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b)           No Loan Party nor any of its Restricted Subsidiaries nor any director, officer or, to the knowledge of such Loan Party, agent, employee or Affiliate of such Loan Party or Restricted Subsidiary, is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA and any applicable anti-corruption law of any Governmental Authority.  Each Loan Party, its Restricted Subsidiaries and their respective Affiliates have conducted their businesses in compliance with, in all material respects, applicable anti-corruption laws of any Governmental Authority and the FCPA and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

SECTION 3.09              Agreements.

No Company is in default in any manner under any provision of any agreement or instrument to which it is a party or by which it or any of its property is or may be bound (other than any agreement or instrument evidencing Indebtedness), and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, in each case where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10              Federal Reserve Regulations.

No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.  The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

SECTION 3.11              Investment Company Act.

No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12              Use of Proceeds.

(a)           Borrower will use the proceeds of (a) the Term B Loans made on the Closing Date to effect the Merger, refinance certain existing Indebtedness of the Companies and pay related fees and expenses, (b) any Incremental Term Loans for the purposes specified in the applicable Increase Joinder and (c) the Revolving Loans and Swingline Loans on and after the Closing Date for general corporate purposes (including to effect Permitted Acquisitions), it being understood that the only Revolving Exposure permitted on the Closing Date is Revolving Loans to (i) replace existing letters of credit of the Acquired Business and pay fees and expenses related to the Transactions of up to $5,000,000.

(b)           Each Loan Party and its Subsidiaries will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner, other Specified Person, any other person or entity to fund any activities of or business with any Specified Person, any other person or entity, or in any other country or territory that, at the time of such funding, is the subject of sanctions or embargoes under regulations imposed by the United Nations Security Council, the European Union, OFAC, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), or in any other manner that will result in a violation by any Specified Person (including any Specified Person participating in the transaction, whether as underwriter, advisor, investor or otherwise), any other person or entity of Sanctions.

SECTION 3.13              Taxes.

Each Company has (a) timely filed or caused to be timely filed all material U.S. federal Tax Returns and all material state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects, (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it in writing, except Taxes (i) which are being contested in good faith by appropriate proceedings if such contest operates to suspend collection of the contested Tax and such Company has set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, have a Material Adverse Effect and (c) satisfied all of its Tax withholding obligations except for failures that could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.  Each Company has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable.  Each Company is unaware of any proposed or pending Tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.  Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, no Company has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

SECTION 3.14              No Material Misstatements.

No written information furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with any Credit Extension (including the Confidential Information Memorandum) or any other Loan Document (excluding for this purpose projections and forward-looking statements), taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified (it being understood that this representation is given to the Company’s knowledge with respect to information regarding the Acquired Business provided by or based on information provided by the Seller on or prior to the Closing Date).  The projections and forward-looking statements contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, are by their nature inherently uncertain and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein and such differences may be material.

SECTION 3.15              Labor Matters.

There are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened, which could reasonably be expected to have a Material Adverse Effect.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect.  All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 3.15, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.16              Solvency.

Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the present fair saleable value of the properties of Holdings (on a consolidated basis with its Restricted Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Holdings (on a consolidated basis with its Restricted Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Holdings (on a consolidated basis with its Restricted Subsidiaries) has not incurred and does not intend to incur or believe it will incur, debts and liabilities, subordinated, contingent or otherwise, beyond its ability to pay such debts and liabilities as they become due; and (d) Holdings (on a consolidated basis with its Restricted Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.17              Employee Benefit Plans.

Each Company and its Restricted Subsidiaries is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder as such provisions apply to any Plan or any employee benefit plan of Company and its Restricted Subsidiaries, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect; and no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.

To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities except where the failure to comply or be maintained in good standing could not reasonably be expected to have a Material Adverse Effect.  No Company has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.18              Environmental Matters.

(a)           Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)            the Companies and their businesses, operations and Real Property are in compliance with, and to the knowledge of the Companies, the Companies have no liability under, any applicable Environmental Law;

(ii)           the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, and all such Environmental Permits are valid and in good standing;

(iii)          there has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or to the knowledge of the Companies formerly owned, leased or operated by the Companies that could result in liability by the Companies under any applicable Environmental Law;

(iv)          there is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies or relating to the Real Property currently or to the knowledge of the Companies formerly owned, leased or operated by the Companies, or relating to the operations of the Companies and to the knowledge of the Companies there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim;

(v)           no person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation;

(vi)          no Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vii)         no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(viii)        to the knowledge of the Companies, no Lien has been recorded or threatened in writing under any Environmental Law with respect to any Real Property or other assets of the Companies; and

(ix)           the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law.

(b)           As of the Closing Date, the Companies have made available to the Administrative Agent all material and non-privileged records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently owned, operated, leased or used by the Companies.

SECTION 3.19              Insurance.

Schedule 3.19 sets forth a true, complete and correct description of all material insurance maintained by each Loan Party as of the Closing Date.  All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has, to their knowledge, received notice of violation or cancellation thereof.  Each Company has insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.20              Security Documents.

(a)           Security Agreement.  The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are accepted by the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than (1) such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction and (2) the Intellectual Property (as defined in the Security Agreement)), in each case subject to no Liens other than Permitted Liens.

(b)           PTO Filings, Copyright Office Filing.  When the Security Agreement or a short form thereof is filed in the United States Copyright Office and the United States Patent and Trademark Office in the manner prescribed by each office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Copyrights (as defined in such Security Agreement) registered with the United States Copyright Office or Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office, as the case may be, in each case subject to no Liens other than Permitted Collateral Liens (it being understood that subsequent recordings in the United States Copyright Office or the United States Patent and Trademark Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the date hereof).

(c)           Mortgages.  Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent.

(d)           Valid Liens.  Each Security Document delivered after the Closing Date pursuant to Sections 5.11, 5.12 and 5.16 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are accepted by the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, such Collateral in which a Loan Party has rights and in which a security interest can be created and perfected under the UCC as in effect at the relevant time and in the relevant jurisdiction, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

SECTION 3.21              Merger Documents.

Schedule 3.21 lists as of the Closing Date, (i) each exhibit, schedule, annex or other attachment to the Merger Agreement and (ii) each material agreement or other material document that is being delivered in satisfaction of the conditions precedent to the consummation of the Merger.  The Administrative Agent has been furnished true and complete copies of each Merger Document to the extent executed and delivered on or prior to the Closing Date.

SECTION 3.22              Anti-Terrorism Laws.

(a)           Except as otherwise disclosed on Schedule 3.23, no Loan Party nor any of its Subsidiaries (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that violates the Anti-Terrorism Laws.

(b)           The funds used by the Loan Parties to pay the Lenders will not be derived from activities that violate Anti-Terrorism Laws.

(c)           No Loan Party, nor any of its Subsidiaries acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(d)           Except as otherwise disclosed on Schedule 3.23, no Loan Party, nor any of its Subsidiaries, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person or person subject to Sanctions, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any Anti-Terrorism Law.

SECTION 3.23              No Conflict with Customs, International Trade and OFAC Laws.

(a)           No Loan Party nor any of its Subsidiaries, any director, officer, nor to the knowledge of the Loan Parties after reasonable due diligence, employee, agent, Affiliate or representative of such Loan Party or Subsidiary (each, a “Specified Person”) is an Embargoed Person or subject to Sanctions, nor is any Loan Party or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

(b)           Except as otherwise disclosed in Schedule 3.23, each of the Loan Parties and its Subsidiaries is in compliance with, in all material respects, and has not committed any material violation in the five years preceding the Closing Date, of applicable law or regulation, permit, order or other decision or requirement having the force or effect of law or regulation of any governmental entity concerning the importation of products, the exportation or re-exportation of products (including technology and services), the terms and conduct of international transactions and the making or receiving of international payments, namely, as applicable, the Tariff Act of 1930, as amended, and other laws, regulations and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, the Trading

With the Enemy Act, as amended, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by OFAC, the anti-boycott Laws administered by the U.S. Department of Commerce and the anti-boycott Laws administered by the U.S. Department of the Treasury.

ARTICLE IV.

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01              Conditions to Initial Credit Extension.

The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a)           Loan Documents.  The Loan Documents shall be reasonably satisfactory to the Administrative Agent.  There shall have been delivered to the Administrative Agent by the Loan Parties an executed counterpart of each of the Loan Documents and the Perfection Certificate, except for Security Documents not required to be delivered on the Closing Date and listed (or pursuant to the provisions of paragraphs (m) and (n) of this Section 4.01, deemed listed) on Schedule 5.16.

(b)           Corporate Documents.  The Administrative Agent shall have received:

(i)            a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)) and (D) with respect to Borrower, that attached thereto is a true and complete copy of the Advisory Agreement and that, as of the Closing Date, there have been no amendments or modifications thereto; and

(ii)           a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority).

(c)           Officers’ Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of

Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01(p) and (q).

(d)           Financings and Other Transactions, etc.

(i)      The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with Requirements of Law and the terms of the Merger Agreement, without the waiver or amendment of any terms contained in the definitive Merger Agreement as in effect on November 24, 2010, adverse in any material respect to the Lenders not approved by the Administrative Agent and the Arranger it being understood and agreed that (x) none of the following are materially adverse to the Lenders: (i) a reduction of less than 10% in the consideration payable under the Merger Agreement and (ii) an increase in such purchase price amount funded solely by an increase in the Equity Financing and (y) any change in the purchase price amount other than those described in clause (x) is deemed to be materially adverse to the Lenders.

(ii)     The Equity Financing shall have been consummated, and the terms and documentation of the Equity Financing (to the extent it does not consist of the issuance of common stock by Holdings or by Borrower to Holdings) shall be reasonably satisfactory to the Arranger.

(e)           Financial Statements; Pro Forma Balance Sheet; Projections.  The Administrative Agent shall have received the following:

(i)            within 45 days after the end of each fiscal quarter of the current fiscal year starting with the fiscal quarter ending on or about December 31, 2010, the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business as of and for such fiscal quarter, for the period elapsed from the beginning of the current fiscal year to the end of such fiscal quarter and for the comparable period of the preceding fiscal year, which financial statements shall have been prepared on a basis consistent in all material respects with the quarterly financial statements filed by the Acquired Business with the Securities and Exchange Commission prior to November 24, 2010 (it being understood that the requirements of this clause (i) shall be deemed satisfied by the filing of the Acquired Business of its Form 10-Q containing such financial statements within the time period specified herein);

(ii)           Borrower’s unaudited pro forma consolidated balance sheet and statements of income and cash flows and pro forma EBITDA, for the fiscal year ended October 1, 2010, and as of and for the latest four-quarter period ending on the last day covered by the quarterly financials required by Section 4.01(e)(ii), in each case after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of income and cash flows.  The pro forma financial statements delivered pursuant to this Section 4.01(e)(ii) shall have been prepared on a basis consistent in all material respects with the financial statements required by Section 4.01(e)(i) and the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the

Acquired Business for the fiscal year ended October 1, 2010, and shall otherwise be reasonably acceptable to the Administrative Agent; and

(iii)          forecasts of the financial performance of Borrower and its Subsidiaries (x) on an annual basis, through 2016 and (y) on a quarterly basis, through the end of the 2012 fiscal year.

(f)            [Reserved].

(g)           Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Bank, a customary written opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Loan Parties, (ii) each local counsel listed on Schedule 4.01(g), in each case (A) dated the Closing Date and (B) addressed to the Agents, the Issuing Bank and the Lenders.

(h)           Solvency Certificate.  The Administrative Agent shall have received a solvency certificate in the form of Exhibit O, dated the Closing Date and signed by the chief financial officer of Borrower.

(i)            [Reserved].

(j)            [Reserved].

(k)           Fees.  The Arranger, Administrative Agent, Collateral Agent and Lenders shall have received all Fees, the other fees payable pursuant to the Fee Letter and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the reasonable legal fees and expenses of Cahill Gordon & Reindel LLP, special counsel to the Agents, and the reasonable fees and expenses of any reasonably necessary local counsel, appraisers, consultants and other advisors, in each case, retained after consultation with Borrower) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document or under the Commitment Letter.

(l)            Personal Property Requirements.  The Collateral Agent shall have received:

(i)            all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii)           promissory notes evidencing all intercompany debt owed to any Loan Party executed by the applicable Companies, accompanied by instruments of transfer undated and endorsed in blank;

(iii)          all other certificates, agreements, approvals or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement);

(iv)          UCC financing statements in appropriate form for filing under the UCC, PPSA filings under the PPSA of the applicable provinces, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(v)           certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, each of a recent date listing all effective financing statements that name any Loan Party as debtor and that are filed in those jurisdictions in which any Loan Party is organized or maintains its chief executive office and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Collateral Liens or any other Liens acceptable to the Collateral Agent); and

(vi)          evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents;

provided, however, that, other than with respect to any UCC Filing Collateral, Stock Certificates and IP Filing Collateral, to the extent any security interest in the Collateral is not perfected on the Closing Date after the Loan Parties’ use of commercially reasonable efforts to do so, the perfection of such security interests shall not constitute a condition precedent to the initial Credit Extension if the Loan Parties agree to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within 90 days after the Closing Date or such later date as may be agreed by the Administrative Agent, acting in its reasonable discretion, in writing (in which case such documents and instruments shall be deemed added to Schedule 5.16).

(m)          Real Property Requirements.  The Collateral Agent shall have received:

(i)            a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(ii)           with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged

Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii)          with respect to each Mortgage, an American Land Title Association Mortgagee policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in an amount equal to the fair market value of such Mortgaged Property and fixtures, which fair market value is set forth on Schedule 4.01(m)(iii), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than Permitted Collateral Liens;

(iv)          with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be reasonably required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v)           evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(vi)          with respect to each Mortgaged Property, each Company shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property.

(vii)         Surveys that include a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; it being agreed that notwithstanding the foregoing of this Section 4.01(m)(vii), (A) with respect to the Mortgaged Property identified on Schedule 7(a) to the Perfection Certificate as being located in Palo Alto, California, the requirements of this Section 4.01(m)(vii) shall be deemed satisfied by the delivery by Borrower or one of its Subsidiaries to the Title Company of an Affidavit of No Change to Survey with respect to the survey of such Mortgaged Property performed by Kier & Wright Civil Engineers & Surveyors, Inc., Job No. A04011, initially dated February of 2004 and last revised on November 16, 2004 which is sufficient to cause the Title Company to issue the Title Policy for such

Mortgaged Property without the standard survey exception, and (B) with respect to the Mortgaged Property identified on Schedule 7(a) to the Perfection Certificate as being located in Beverly, Massachusetts, the requirements of this Section 4.01(m)(vii) shall be deemed satisfied by the delivery by Borrower or one of its Subsidiaries to the Title Company of an Affidavit of No Change to Survey with respect to the survey of such Mortgaged Property performed by Hancock Associates, Project No. 8476, initially dated February 13, 2004 and last revised on January 31, 2005 which is sufficient to cause the Title Company to issue the Title Policy for such Mortgaged Property without the standard survey exception.

provided, however, that to extent the requirements of this Section 4.01(m) or 4.01(g)(ii) are not satisfied after the Loan Parties’ use of commercially reasonable efforts to do so, the requirements of this Section 4.01(m) shall not constitute a condition precedent to the initial Credit Extension if the Loan Parties agree to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to satisfy Section 4.01(m) or 4.01(g)(ii), within 90 days after the Closing Date or such later date as may be agreed by the Administrative Agent, acting in its reasonable discretion, in writing (in which case such documents and instruments shall be deemed added to Schedule 5.16 and be subject to the time period set forth in this proviso).

(n)           Insurance.  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(o)           USA PATRIOT Act.  The Lenders and the Administrative Agent shall have timely received the information required under Section 10.13 that has been requested in writing at least five Business Days prior to the Closing Date.

(p)           Business Material Adverse Effect.  Except as qualified or supplemented by the reports filed by the Acquired Business with the Securities and Exchange Commission after October 2, 2009 and prior to November 24, 2010 (excluding any disclosures set forth in any section of any such filing entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature and do not contain a reasonable level of detail about the risks of which the statements warn) or (b) the Company Disclosure Letter delivered by the Acquired Business in connection with the Merger Agreement, since October 2, 2009, there shall not have occurred and be continuing any Business Material Adverse Effect.

(q)           Accuracy of Merger Agreement Representations and Specified Representations. The representations made by the Acquired Business and its Subsidiaries (as defined in the Merger Agreement) in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that Borrower (or any of its affiliates) has the right not to consummate the Transaction or to terminate its obligations under the Merger Agreement as a result of a breach or inaccuracy of such representations in the Merger Agreement (the “Merger Agreement

Representations”), and the Specified Representations (as defined below), shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.  For purposes hereof, “Specified Representations” means the representations and warranties relating to Holdings and its Subsidiaries set forth in Sections 3.01(a), 3.02 with respect to the Loan Documents, 3.03(b) with respect to the Loan Documents or (c) with respect to the Loan Documents, 3.10, 3.11, 3.16, 3.20 (but only to the extent relating to Collateral in which a Lien in favor of the Collateral Agent is required to be perfected by the Closing Date pursuant to clauses (l) and (m) above), and 3.22 (limited to the Patriot Act).

(r)            Certain conditions precedent in Section 4.02.  Satisfaction of the condition precedent in Section 4.02(a) and (d).

(s)           Confidential Information Memorandum.  The Arranger shall have received the final Confidential Information Memorandum at least 21 days prior to the Closing Date.

SECTION 4.02              Conditions to All Credit Extensions.

The obligation of each Lender and each Issuing Bank to make any Credit Extension (excluding the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)           Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b)           No Default.  At the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.

(c)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d)           USA Patriot Act. With respect to Letters of Credit issued for the account of a Restricted Subsidiary only, the Lenders and the Administrative Agent shall have timely received the information required under Section 10.13.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by Borrower of the proceeds of such Credit Extension (other than those for the initial Credit Extension on the Closing Date) shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b)-(d) have been satisfied.

The making of Credit Extensions hereunder shall not be subject to conditions or requirements that are not set forth in the Loan Documents, and to the extent such conditions or requirements shall have been satisfied or complied with, as the case may be, the making of such Credit Extensions shall be nondiscretionary.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts due and payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations for which no claim has been asserted) and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Restricted Subsidiaries to:

SECTION 5.01              Financial Statements, Reports, etc.

Furnish to the Administrative Agent:

(a)           Annual Reports.  Within 90 days after the end of each fiscal year, beginning with the fiscal year ending on or about September 30, 2011, (i) the consolidated balance sheet of Holdings as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of a “big four” accounting firm or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification, other than a qualification related to the maturity of Loans at the Revolving Maturity Date, the Term B Loan Maturity Date or the Final Maturity Date, as applicable) stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the dates and for the periods specified in accordance with GAAP (such opinion, an “Acceptable Opinion”), (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Holdings for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Holdings for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the requirements of clause (a)(i) shall be deemed satisfied by the filing of a Form 10-K of Holdings in respect of such fiscal year with the U.S. Securities and Exchange Commission, so long as such Form 10-K (x) is publicly available on the Internet without charge, (y) is filed on or before the 90th day following the end of such fiscal year and (z) contains an Acceptable Opinion);

(b)           Quarterly Reports.  Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending on or about January 1, 2011, (i) the consolidated balance sheet of Holdings as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year (provided that with respect to any fiscal quarter that ends on or prior to the first anniversary of the Closing Date, the foregoing requirement that such financial statements be presented in comparative form shall only apply to the extent financial statements of Holdings or the Acquired Business exist for such comparable periods in the previous fiscal year), and notes thereto, all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements for the fiscal year ended on or about September 30, 2010, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Holdings for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts, and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the requirements of clause (b)(i) shall be deemed satisfied by the filing of a Form 10-Q of Holdings in respect of such fiscal quarter with the U.S. Securities and Exchange Commission, so long as such Form 10-Q (x) is publicly available on the Internet without charge and (y) is filed on or before the 45th day following the end of such fiscal quarter);

(c)           Financial Officer’s Certificate.  (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) beginning with the fiscal quarter ending on or about March 31, 2011, setting forth computations in reasonable detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.09(a) and (b) and, in a case of a delivery of financial statements pursuant to Section 5.01(a), Section 6.09(c)

and, concurrently with any delivery of financial statements under Section 5.01(a) above (beginning with the fiscal year ending on or about September 30, 2012), setting forth Borrower’s calculation of Excess Cash Flow and (C) showing a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, beginning with the fiscal year ending on or about September 30, 2011, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to Section 6.09 has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(d)           Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;

(e)           Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(f)            Budgets.  Within 90 days after the beginning of each fiscal year commencing on or about October 1, 2011, a budget for Holdings in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for each month of such fiscal year prepared in detail, with appropriate presentation and discussion of the principal assumptions upon which such budget is based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of Holdings is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget;

(g)           Organization.  Concurrently with any delivery of financial statements under Section 5.01(a), confirmation that there are no changes to Schedule 9(a) to the Perfection Certificate;

(h)           [Reserved];

(i)            Unrestricted Subsidiaries.  Simultaneously with the delivery of financial statements referred to in Sections 5.01(a) and (b) above, if during any of the periods covered by the statement of income contained therein Borrower shall have one or more Unrestricted Subsidiaries, then such financial statements shall contain a footnote with information in reasonable detail summarizing the differences between the financial statements delivered pursuant to Sections 5.01(a) and (b)  and the results of operations and financial condition of Borrower and its Restricted Subsidiaries without giving effect to the results or condition of any such Unrestricted Subsidiaries; and

(j)            Other Information.  Promptly, from time to time, such other material information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02              Litigation and Other Notices.

Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings acquires knowledge thereof:

(a)           any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c)           any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect; and

(d)           the occurrence of a Casualty Event resulting in a loss exceeding $5,000,000.

SECTION 5.03              Existence; Businesses and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; pay and perform its obligations under all Leases (except where the failure to pay or perform, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect); and except as could not reasonably be expected to result in a Material Adverse Effect, at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all repairs, renewals, additions, improvements and replacements thereto reasonably necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal or failure by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to re-

sult in a Material Adverse Effect; or (iii) the abandonment or any other failure to obtain, preserve, renew, extend or keep in full force and effect by any Company of any rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks or trade names that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04              Insurance.

(a)           Generally.  Maintain such insurance, with financially sound and reputable insurers, in such amounts, to such extent and against such risks as is customary for companies in the same or similar businesses operating in the same or similar locations.

(b)           Requirements of Insurance.  All such insurance with respect to Collateral shall name the Collateral Agent as mortgagee (in the case of real property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.

(c)           Notice to Agents.  (i) Notify the Administrative Agent and the Collateral Agent promptly whenever any material separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, (ii) use commercially reasonable efforts to provide 30 days’ notice to the Administrative Agent prior to cancellation of any insurance coverage with respect to the Collateral by any Loan Party and (iii) provide prompt written notice after the date of such cancellation in the event of cancellation of any insurance coverage with respect to the Collateral by an insurer.

(d)           Flood Insurance.  With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e)           Mortgaged Properties.  No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mort gage or that is reasonably likely to be the basis for a valid defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

SECTION 5.05              Obligations and Taxes.

(a)           Payment of Obligations.  Pay its obligations (other than Indebtedness obligations) promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such obligation, Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (y) the failure to pay could not reasonably be expected to, individually or in the aggregate, to result in a Material Adverse Effect.

(b)           Filing of Returns.  Timely and correctly file all material Tax Returns required to be filed by it and withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

SECTION 5.06              Employee Benefits.

(a)           Furnish to the Administrative Agent (x) as soon as possible after, and in any event within 15 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in either liability of the Companies or any of their ERISA Affiliates in an aggregate amount for all of the Companies and their ERISA Affiliates exceeding $1,000,000 or in the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contrib uted to by any Company) as the Administrative Agent shall reasonably request and (z) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if any Company or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Company or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Maintaining Records; Access to Properties and Inspections.  Keep proper books of record and account (i) in which full, true and correct entries are made in all material respects in conformity with all Requirements of Law, (ii) in form permitting financial statement conforming with GAAP to be derived therefrom and (iii) in which all material dealings and transactions in relation to its business and activities are recorded.  Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company upon reasonable notice at reasonable times and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of such Company with the officers of such Company and advisors for such Company (including independent accountants); provided, however, that (a) unless an Event of Default has occurred and is continuing, no more than one such visit for the Administrative Agent and the Lenders shall be permitted in each fiscal year (but it is understood that the Lenders or the Administrative Agent may also have a reasonable number of telephone conferences to have such discussions regarding such topics without reference to the foregoing limitation), (b) the Administrative Agent shall cooperate so that such visit does not materially disrupt the normal operations of the Companies, and (c) the Administrative Agent shall conduct each such inspection in compliance with all reasonable safety and security requirements of the Companies.  The Companies shall have no obligation to disclose (i) materials that are protected by attorney-client privilege or the disclosure of which would violate applicable law or any confidentiality obligations of the Companies or (ii) trade secrets.

SECTION 5.07              Use of Proceeds.

Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for legal purposes.

SECTION 5.08              Compliance with Environmental Laws; Environmental Reports.

(a)           Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and use commercially reasonable efforts to cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; use commercially reasonable efforts to obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)           If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 90 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

SECTION 5.09              [Reserved].

SECTION 5.10              Additional Collateral; Additional Guarantors.

(a)           Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 60 days after the acquisition thereof or such longer period as may be approved in writing by the Administrative Agent in its reasonable discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem reasonably necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.  Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b)           With respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date or any Subsidiary that ceases to be an Excluded Subsidiary or a JV Subsidiary (to the extent such JV Subsidiary would not then otherwise be an Excluded Subsidiary), promptly (and in any event within 45 days after such person becomes a Subsidiary of a Loan Party or so ceases to be an Excluded Subsidiary or a JV Subsidiary (or such longer period as may be approved in writing by the Administrative Agent in its reasonable discretion)) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party (other than secured intercompany notes owed by any Foreign Subsidiary to any Domestic Subsidiary) together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (other than (x) a JV Subsidiary unless required by Section 5.11(c) or (y) an Excluded Subsidiary) (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto and (B) to take all actions reasonably necessary or advisable to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.  Notwithstanding the foregoing, the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of this Section 5.11(b) shall not include any Equity Interests of a Foreign Subsidiary; provided that this exception shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier CFC representing 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b).

(c)           Notwithstanding the foregoing, but subject to the last sentence of Section 5.11(b) Borrower shall use its commercially reasonable efforts (A) to grant to the Collateral Agent a security interest in the Equity Interest of any newly-formed or after-acquired JV Subsidiary owned directly by any Loan Party and (B) in the case of any JV Subsidiary in which any Loan Party directly or indirectly owns at least 80% of the voting or economic interest, to cause such JV Subsidiary to (i) become a Subsidiary Guarantor, (ii) execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto and, in the case of a Foreign Subsidiary, at the request of the Administrative Agent, execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (iii) take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent (in each case, it being understood that such efforts shall not require any material economic or other significant concessions or result in any material adverse tax consequences with respect the terms or structure of such joint venture arrangements).

(d)           Promptly grant to the Collateral Agent, within 90 days of the acquisition thereof (or such longer period as may be approved by the Administrative Agent its reasonable discretion in writing), a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, has a purchase price of at least $5,000,000, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02).  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Loan Party shall otherwise take such reasonable actions and execute and/or deliver to the Collateral Agent such reasonable documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage)

SECTION 5.11              Security Interests; Further Assurances.

Promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be reasonably necessary or appropriate in connection therewith (as may be obtained using commercially reasonable efforts).  Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.  Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may reasonably require.  If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

SECTION 5.12              Information Regarding Collateral.

(a)           Except as disclosed on Schedule 5.13, no Loan Party will effect any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s identity or organizational structure, (iii) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any or (iv) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than ten days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable.  Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

(b)           Concurrently with the delivery of financial statements pursuant to Section 5.01(a),  deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement

(provided that in the case that there has been no change in the information provided or required to be provided under the Perfection Certificate since the date of the Perfection Certificate or latest Perfection Certificate Supplement, then delivery of such Perfection Certificate Supplement shall not be required) and a certificate of a Financial Officer of Borrower certifying that the Perfection Certificate Supplement sets forth any changes to in the information provided or required to be provided under the Perfection Certificate since the date of the Perfection Certificate or latest Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement.

SECTION 5.13              Maintenance of Ratings.

Use commercially reasonable efforts to obtain Ratings from both S&P and Moody’s and to cause the Loans and Borrower’s corporate credit/family to continue to be rated by S&P and Moody’s (but not to maintain a specific rating).

SECTION 5.14              Compliance with Laws.

(a)           Comply in all material respects with the requirements of all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (“Laws”) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b)           Comply in all material respects with the applicable laws, regulations and executive orders referred to in Section 3.23, including, but not limited, to OFAC, the anti-boycott Laws administered by the U.S. Department of Commerce and the anti-boycott Laws administered by the U.S. Department of the Treasury.

SECTION 5.15              Post-Closing Matters.

Execute and deliver the documents and complete the tasks set forth on Schedule 5.16, in each case within the time limits specified on such schedule or such longer period as may be approved by the Administrative Agent in writing in its reasonable discretion.

ARTICLE VI.

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts due and payable under any Loan Document have been paid in full (other than contingent indemnification obligations for which no claim has been asserted) and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Restricted Subsidiaries to:

SECTION 6.01              Indebtedness.

Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a)           Indebtedness incurred under this Agreement and the other Loan Documents;

(b)           (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b), (ii) the Senior Notes issued on the Closing Date (as in effect on the Closing Date) and related Senior Note Guarantees thereof by the Guarantors; and (iii) refinancings, refundings, renewals, exchanges or extensions of any or all Indebtedness described in clause (i) or (ii); provided that (A) any such refinancing, refunding, renewal, exchange or extension Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed, refinanced, refunded, exchanged or extended plus accrued but unpaid interest thereon, the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing, refunding, renewal, exchange or extension Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being renewed or refinanced and (C) the covenants and events of default shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed, refinanced, refunded, exchanged or extended (as determined by the Board of Directors of Borrower in good faith and as evidenced in a resolution of such Board of Directors);

(c)           Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes;

(d)           Indebtedness permitted by Sections 6.04(f), (l) and (o);

(e)           Indebtedness in respect of Purchase Money Obligations, Capital Lease Obligations and Attributable Indebtedness, and refinancings, refundings, renewals, exchanges or extensions thereof, in an aggregate principal amount for all Companies not to exceed $10,000,000 at any time outstanding;

(f)            Indebtedness incurred by Foreign Restricted Subsidiaries owed to a third party (other than a Loan Party or a Restricted Subsidiary of a Loan Party) in an aggregate principal amount for all Foreign Restricted Subsidiaries not to exceed $10,000,000 at any time outstanding;

(g)           Indebtedness in respect of stay, customs, appeal, statutory, bid, performance or surety bonds, workers’ compensation obligations, self-insurance obligations, bank guarantees and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with re-

spect to letters of credit supporting such stay, customs, appeal, statutory, bid, performance or surety bonds, workers’ compensation obligations, self-insurance obligations, bank guarantees and bankers acceptances (in each case other than for an obligation for money borrowed);

(h)           Contingent Obligations of (i) any Loan Party in respect of Indebtedness of another Loan Party otherwise permitted under this Section 6.01 (other than Section 6.01(l)), (ii) any Loan Party in respect of Indebtedness of any Company that is not a Loan Party, provided that the Investment resulting from the incurrence thereof (equal to the principal amount of the guaranteed Indebtedness) is permissible under Section 6.04(l) and (o) or (iii) any Company that is not a Loan Party in respect of Indebtedness of any other Company that is not a Loan Party;

(i)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of incurrence;

(j)            Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(k)           Indebtedness of a person acquired in a Permitted Acquisition or assumed in connection with a Permitted Acquisition; provided that such Indebtedness exists at the time such Permitted Acquisition is consummated and is not created in anticipation of such Permitted Acquisition;

(l)            Permitted Subordinated Indebtedness of Holdings so long as the proceeds thereof are promptly contributed to Borrower as common equity and any refinancing, refunding, renewals, exchanges or extension of such Permitted Subordinated Indebtedness (so long as Holdings is the only obligor on such refinancing, refunding, renewal, exchange or extension Indebtedness); provided that (A) the aggregate principal amount outstanding at any time of any such Indebtedness permitted under this Section 6.01(l), the proceeds of which are not contributed to Borrower to finance an Investment pursuant to Section 6.04(f)(i), (h), (k), (o), (t) or, to the extent not made in another Company, (s), shall not exceed $10,000,000; (B) any such refinancing, refunding, renewal, exchange or extension Indebtedness permitted under this Section 6.01(l) shall have a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being refinanced, refunded, renewed, exchanged or extended, (C) the covenants, events of default, subordination provisions of such refinancing, refunding, renewal, exchange or extension Indebtedness shall be, in the aggregate, no less favorable to the Lenders than those contained in the Permitted Subordinated Indebtedness being renewed or refinanced (as determined by the Board of Directors of Borrower in good faith as evidenced in a resolution of such Board of Directors);

(m)          unsecured Indebtedness of Borrower (and any related unsecured guarantee by any Guarantor) that (i) will not mature prior to the 180th day following the Term B Loan Maturity Date, (ii) has no (A) scheduled amortization of principal or (B) required or mandatory redemptions, or repurchases, sinking fund obligation or payments of principal prior to the 180th day following the Term B Loan Maturity Date (other than, in the case of this clause (B), those that are no less favorable, taken as a whole, than those that are customary for high yield notes), (iii) contains covenants and events of default that are no less favorable to Holdings and its Restricted Subsidiaries than the terms of this Agreement as of the Closing Date (with respect to clauses (ii)(B) and (iii), as determined by the Board of Directors of Borrower in good faith as evidenced in a resolution of such Board of Directors); provided that (x) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such unsecured Indebtedness or would result therefrom and (y) Borrower is in compliance with Section 6.09 on a Pro Forma Basis after giving effect to such unsecured Indebtedness as of the end of the most recent Test Period;

(n)           Indebtedness of any Loan Party arising from agreements providing for earnouts, escrows, holdbacks and other, similar unsecured deferred payment obligations, indemnification, adjustment of purchase price or other similar obligations, in each case, that are contingent obligations (provided that, to the extent such obligations become due and payable, and are not subject to a good faith dispute, they shall be paid within 30 days of the date on which they are due);

(o)           Non-Recourse Debt of a JV Subsidiary in an aggregate principal amount for all JV Subsidiaries not to exceed $2,500,000 at any time outstanding;

(p)           Indebtedness incurred by Borrower or any of its Restricted Subsidiaries to finance the payment of insurance premiums of Borrower or its Restricted Subsidiaries in the ordinary course of business;

(q)           Contingent Obligations in respect of Indebtedness of directors, officers and employees of Holdings or any of its Restricted Subsidiaries in respect of expenses of such persons in connection with relocations and other bona fide business purposes, in an aggregate amount for all such Indebtedness incurred under this Section 6.01(q) not to exceed $1,000,000 at any one time outstanding;

(r)            Indebtedness of Holdings (that is not guaranteed or given any other credit support by any other Company) evidenced by promissory notes issued to former or current management, directors, officers, consultants or employees (or their transferees, estates or beneficiaries under their estates) of Holdings or any of its Restricted Subsidiaries in lieu of any cash payment permitted to be made under Section 6.07(b); provided that all such Indebtedness shall be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations on terms that are reasonably satisfactory to the Administrative Agent; and

(s)           Indebtedness of one or more Companies in an aggregate principal amount not to exceed $20,000,000 for all Companies at any time outstanding.

SECTION 6.02              Liens.

Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)           inchoate Liens for Taxes not yet due and payable or delinquent and Liens for Taxes which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b)           Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as liens arising under Environmental Laws, carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially impair the use thereof in the operation of the business of the Companies, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid for more than 45 days are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c)           any Lien in existence on the Closing Date and set forth on Schedule 6.02(c), any modification, renewal or extension thereof and any Lien granted as a replacement or substitute therefor; provided that any such modification, renewal, extension or replacement or substitute Lien (i) except as permitted by Section 6.01(b)(iii)(A), does not secure any Indebtedness other than the Indebtedness secured on the Closing Date (plus the amount of accrued and unpaid interest, any premiums required to be paid with respect thereto and reasonable fees and expenses associated therewith) and (ii) does not encumber any property other than the property subject thereto on the Closing Date other than improvements thereon or proceeds from the disposition of such property (any such Lien, an “Existing Lien”);

(d)           easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and other title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies (taken as a whole);

(e)           Liens arising out of judgments, attachments or awards not resulting in an Event of Default;

(f)            Liens (other than any Lien imposed by ERISA) (w) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (x) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (y) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or (z) on cash collateral to secure reimbursement obligations under letters of credit provided to support any of the obligations described in the preceding clauses;

(g)           leases, subleases, licenses or sublicenses of the properties of any Company granted by such Company to third parties, in each case so long as such Leases and subleases do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of the Companies;

(h)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business;

(i)            Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company (other than improvements thereon and accessions thereto); it being understood that individual financings of equipment of any Company pursuant to Section 6.01(e) may be cross-collateralized to other financings of equipment of other Companies pursuant to Section 6.01(e) by such lender;

(j)            bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business or arising by operation of law in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)           Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent such acquisition, merger or consolidation is permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon and accessions thereto);

(l)            Liens granted pursuant to the Security Documents;

(m)          licenses of Intellectual Property granted by any Company and not interfering in any material respect with the ordinary conduct of business of the Companies;

(n)           the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o)           Liens securing Indebtedness incurred pursuant to Section 6.01(f) or 6.01(s); provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to the property of the Foreign Subsidiaries; and

(p)           Liens attached to cash earnest money deposits made by a Company in connection with any letter of intent or purchase agreement entered into by a Loan Party;

(q)           Liens incurred in the ordinary course of business of any Company with respect to obligations that do not in the aggregate for all Companies exceed $10,000,000 at any time outstanding;

(r)            Liens on the assets of any JV Subsidiary securing Non-Recourse Debt of a JV Subsidiary permitted under Section 6.01(o) so long as the Secured Parties have a Lien on the assets of any JV Guarantor subject to such Liens permitted under this Section 6.02(r) and such Liens on assets of any JV Guarantor permitted under this Section 6.02(r) are junior to the Liens granted pursuant to the Security Documents;

(s)           the existence of the “equal and ratable clause in the Senior Note Documents (not any security interests granted pursuant thereto);

(t)            Liens in favor of any Loan Party (other than Holdings) to secure intercompany Indebtedness; provided that, if such Liens are on Collateral, such Liens are subordinated to the Liens securing the Obligations on terms reasonably satisfactory to the Administrative Agent;

(u)           Liens deemed to exist in connection with Investments in repurchase agreements for Cash Equivalents permitted under Section 6.06;

(v)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent permitted under Section 6.01(p);

(w)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(x)            Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents.

SECTION 6.03              Sale and Leaseback Transactions.

Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and substantially contemporaneously therewith rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Attributable Indebtedness and any Liens arising in connection with such transaction or its use of such property are permitted by Sections 6.01 and 6.02 respectively.

SECTION 6.04              Investment, Loan, Advances and Acquisition.

Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any other person, or purchase or acquire any Equity Interests, bonds, notes, debentures, guarantees or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person or any business or division of any other person (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)           the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b)           any Investment outstanding on the Closing Date and identified on Schedule 6.04(b) and any modification, replacement, renewal or extension thereof which does not involve an additional Investment;

(c)           the Companies may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business including any such deposits permitted under Section 6.02;

(d)           Hedging Obligations permitted to be incurred under Section 6.01(c);

(e)           loans and advances to directors, employees and officers of Holdings and the Restricted Subsidiaries (x) for bona fide business purposes (including travel, entertainment and relocation expenses relating to such Person’s activities with respect to Borrower and the Restricted Subsidiaries) in an aggregate amount for all such loans and advances made by any of the Companies pursuant to this Section 6.04(e)(x) not to exceed $1,500,000 at any time outstanding and (y) to purchase Equity Interests of Holdings (other than Disqualified Capital Stock), so long as, in the case of this Section 6.04(e)(y), a cash amount equal to such loans or advances is immediately reinvested in Borrower;

(f)            Investments (i) by any Company in Borrower or any Subsidiary Guarantor and (ii) by a Restricted Subsidiary that is not a Subsidiary Guarantor in any other Re-

stricted Subsidiary that is not a Subsidiary Guarantor; provided that (A) any Investment by or in a Loan Party in the form of a loan or advance shall be evidenced by a promissory note which shall be pledged by such Loan Party as Collateral pursuant to the Security Documents and (B) any Investment in the form of a loan or advance in a Company that is not a Loan Party shall be subject to the Intercompany Subordination Agreement;

(g)           Investments in securities of trade creditors or customers received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h)           Permitted Acquisitions;

(i)            mergers and consolidations in compliance with Section 6.05;

(j)            Investments made by Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(k)           Investments by any Company in a JV Subsidiary in an aggregate amount for all Companies not exceeding $10,000,000 at any time outstanding;

(l)            Investments made by any Loan Party in a Restricted Subsidiary that is not a Loan Party (i) set forth in Schedule 6.04(l) and (ii) in an aggregate amount at any time outstanding (excluding the Investments set forth in Schedule 6.04(l)) for all Loan Parties not to exceed the sum of (A) $10,000,000, or the foreign currency equivalent thereof, plus (B) any offsetting cash returns actually received after the Closing Date by the relevant Loan Party in respect of any Investment set forth on Schedule 6.04(l), plus (C) the Available Basket Amount;

(m)          Guarantees of Indebtedness permitted under Section 6.01(h)(i);

(n)           Loans and advances by Borrower to Holdings to permit Holdings, to repurchase or redeem Qualified Capital Stock of Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service, in an amount not to exceed in any fiscal year, when aggregated with all Dividends in such fiscal year permitted under Section 6.07(b), the amount permitted by Section 6.07(b) provided that any such loans or advances shall be evidenced by a promissory note and shall be subject to the Intercompany Subordination Agreement and pledged by Borrower as Collateral pursuant to the Security Documents;

(o)           Investments in Restricted Subsidiaries organized under the laws of Canada or any province thereof made in the form of an intercompany loan from a Loan Party used solely to effect Permitted Acquisitions, in amount not to exceed $50,000,000 at any time outstanding; provided that such intercompany loan is evidenced by an intercompany note pledged to the Collateral Agent as security for the Obligations;

(p)           any Investment held by any person in existence at the time such person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or anticipation of such person becoming a Restricted Subsidiary and any modification, replacement, renewal or extension of such Investment which does not involve an additional Investment;

(q)           the establishment, creation or acquisition of Subsidiaries to the extent permitted by Section 6.13 (provided that the making of any Investment in such Subsidiaries shall require the usage of another exception under this Section 6.04);

(r)            Investments in an amount not to exceed the Available Basket Amount at the time of such Investment;

(s)           other Investments (other than in a JV Subsidiary) in an aggregate amount for all Companies not to exceed $15,000,000 at any time outstanding; and

(t)            Investments in Restricted Subsidiaries to the extent made to effectuate a substantially contemporaneous Permitted Acquisition otherwise permitted hereunder.

SECTION 6.05              Mergers and Consolidations.

Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a)           the Transactions as contemplated by the Transaction Documents;

(b)           acquisitions in compliance with Section 6.04;

(c)           any Company may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower is the surviving person in the case of any merger or consolidation involving Borrower and a Subsidiary Guarantor is the surviving person and remains a Wholly Owned Subsidiary of Holdings in any other case); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable;

(d)           any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party;

(e)           any Restricted Subsidiary (other than Borrower) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect;

(f)            the transactions set forth on Schedule 6.05(f).

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, automatically and without further action by any Person, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Agents shall take all actions they deem necessary in order to effect the foregoing.

SECTION 6.06              Asset Sales.

Effect any Asset Sale, except that the following shall be permitted:

(a)           dispositions of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the assignment, cancellation, abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b)           Asset Sales at fair market value; provided that (i) at the time of such Asset Sale, no Default shall exist or would result from such Asset Sale, (ii) the aggregate fair market value of assets disposed in respect of all Asset Sales of all Companies pursuant to this clause (b) during the term of this Agreement shall not exceed $50,000,000 and (iii) at least 75% of the purchase price for all property subject to such Asset Sale shall be paid to Holdings or such Restricted Subsidiary in cash and Cash Equivalents;

(c)           Leases and subleases of property of any Company permitted by Section 6.02(g);

(d)           mergers and consolidations in compliance with Section 6.05;

(e)           licenses of Intellectual Property permitted by Section 6.02(m);

(f)            dispositions, by means of trade in, of equipment;

(g)           the sale or disposition, within 365 days after the date of a Permitted Acquisition, of (i) any portion of a business or operations acquired in a Permitted Acquisition, that is, in the judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole or (ii) solely to the extent required by any Governmental Authority pursuant to applicable anti-trust law or other similar Requirement of Law in connection with any Permitted Acquisition, any other portion of a business or operations of the Companies, in each case, provided that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of Borrower) and (y) no Default or any Event of Default has occurred and is continuing or would result from such disposition and (z) at least 75% of the purchase price for all property subject to such Asset Sale shall be paid to Holdings or any Restricted Subsidiary solely in cash and Cash Equivalents;

(h)           sales and dispositions of property resulting in no more than $500,000 in Net Cash Proceeds for any individual transaction and no more than $2,000,000 in Net Cash Proceeds of all Asset Sales of all Companies in the aggregate in any fiscal year;

(i)            any disposition of any JV Subsidiaries’ Equity Interests in accordance with the applicable joint venture agreement related thereto;

(j)            Investments to the extent permitted by Section 6.04;

(k)           the issuance of Equity Interests to the extent permitted by Section 6.12; and

(l)            sales, forgiveness or other dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, automatically and without any further action by any Person, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Agents shall take all actions necessary in order to effect the foregoing.  For purposes of Section 6.06(b)(iii) and 6.06(g)(z), the following shall be deemed to be cash: (a) the assumption of any liabilities of Holdings or any Restricted Subsidiary with respect to, and the release of Holdings or such Restricted Subsidiary from all liability in respect of, any Indebtedness of Holdings or the Restricted Subsidiaries permitted hereunder (in the amount of such Indebtedness) that is due and payable within one year of the consummation of such Asset Sale and (b) securities received by Holdings or any Restricted Subsidiary from the transferee that are converted into cash within 365 days after receipt.

SECTION 6.07              Dividends.

Effectuate, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a)           Dividends by any Restricted Subsidiary of Borrower pro rata to the holders of its Equity Interests;

(b)           so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, payments to Holdings to permit Holdings or any parent entity of Holdings, and the subsequent use of such payments by Holdings or such parent entity, to repurchase or redeem Qualified Capital Stock of Holdings or such parent entity held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company; provided that the aggregate cash consideration paid for all such redemptions and payments together with the aggregate amount of all Investments made pursuant to Section 6.04(n) shall not exceed in the aggregate, $1,000,000 in any fiscal year; provided, further, that any Company may carry over and make in subsequent fiscal years, in addition to the amounts permitted for such fiscal year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding fiscal year, provided that the total amount of redemption and payments, including any such carry-overs, shall not exceed a maximum of $1,500,000 in any fiscal year; provided, further, that such maximum amount in any fiscal year may be increased by an amount not to exceed (i) the Available Basket Amount plus (ii) the net cash proceeds of key man life insurance policies received by Borrower after the Closing Date less any amounts previously applied to the payment of Dividends pursuant to this clause (b);

(c)           (A) to the extent actually used by Holdings (or any direct or indirect parent of Holdings) to pay such taxes, costs and expenses, payments by Borrower to or on behalf of Holdings (and by Holdings to or on behalf of such direct or indirect parent of Holdings) in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings or that are otherwise attributable to the ownership or operation of Borrower and (B) payments by Borrower to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings (including premiums for directors and officers insurance), in the case of clauses (A) and (B), in an aggregate amount not to exceed $1,000,000 in any fiscal year of Borrower;

(d)           any additional Dividend in an amount not to exceed the Available Basket Amount; provided that (i) no Default or Event of Default has occurred and is continuing at the time of any such Dividend or would result therefrom, (ii) after giving effect to such Dividend, Holdings and its Restricted Subsidiaries are in compliance with Section 6.09 as calculated on a Pro Forma Basis as of the end of the most recent Test Period and (iii) the aggregate amount of all Dividends paid pursuant to this clause (d) does not exceed $10,000,000 during the term of this Agreement;

(e)           any JV Subsidiary may pay Dividends required or permitted to be made pursuant to the terms of the joint venture arrangements to holders of its Equity Interests;

(f)            Dividends to Holdings of Qualified Capital Stock of Holdings to the extent such Qualified Capital Stock of Holdings is acquired by Borrower as a result of a foreclosure action following a default on an advance, loan and/or other extension of credit permitted pursuant to Section 6.04(n);

(g)           payments resulting from the cashless exercise of options and warrants on the Equity Interests of any Company permitted hereunder;

(h)           cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in Holdings, in an aggregate amount for all such payments pursuant to this Section 6.07(h) not to exceed $1,000,000;

(i)            to the extent such proceeds or contribution do not (A) increase the Available Basket Amount, (B) constitute a Specified Equity Contribution or (C) comprise the Equity Financing, the making of any payment in exchange for or out of the net cash proceeds of, a contribution to the common equity of Holdings or a substantially concurrent sale of Qualified Capital Stock of Holdings; and

(j)            Permitted Tax Distributions by Borrower to Holdings, and by Holdings to a direct or indirect parent so long as Holdings or such parent uses such distributions to pay its U.S. federal, state or local income taxes.

SECTION 6.08              Transactions with Affiliates.

Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among the Companies), other than any transaction or series of related transactions on terms and conditions substantially as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a)           Dividends permitted by Section 6.07;

(b)           Indebtedness pursuant to Section 6.01(d), (h), (o), (q) or (r) and Investments pursuant to Section 6.04(a), (f), (k), (l), (m), (n), (o) or (p);

(c)           reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and commercially reasonable arrangements, in each case approved by the Board of Directors of Holdings;

(d)           transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e)           payments to (i) so long as no Event of Default under Section 8.01(a), (b), (g) or (h) then exists or would result therefrom, any Sponsor and its respective affiliates of fees in the amounts and at the times specified in, and in accordance with the other terms of, the Advisory Agreement, as such agreement is in effect with respect to such fees and amounts on the Closing Date, (including the “Acquisition Fee”, the “Advisory Fees”, and the “Transaction Fees”, as defined in the Advisory Agreement), and (ii) the Sponsors in respect of reasonable out-of-pocket expenses (including indemnification obligations) incurred in connection with providing or obtaining management, consulting, monitoring, financial advisory, accounting or other services to or for the benefit of the Companies, as set forth in the Advisory Agreement;

(f)            sales and other issuances of Qualified Capital Stock of Holdings to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(g)           any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Holdings;

(h)           entry into a tax sharing agreement with any direct or indirect parent of Borrower providing for (in each case subject to compliance with Section 6.07) the payments of Taxes (including interest and penalties) and expenses, control of tax filings and contests, and other normal, usual and customary provisions; and

(i)            the Transactions as contemplated by the Transaction Documents.

SECTION 6.09              Financial Covenants.

(a)           Maximum Total Leverage Ratio.  Beginning with the fiscal quarter of Holdings ending on or about March 31, 2011, permit the Total Leverage Ratio, as of the last day of any Test Period ending during any period (inclusive of the beginning and ending dates of each such period) in the table below, to exceed the ratio set forth opposite such period in the table below:

Period	Total Leverage Ratio
Closing Date to end of fiscal quarter ending on or about December 31, 2011	7.00 to 1.0
Thereafter to end of fiscal quarter ending on or about June 30, 2012	6.75 to 1.0
Thereafter to end of fiscal quarter ending on or about December 31, 2012	6.50 to 1.0
Thereafter to end of fiscal quarter ending on or about June 30, 2013	6.25 to 1.0
Thereafter to end of fiscal quarter ending on or about September 30, 2013	6.00 to 1.0
Thereafter to end of fiscal quarter ending on or about September 30, 2014	5.25 to 1.0
Thereafter to end of fiscal quarter ending on or about September 30, 2015	4.50 to 1.0
Thereafter	4.00 to 1.0

(b)           Minimum Cash Interest Coverage Ratio.  Beginning with the fiscal quarter of Holdings ending on or about March 31, 2011, permit the Cash Interest Coverage Ratio, for any Test Period ending during any period (inclusive of the beginning and ending dates of each such period) in the table below, to be less than the ratio set forth opposite such period in the table below:

Period	Cash Interest Coverage Ratio
Closing Date to end of fiscal quarter ending on or about March 31, 2012	1.65 to 1.0
Thereafter to end of fiscal quarter ending on or about September 30, 2012	1.75 to 1.0
Thereafter to end of fiscal quarter ending on or about September 30, 2013	1.85 to 1.0
Thereafter to end of fiscal quarter ending on or about September 30, 2014	2.00 to 1.0
Thereafter to end of fiscal quarter ending on or about September 30, 2015	2.25 to 1.0
Thereafter	2.50 to 1.0

(c)           Limitation on Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made in any period (inclusive of the beginning and ending dates of each such period) set forth below to exceed the amount set forth opposite such period below:

Period	Amount
October 2, 2010 to end of fiscal year ending on or about September 30, 2011	$8,000,000
Thereafter to end of fiscal year ending on or about September 30, 2012	$8,500,000
Thereafter to end of fiscal year ending on or about September 30, 2013	$9,000,000
Thereafter to end of fiscal year ending on or about September 30, 2014	$9,500,000
Thereafter to end of fiscal year ending on or about September 30, 2015	$10,000,000
Thereafter to end of fiscal year ending on or about September 30, 2016	$10,000,000
Thereafter	$10,000,000

; provided, however, that (x) if the aggregate amount of Capital Expenditures made in any period set forth in the table above shall be less than the maximum amount of Capital Expenditures permitted under this Section 6.09(c) for such period (before giving effect to any carryover), then the amount of such shortfall (without giving effect to clause (z) below) may be added to the amount of Capital Expenditures permitted under this Section 6.09(c) for the immediately succeeding (but not any other) period set forth in the table above, (y) in determining whether any amount is available for carryover, the amount expended in any period set forth in the table above shall first be deemed to be from the amount allocated to such period (before giving effect to any carryover) and (z) the amount set forth in the table above for any period may be increased by 2.5% of the net sales generated by the person or business acquired in any Permitted Acquisition after the Closing Date during the latest four full fiscal quarters prior to such Permitted Acquisition for which financial statements for such person or business are available (rounded to the nearest $100,000).

SECTION 6.10                                       Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.

Directly or indirectly:

(a)           make any payment or prepayment of principal of, or redemption or acquisition for value of any principal of, or any prepayment of principal or redemption of principal as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Senior Note Documents (or any refinancing, refunding, renewal, exchange or extension of the Senior Notes) or any Subordinated Indebtedness, except (i) in connection with (A) a refinancing, refunding, renewal, exchange or extension of the Senior Notes permitted by Section 6.01(b)(iii), (B) a refinancing, refunding, renewal, exchange or extension of the Permitted Subordinated Indebtedness of Holdings permitted by Section 6.01(l) or (C) a refinancing, refunding, renewal, exchange or extension of Indebtedness incurred pursuant to Section 6.01(m) with other Indebtedness incurred pursuant to Section 6.01(m) (provided that this clause (C) shall not permit a refinancing, refunding, renewal, exchange or extension of Subordinated Indebtedness with Indebtedness that is not Subordinated Indebtedness), (ii) prepayments, redemptions or acquisitions of such Indebtedness not in excess of the Available Basket Amount, (iii) the conversion or exchange of such Indebtedness into Qualified Capital Stock of Holdings (iv) payments expressly permitted by any subordination agreement relating to such Subordinated Indebtedness including in the case of intercompany loans permitted as Investments under Section 6.04(l), the Intercompany Subordination Agreement and (v) payments of regularly scheduled principal on the maturity date thereof;

(b)           amend or modify, or permit the amendment or modification of, any provision of any Transaction Document in any manner that is adverse in any material respect to the interests of the Lenders; or

(c)           terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than substantially concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than (i) such terminations, amendments and modifications set forth on Schedule 6.10(c) or (ii) any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Holdings may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.12 or any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Equity Interests.

SECTION 6.11              Limitation on Certain Restrictions on Restricted Subsidiaries.

Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Restricted Subsidiary, or pay any Indebtedness owed to Holdings or a Restricted Subsidiary, (b) make loans or advances to Holdings or any Restricted Subsidiary or (c) transfer any of its properties to Holdings or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the Senior Note Documents; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Restricted Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Restricted Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (viii) any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of Borrower; (ix) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) in the case of any joint venture and in respect of any matters referred to in clauses (b) and (c) above, the Organizational Documents or the joint venture agreement or stockholders agreements solely to the extent affecting the Equity Interests of or property held in the subject joint venture; (xiii) Indebtedness of any Foreign Restricted Subsidiary (to the extent such restrictions or encumbrances are applicable to such Foreign Restricted Subsidiary); (xiv) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing Indebtedness incurred after the Closing Date in accordance with the provisions of this Agreement; and (xv) any encumbrances or restrictions imposed by any amendments or refinancings, refundings, renewals or extensions that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii), (viii) or (xi) above; provided that such amendments or refinancings, refundings, renewals or extensions are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.12              Limitation on Issuance of Capital Stock.

(a)           With respect to Holdings, issue any Equity Interest that is not Qualified Capital Stock.

(b)           With respect to Borrower or any Restricted Subsidiary of Borrower (other than a JV Subsidiary), issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests by a Restricted Subsidiary which do not decrease the percentage ownership of Borrower or any Restricted Subsidiaries in any class of the Equity Interest of such Restricted Subsidiary; (ii) Restricted Subsidiaries of Borrower may issue Equity Interests to Borrower or any Restricted Subsidiary of Borrower (provided that no Subsidiary Guarantor shall issue Equity Interests (or any such options, warrants or convertible securities) to a Non-Guarantor Subsidiary), (iii) Borrower may issue common stock that is Qualified Capital Stock to Holdings; and (iv) any Restricted Subsidiary may issue a de minimis amount of Equity Interests to a third party to comply with Requirements of Law.  All Equity Interests issued in accordance with this Section 6.12(b) shall, to the extent required by Sections 5.11 and 5.12 or any Security Agreement or if such Equity Interests are issued by Borrower, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.

SECTION 6.13              Limitation on Creation of Subsidiaries.

Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower and its Subsidiaries may (i) establish or create one or more Wholly Owned Subsidiaries, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04 or (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.11(b) shall be complied with.

SECTION 6.14              Business.

(a)           With respect to Holdings, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of Borrower, (ii) ownership of Equity Interest in Subsidiaries (other than Borrower) that are not material to the assets and operations of the Companies, (iii) obligations under the Loan Documents and the Senior Note Documents, (iv) issuances of Equity Interests and other activities otherwise expressly permitted by this Agreement, (v) issuances of guarantees of Indebtedness of Borrower, to the extent such Indebtedness are otherwise permitted by this Agreement, (vi) activities related to the maintenance of its corporate existence, (vii) liabilities and activities to comply with applicable law, (viii) the maintenance of stock option and ownership plans, (ix) receipt and payment of Dividends otherwise permitted under this Agreement, (x) compliance with its obligations with respect to Indebtedness otherwise permitted under this Agreement, (xi) the activities set forth on Schedule 6.14 and (xii) activities and properties incidental to the foregoing clauses (i) through (xi).

(b)           With respect to Borrower and the other Restricted Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Restricted Subsidiaries are engaged on the Closing Date as described in the Confidential Information Memorandum (or which are similar, complementary, reasonably related thereto or are reasonable extensions thereof).

SECTION 6.15              Limitation on Accounting Changes.

Make or permit any material change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP or recommended by its independent public accountants.

SECTION 6.16              Fiscal Year.

Change its fiscal year-end to a date other than the Friday nearest to September 30.

SECTION 6.17              No Further Negative Pledge.

Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Liens on or pledge of any property of such Loan Party (or any income or revenues therefrom) securing the Secured Obligations or which would require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party (or any income or revenues therefrom) to secure the Secured Obligations other than (a) any prohibition or limitation that restricts subletting or assignment of any lease governing a leasehold interest of Borrower or a Restricted Subsidiary, (b) any agreement in effect at the time such Restricted Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (c) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale and (d) any prohibition or limitation existing in an agreement relating to Indebtedness permitted under Section 6.01(e).

SECTION 6.18              Compliance with Anti-Terrorism Laws.

(a)           In connection with the Loans, knowingly (after reasonable due diligence), (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

(b)           In connection with the Loans, knowingly (after reasonable due diligence), cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Anti-Terrorism Law.

(c)           Knowingly (after reasonable due diligence), cause or permit (i) an Embargoed Person to have any interest in or benefit of any nature whatsoever in the Loan Parties or (ii) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, an Embargoed Person.

(d)           The Loan Parties shall deliver to the Lenders any certification reasonably requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.18.

ARTICLE VII.

GUARANTEE

SECTION 7.01              The Guarantee.

The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02              Obligations Unconditional.

The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)            at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)          any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)           the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03              Reinstatement.

The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04              Subrogation; Subordination.

Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations (other than Contingent Obligations for which no claim has been made) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not assert any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Subordination Agreement.

SECTION 7.05              Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06              Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07              Continuing Guarantee.

The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08              General Limitation on Guarantee Obligations.

It being understood that the intent of the Secured Parties is to obtain a guaranty from each Guarantor, and the intent of each Guarantor is to incur guarantee obligations, in an amount no greater than the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, it is hereby agreed that:

(a)           If (i) the sum of the obligations of the Guarantors hereunder (the “Guarantor Obligations”) exceeds (ii) the sum (the “Total Available Net Assets”) of the Maximum Available Net Assets (as defined in Section 7.10) of each Guarantor and Borrower, in the aggregate, then the Guarantor Obligations of each Guarantor shall be limited to the greater of (x) the Total Available Net Assets and (y) the value received by such Guarantor in connection with the incurrence of the Guarantor Obligations to the greatest extent such value can be determined; and

(b)           if, but for the operation of this Section 7.08(b) and notwithstanding Section 7.08(a), the Guarantor Obligations of any Guarantor hereunder otherwise would be subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, taking into consideration such Guarantor’s (i) rights of contribution, reimbursement and indemnity from Borrower and the other Guarantors with respect to amounts paid by such Guarantor in respect of the Obligations (including pursuant to Section 7.10) (calculated so as to reasonably maximize the total amount of obligations able to be incurred hereunder), and (ii) rights of subrogation to the rights of the Secured Parties, then the Guarantor Obligations of such Guarantor shall be the largest amount, if any, that would not leave such Guarantor, after the incurrence of such obligations, insolvent or with unreasonable small capital within the meaning of Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, or otherwise make such obligations subject to such avoidance.

Any Person asserting that the Guarantor Obligations of such Guarantor are subject to Section 7.08(a) or are avoidable as referenced in Section 7.08(b) shall have the burden (including the burden of production and of persuasion) of proving (a) the extent to which such Guarantor Obligations, by operation of Section 7.08(a), are less than the Obligations of Borrower owed to the Secured Parties or (b) that, without giving effect to Section 7.08(b), such Guarantor’s Guarantor

Obligations hereunder would be avoidable and the extent to which such Guarantor Obligations, by operation of Section 7.08(b), are less than such Obligations of Borrower, as the case may be.

SECTION 7.09              Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Subsidiary Guarantor (a “Transferred Guarantor”) are sold or otherwise transferred to a person or persons, none of which is Borrower or a Guarantor or a Subsidiary Guarantor is designated as an Unrestricted Subsidiary in accordance with the terms of this Agreement, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document without further action by an Person and in the case of a sale of all or substantially all the Equity Interests of the Transferred Guarantor to a person or persons, none of which is Borrower or a Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released without further action by any Person, and the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement; provided that such Guarantor is also released from its obligations under the Senior Note Documents on the same terms.

SECTION 7.10              Right of Contribution.

In order to provide for just and equitable contribution, indemnity and reimbursement among the Guarantors and any other Loan Parties, including Borrower, in connection with the execution of this Agreement, the Loan Parties have agreed among themselves that if any Guarantor satisfies some or all of the Guaranteed Obligations (a “Funding Guarantor”), the Funding Guarantor shall be entitled to contribution, indemnity or reimbursement, as applicable, from the other Loan Parties that have positive Maximum Available Net Assets (as defined below) for all payments made by the Funding Guarantor in satisfying the Guaranteed Obligations, so that each Loan Party that remains obligated under this Article VII or any other guaranty or otherwise for the Obligations at the time that a Funding Guarantor makes such payment, without regard to the making of such payment (a “Remaining Loan Party”), and has a positive Maximum Available Net Assets shall bear a portion of such payment equal to the percentage that such Remaining Loan Party’s Maximum Available Net Assets bears to the aggregate Maximum Available Net Assets of all Loan Parties that have positive Maximum Available Net Assets, provided that no Remaining Loan Party’s obligation to make such contribution, indemnity or reimbursement payments hereunder shall exceed an amount equal to the Maximum Available Net Assets of such Remaining Loan Party.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04.

As used herein,

“Available Net Assets” shall mean, with respect to any Loan Party, the amount, as of the respective date of calculation, by which the sum of a person’s assets (including subrogation, indemnity, contribution, reimbursement and similar rights that the Loan Party may have, but excluding any such rights in respect of the Guarantor Obligations and the Senior Note Guarantees), determined on the basis of a “fair valuation” or their “fair saleable value” (whichever is the applicable test under Section 548 and other relevant provisions of the Bankruptcy Code and the relevant state fraudulent conveyance or transfer laws), is greater than the amount that will be required to pay all of such person’s debts, in each case matured or unmatured, contingent or otherwise, as of the date of calculation, but excluding liabilities arising under Article VII and excluding, to the maximum extent permitted by the Requirements of Law with the objective of avoiding rendering such person insolvent, liabilities subordinated to the Obligations or Guarantor Obligations arising under the Senior Note Guarantees or out of loans or advances made to such Loan Party by any other person, and

“Maximum Available Net Assets” shall mean, with respect to any Loan Party, the greatest of the Available Net Assets of such Loan Party calculated as of the following dates:  (A) the date on which such person becomes a Loan Party and becomes obligated under any Senior Note or Senior Note Guarantee, and (B) each date on which such Loan Party expressly reaffirms its Guarantee under Article VII and its Senior Note Guarantee.

Each Guarantor shall be deemed to expressly reaffirm its Guarantee and its Senior Note Guarantee upon each borrowing of a Loan and each Letter of Credit issuance.  The meaning of the terms “fair valuation” and “fair saleable value” and the calculation of assets and liabilities shall be determined and made in accordance with the relevant provisions of the Bankruptcy Code and applicable state fraudulent conveyance or transfer laws.

ARTICLE VIII.

EVENTS OF DEFAULT

SECTION 8.01              Events of Default.

Upon the occurrence and during the continuance of the following events, (each an “Event of Default”):

(a)           default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)           default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(c)           any representation or warranty made in writing or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; provided that with respect to the representations or warranties made on the Closing Date (i) the breach of which, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (disregarding, for this purpose, any materiality or Material Adverse Effect qualifier in any such representation or warranty) and (ii) which are reasonably capable of cure within such period, such breach shall continue unremedied or shall not be waived for a period of 30 days.

(d)           default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02(a), 5.03(a) or 5.08 or in Article VI;

(e)           default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or the Required Lenders to Borrower;

(f)            any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness for all Companies referred to in clauses (i) and (ii) exceeds $10,000,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time);

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, Borrower or any Material Subsidiary, or of a substantial part of the property of Holdings, Borrower or any Material Subsidiary, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, Borrower or any Material Subsidiary or for a substantial part of the property of Holdings, Borrower or any Material Subsidiary; or (iii) the winding-up or liquidation of Holdings, Borrower or any Material Subsidiary; and

such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           Holdings, Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, Borrower or any Material Subsidiary or for a substantial part of the property of Holdings, Borrower or any Material Subsidiary; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) other than as permitted pursuant to Section 6.05, wind up or liquidate;

(i)            one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $10,000,000 (except to the extent covered by insurance for which the carrier has not denied liability) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

(j)            one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events to the extent that there are any unsatisfied liabilities with respect thereto, could reasonably be expected to result in liability of any Company (or Companies) in an aggregate amount exceeding $10,000,000 or in the imposition of a Lien on any properties of a Company;

(k)           any security interest and Lien on Collateral with a value in excess of $1,000,000 purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document or except to the extent any loss of perfection or priority results from the failure of the Collateral Agent to file UCC continuation statements or maintain possession of certificates actually delivered to it representing the securities pledged to it under the Security Agreement)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby, in each case, for any reason, other than action or inaction of any Agent or Lender and other than as a result of any termination or release in accordance with the terms of this Agreement;

(l)            any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations; or

(m)          there shall have occurred a Change in Control;

then, and in every such event (other than an Event of Default with respect to Holdings or Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors to the extent permitted by Requirements of Law, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Holdings or Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors to the extent permitted by Requirements of Law, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02              Application of Proceeds.

The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a)           First, to the payment of all out-of-pocket costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)           Second, to the payment of all other out-of-pocket costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)           Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)           Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon (including Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e)           Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX.

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01              Appointment and Authority.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02              Rights as a Lender.

Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an

Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity.  Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03              Exculpatory Provisions.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, no Agent:

(i)            shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its reasonable judgment or the reasonable judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii)          shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower, a Lender or the Issuing Bank.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties.  No Agent shall be liable for any action taken or not taken by any such service provider.

SECTION 9.04              Reliance by Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

SECTION 9.05              Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06              Resignation of Agent.

(a)           Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, to the extent no Default or Event of Default has occurred and is continuing at such time, Borrower must consent to such successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above (including, to the extent required above, the consent of Borrower to such successor); provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b)           Any resignation by UBS AG, Stamford Branch as Administrative Agent pursuant to Section 9.06(a) shall, unless UBS AG, Stamford Branch gives notice to Borrower otherwise, also constitute its resignation as Issuing Bank and Swingline Lender, and such resignation as Issuing Bank and Swingline Lender shall become effective simultaneously with the discharge of the Administrative Agent from its duties and obligations as set forth in the immediately preceding paragraph (except as to already outstanding Letters of Credit and LC Obligations and Swingline Loans, as to which the Issuing Bank and the Swingline Lender shall continue in such capacities until the LC Exposure relating thereto shall be reduced to zero and such Swingline Loans shall have been repaid, as applicable, or until the successor Administrative Agent shall succeed to the roles of Issuing Bank and Swingline Lender in accordance with the next sentence and perform the actions required by the next sentence).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, unless UBS AG, Stamford Branch and such successor gives notice to Borrower otherwise, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender and (ii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.  At the time any such resignation of the Issuing Bank shall become effective, Borrower shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.05(c).

SECTION 9.07                                           Non-Reliance on Agent and Other Lenders.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has had the opportunity to review the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof.  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08                                           Withholding Tax.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding tax.  Without limiting the provisions of Section 2.15(a) or (c), each Lender and the Issuing Bank shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender or Issuing Bank for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender or the Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.08.  The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9.09                                           No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Bookrunner, Arranger, Syndication Agent or Co-Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder and its signature, in its capacity as such, shall not be required for any action to be effective under any Loan Document, including any waiver, consent or amendment or any payoff, termination or release letter or agreement.

SECTION 9.10                                           Enforcement.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, (d) any Lender from exercising rights or remedies pursuant to any California Mortgage with respect to the Account Collateral identified therein in accordance with, and subject to, the terms of this Agreement or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

ARTICLE X.

MISCELLANEOUS

SECTION 10.01                                    Notices.

(a)                                  Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (or e-mail (provided if a document is otherwise required to be manually signed it will be still manually signed)) as follows:

(i)                                     if to any Loan Party, to Borrower at:

CPI International Acquisition, Inc.
607 Hansen Way
Palo Alto, CA 94304-1015
Attention:  Joel A. Littman
Facsimile No.:  (650) 846-3276
E-mail:  joel.littman@cpii.com

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:  Thomas W. Gowan

Facsimile No.:  (917) 777-2444
E-mail:  thomas.gowan@skadden.com

Veritas Capital
590 Madison Avenue, 41st Floor
New York, NY 10022
Attention:  Robert B. McKeon
Facsimile No.:  (212) 688-9411
E-mail:  rmckeon@veritascapital.com

(ii)                                  if to the Administrative Agent, the Collateral Agent or Issuing Bank, to it at:

UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention:  Banking Products Services Agency
Facsimile No.:  (203) 719-3180
Email:  DL-UBSAgency@ubs.com

(iii)                               if to a Lender, to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire; and

(iv)                              if to the Swingline Lender, to it at:

UBS Loan Finance LLC
677 Washington Boulevard
Stamford, Connecticut 06901
Attention:  Banking Products Services Agency
Facsimile No.:  (203) 719-3180
Email:  DL-UBSAgency@ubs.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).  Any party hereto may change its address or facsimile number or email for notices and other communications hereunder by written notice to Borrower, the Agents, the Issuing Bank and the Swingline Lender.

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to the provisions of this Section 10.01) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including pursuant to the provisions of this Section 10.01); provided that approval of such procedures may be limited to particular notices or communications.

Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or the Lenders pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (the “Communications”), by transmitting them in an electronic medium in a format reasonably acceptable to the Administrative Agent at DL-UBSagency@ubs.com or at such other e-mail address(es) provided to Borrower from time to time or in such other form as the Administrative Agent shall require.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form as the Administrative Agent shall require.  Nothing in this Section 10.01 shall prejudice the right of the Agents, the Issuing Bank, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent or the Issuing Bank, as the case may be, shall require.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications (other than any such Communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder) by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

(c)                                  Platform.  Each Loan Party further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar secure electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall any Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or such Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

(d)                                 Public/Private.  Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that Borrower identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication.  Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI.  Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith include MNPI.  Holdings and its Subsidiaries do not have any publicly traded securities outstanding as of the date hereof.  At all times thereafter, Borrower agrees to use all commercially reasonably efforts not to designate any Communications provided under Section 5.01(a), (b) and (c) as Private Side Communications.  “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI.  “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to Borrower’s or its affiliates’ securities or loans.  “MNPI” shall mean material non-public information (within the meaning of United States federal securities laws) with respect to Borrower, its affiliates and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person.  Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI.  Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire.  Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and

(ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.

SECTION 10.02                                    Waivers; Amendment.

(a)                                  Generally.  No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be given in accordance with this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b)                                 Required Consents.  Subject to Section 10.02(c) and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i)                                     increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii)                                  reduce the principal amount of any Loan (except in connection with a payment contemplated by clause (viii) below) or LC Disbursement or reduce the rate of interest thereon (or the amount of any interest payment) including by modification of any provision establishing a minimum rate (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of the Lender to whom such principal, premium, interest or fee is owed (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)                               (A) change (x) the scheduled final maturity of any Loan or (y) any scheduled date of payment of any Term Loan under Section 2.09 (or reduce the amount of any such payment), (B) postpone the date for payment of any Reimbursement Obligation or any interest, premium or fees payable hereunder or (C) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Revolving Maturity Date, in any case, without the written consent of the Lender to whom such principal, premium, interest or fee is owed;

(iv)                              [Reserved];

(v)                                 permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi)                              release all or substantially all of the value of the Guarantees (except as expressly provided in Article VII), without the written consent of each Lender;

(vii)                          release all or substantially all of the value of the Collateral from the Liens of the Security Documents without the written consent of each Lender (it being understood that additional Classes of Loans pursuant to Section 2.20 or consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(viii)                      change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), 2.17(d) and 2.18(d), without the written consent of each Lender directly affected thereby; provided that this clause (viii) shall not apply:

(A)                              to any change made to any of such Sections 2.14(b), (c) or (d) or any such other provision that allows Holdings or any Subsidiary to make payments (as consideration for an assignment, sale or participation or otherwise) on Term B Loans or any Class of Incremental Term Loans without any Loan Party, the payor or the recipient of such payments complying with the pro rata sharing of payments and setoffs required by such Sections or provisions, so long as such change requires that (x) Holdings and its Subsidiaries offer to make such payments to all Term B Loan Lenders or Incremental Term Loan Lenders holding such Class of Incremental Term Loans, as applicable, on a pro rata basis based on the aggregate principal amount of Term B Loans or Incremental Term Loans in such Class, as applicable, then outstanding, (y) such payments are actually allocated to the Term B Loans or Incremental Term Loans in such Class, as applicable, whose holders have elected to make them subject to such offer on a pro rata basis based on the aggregate principal amount of all Term B Loans or Incremental Term Loans in such Class, as applicable, that have been made so subject to such offer and (z) all Term B Loans or Incremental Term Loans in such Class that are paid in any such offer are deemed fully repaid and extinguished for all purposes and may not be reborrowed; or

(B)                                to any change made to Section 2.14(b) to allow separate treatment thereunder with respect to (1) Extended Term Loans (as defined below) and Term

B Loans or Incremental Term Loans, as applicable, that are not converted to Extended Term Loans or (2) Extended Revolving Loans (as defined below) and Revolving Loans or Incremental Revolving Loans, as applicable, that are not converted to Extended Revolving Loans; provided that such change is made in connection, and simultaneously, with the creation of a separate Class of term or revolving loans, as applicable, through the conversion of certain existing Term B Loans or Incremental Term Loans (any such Term B Loans or Incremental Term Loans that are so converted, “Extended Term Loans”) or Revolving Loans or Incremental Revolving Loans (any such Revolving Loans or Incremental Revolving Loans that are so converted, “Extended Revolving Loans”) and the modification of Section 2.09 to extend the scheduled maturity date(s) of any payment or payments of principal (including at final maturity), as applicable, with respect to such Extended Term Loans or Extended Revolving Loans, in the case of each change described in this proviso, to the extent otherwise permitted pursuant to this Section 10.02; provided further that (i) Holdings and Borrower offer such conversion to all Term B Loan Lenders or all Incremental Term Loan Lenders holding a particular Class of Incremental Term Loans or to all Revolving Lenders or all Incremental Revolving Loan Lenders holding a particular class of Incremental Revolving Loans, as applicable, on a pro rata basis based on the aggregate principal amount of Term B Loans or Incremental Term Loans or Revolving Loans or Incremental Revolving Loans, as applicable, in such particular Class then outstanding, (ii) the Extended Term Loans shall be identical in all material respects to the existing Term B Loans or Incremental Term Loans in such Class from which such Extended Term Loans are to be converted except that (1) all or any of the scheduled amortization payments of principal and payment at maturity of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal and payment at maturity of the Term B Loans or Incremental Term Loans in such Class from which such Extended Term Loans are to be converted, (2) the Applicable Margins with respect to the Extended Term Loans may be different than the Applicable Margins for the Term B Loans or the Incremental Term Loans in such Class from which such Extended Term Loans are to be converted and upfront fees may be paid to Lenders converting their Term B Loans or Incremental Term Loans in such Class into Extended Term Loans, (3) the available Interest Periods for the Extended Term Loans may be limited, and (4) other covenants and terms may be added (x) that apply solely to any period after the latest final maturity of the Term B Loans and Incremental Term Loans and Commitments in effect immediately prior to the establishment of such Extended Term Loans, or after approval thereof by the Required Lenders or (y) that are less favorable to the holders of the Extended Term Loans than the covenants and terms applicable to the Term B Loans or Incremental Term Loans in such Class from which such Extended Term Loans were converted and (iii) the Extended Revolving Loans shall be identical in all material respects to the existing Revolving Loans or Incremental Revolving Loans in such Class from which such Extended Revolving Loans are to be converted except that (1) the Applicable Margins with respect to the Extended Revolving Loans may be different than the Applicable Margins for the Revolving Loans or the Incremental Revolving Loans in

such Class from which such Extended Revolving Loans are to be converted and upfront fees may be paid to Lenders converting their Revolving Loans or Incremental Revolving Loans in such Class into Extended Revolving Loans, (2) the available Interest Periods for the Extended Revolving Loans may be limited, and (3) other covenants and terms may be added (x) that apply solely to any period after the latest final maturity of the Revolving Loans and Incremental Revolving Loans and Commitments in effect immediately prior to the establishment of such Extended Revolving Loans, or after approval thereof by the Required Lenders or (y) that are less favorable to the holders of the Extended Revolving Loans than the covenants and terms applicable to the Revolving Loans or Incremental Revolving Loans in such Class from which such Extended Revolving Loans were converted.

(ix)                                change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans pursuant to Section 2.20 or consented to by the Required Lenders);

(x)                                   change the percentage set forth in the definition of “Required Lenders,” “Required Class Lenders,” “Required Revolving Lenders” or any other provision of any Loan Document (including this Section 10.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi)                                change the application of prepayments as among or between Classes under Section 2.10(g) or 8.02, without the written consent of the Required Class Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that (x) the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed and, (y) if additional Classes of Term Loans under this Agreement pursuant to Section 2.20 or consented to by the Required Lenders are made, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.10(g), in which case such additional Term Loans may be included in the definition of “Required Class Lenders” in respect of the reference to “each Class of Term Loans,” in each case of this clause (y) without the consent of the Required Lenders or the Required Class Lenders);

(xii)                             change or waive the application of prepayments of Term B Loans or any Class of Incremental Term Loans set forth in Section 2.10(g) to the remaining scheduled amortization payments to be made thereon under Section 2.09, without the written consent of the Required Class Lenders of such Class;

(xiii)                          change or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xiv)                         change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit or otherwise changing or waiving any of the rights duties of the Issuing Bank, without the written consent of the Administrative Agent and the Issuing Bank;

(xv)                            change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment”), without the written consent of the Swingline Lender; or

(xvi)                         expressly change or waive any condition precedent in Section 4.02 to any Revolving Borrowing without the written consent of the Required Revolving Lenders.

Notwithstanding anything to the contrary herein:

(I)                                    no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the proviso to the first sentence of this Section 10.02(b);

(II)                                any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect, error, ambiguity or inconsistency or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property; and

(III)                            this Agreement may be amended as provided in Section 2.20 with the consent of Borrower and the Administrative Agent without the consent of any Lender).

(c)                                  Collateral.  Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

(d)                                 Dissenting Lenders.  If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

(e)           Refinanced Term Loans.  Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement “B” term loan tranche hereunder which shall constitute Term Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of Replacement Term Loans shall not exceed the aggregate principal amount of Refinanced Term Loans, (b) the Applicable Margin for Replacement Term Loans shall not be higher than the Applicable Margin for Refinanced Term Loans, (c) the weighted average life to maturity of Replacement Term Loans shall not be shorter than the weighted average life to maturity of Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing Replacement Term Loans than, those applicable to Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Final Maturity Date in effect immediately prior to such refinancing.

SECTION 10.03      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  Borrower shall pay (i) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of one primary counsel and reasonably appropriate local and foreign counsel (retained after consultation with Borrower) for the Administrative Agent and/or the Collateral Agent and reasonable and invoiced expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not any such amendment, amendment and restatement, modification or waiver is consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03, (ii) all reasonable and invoiced out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, the Collateral Agent, Lenders and the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and invoiced out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), the Syndication Agent, each Lender and the Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket and invoiced expenses (including the reasonable out-of-pocket and invoiced fees, charges and disbursements of one counsel for any Indemnitee, plus local and specialty or regulatory counsel and, in the case of a conflict of interest, an additional counsel to each affected Indemnitee (plus local and specialty or regulatory counsel for such Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arising from any dispute solely among indemnified persons other than any against the Arranger, Administrative Agent or any of their affiliates in its capacity or in fulfilling its role as Administrative Agent or Arranger and other than any claims arising out of any act or omission on the part of Borrower or its Affiliates if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  For the avoidance of doubt, this Section 10.03(b) shall not apply to Taxes other than Taxes that represent losses, claims, damages, etc. in respect of a non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or Issuing Bank in connection with such capacity and (ii) such indemnity for the Swingline Lender or the Issuing Bank shall not include losses incurred by the Swingline Lender or the Issuing Bank due to one or more Lenders defaulting in their obligations to purchase participations of Swingline Exposure under Section 2.17(d) or LC Exposure under Section 2.18(d) or to make Revolving Loans under Section 2.18(e) (it being understood that this proviso shall not affect the Swingline Lender’s or the Issuing Bank’s rights against any Defaulting Lender).  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Requirements of Law (but not in derogation of any indemnification obligations set forth in Section 10.03(b)), no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are caused by the gross negligence or willful misconduct of such Indemnitee.

(e)           Payments.  All amounts due under this Section 10.03 shall be payable not later than ten Business Days after demand therefor.

SECTION 10.04      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swingline Lender and each Lender (and any other attempted assignment or transfer by Borrower shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.04(b), (ii) by way of participation in accordance with the provisions of Section 10.04(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.04(f) (and any other attempted assignment or transfer by Lender shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.04(d) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.

(i)            Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          Borrower; provided that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Sections 8.01(a), (b), (g) or (h) has occurred and is continuing or prior to the completion of the primary syndication of the Commitments and Loans (as determined by the Arranger), any other assignee; provided further that when required, Borrower’s consent shall be deemed to have been given unless Borrower objects to such assignment within five Business Days after receiving notice of such assignment;

(B)           the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)           the Issuing Bank and the Swingline Lender; provided that no consent of the Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans by the Arranger or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, or $1,000,000, in the case of any assignment in respect of Term Loans and/or Term Loan Commitments, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless such fee is waived or reduced by the Administrative Agent (acting in its sole discretion)); provided that if an assignment by a Lender is made to an assignee(s) that are not Related Funds of such assignor Lender, but is concurrently made to one or more Related Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such assignment, and the each such assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D)          in no event shall any Lender assign any of its rights and obligations under this Agreement to a Disqualified Institution.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.04(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of and be subject to the obligations under Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive (absent manifest error), and Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower, the Issuing Bank (with respect to Revolving Lenders only), the Collateral Agent, the Swingline Lender (with respect to Revolving Lenders only) and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.  The requirements of this Section 10.04(c) are intended to result in any and all Loans and LC Disbursements being in

“registered” form for purposes of Section 871, Section 881 and any other applicable provision of the Code, and shall be interpreted and applied in a manner consistent therewith.

(d)           Participations Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender sell participations to any person (other than a natural person or Borrower or any of its Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant.  Subject to Section 10.04(e), Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the limitations and requirements of those Sections and Section 2.16 as though such Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)           Limitations on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed), or except to the extent such entitlement to a greater payment results from a change in any Requirement of Law after the Participant became a Participant.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Restrictions on Affiliated Lenders.  Notwithstanding any provision of this Agreement to the contrary:  (i) Affiliated Lenders shall not be entitled to receive any material prepared by an Agent or another Lender solely for distribution to the Lenders and/or the Agents, or to participate in any meetings of Lenders and/or Agents or telephone conferences among Lenders and/or Agents at which one or more of the Companies or their representatives are not also present; (ii) an Affiliated Lender may not be an assignee of Revolving Loans or Revolving Commitments; (iii) Affiliated Lenders may not hold in the aggregate more than 20% of the outstanding principal amount of the Term Loans or Term Loan Commitments; and (iv) for the purposes of any amendment, waiver or modification of the Loan Documents, and for purposes of any exercise of any right or remedy under the Loan Documents (or any vote of the Lenders in connection with any proceeding referred to in Section 8.01(g) or (h) that does not adversely affect such Affiliated Lender (solely in its capacity as a Lender) in any material respect as compared to other Lenders), such Affiliated Lender will be deemed to have voted in the same proportion as the other Lenders voting on such matter (or if all other Lenders shall have approved such amendment, waiver or modification, shall be deemed to have approved the same).  In addition, to purchasing Term Loans pursuant to this Section 10.04, Affiliated Lenders may purchase Term Loans pursuant to an auction open to all Term Loan Lenders pursuant to customary procedures agreed between Borrower and the Administrative Agent but any such auction shall still be subject to the restrictions contained in this Section 10.04(h).

SECTION 10.05      Survival of Agreement.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.14, 2.15 and Article X (other than Section 10.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06      Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, any separate letter agreements with respect to fees payable to the Administrative Agent, the provisions under the headings “Syndication”, “Conflicts of Interest” and “Clear Market” in the Commitment Letter and the provisions under the heading “Market Flex” in the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07      Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08      Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender (other than a Defaulting Lender), the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to (i) exercise any rights and remedies pursuant to any California Mortgage with respect to Account Collateral (as defined in such California Mortgage) including by exercise of remedies pursuant to Section 2.5 of such California Mortgage and (ii) set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party (other than a Loan Party that has granted a California Mortgage) against any and all of the obligations of Borrower or such Loan Party (other than a Loan Party that has granted a California

Mortgage) now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff and the rights provided to the Lender pursuant to Section 2.5 of each California Mortgage with respect to the Account Collateral described therein) that such Lender, the Issuing Bank or their respective Affiliates may have.  Each Lender and the Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after (i) exercising any rights or remedies with respect to Account Collateral pursuant to a California Mortgage and (ii) any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.  Notwithstanding anything to the contrary contained in this Section 10.08 or otherwise contained in this Agreement, without the prior written consent of Administrative Agent, neither the Issuing Bank, any Lender nor any Affiliate of any of them may setoff any deposits or other obligations owing by such Lender, the Issuing Bank or any such Affiliate against any obligations owing by a Loan Party that has granted a California Mortgage.

SECTION 10.09      Governing Law; Jurisdiction; Consent to Service of Process.

(a)           Governing Law.  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction; provided that matters related to alleged Business Material Adverse Effect or exception thereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles that would require the applicable of the laws of another jurisdiction.

(b)           Submission to Jurisdiction.  Each party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)           Venue.  Each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than facsimile) in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10      Waiver of Jury Trial.

Each party hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11      Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.  Unless otherwise specified, to the extent a notice, payment or other action is required by the terms hereof to be delivered or made on a day which is not a Business Day, such action shall be deemed to have been taken on such day as long as the action is taken on the next succeeding Business Day

SECTION 10.12      Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the Administrative Agent, the Lenders or the Issuing Bank, as applicable, shall, to the extent permitted by applicable Requirements of Law and except with respect to any audit or examination conducted by bank accountants or any government bank authority exercising examination or regulatory authority, inform Borrower promptly of such disclosure), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (f) with the consent of Borrower or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.  For purposes of this Section 10.12, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13      USA PATRIOT Act Notice and Customer Verification.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify Borrower that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT Act, they are required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Administrative Agent, as applicable, to verify the identity of each Loan Party in accordance with the USA PATRIOT Act.  This information must be delivered to the Lenders and the Administrative Agent no later than five days prior to the Closing Date and thereafter promptly upon request.  This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14      Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.14 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the

Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15      Lender Addendum.

Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrower and the Administrative Agent.

SECTION 10.16      Obligations Absolute.

To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)           any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)           any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)           any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)           any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)            any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CPI INTERNATIONAL ACQUISITION, INC.

By:	/s/ Joel A. Littman
Name: Joel A. Littman
Title: Chief Financial Officer, Treasurer and Secretary

CPI INTERNATIONAL HOLDING CORP.

By:	/s/ Joel A. Littman
Name: Joel A. Littman
Title: Chief Financial Officer, Treasurer and Secretary

COMMUNICATIONS & POWER INDUSTRIES LLC

By:	/s/ Joel A. Littman
Name: Joel A. Littman
Title: Chief Financial Officer, Treasurer and Secretary

CPI ECONCO DIVISION

By:	/s/ Joel A. Littman
Name: Joel A. Littman
Title: Secretary and Treasurer

CPI MALIBU DIVISION

By:	/s/ Joel A. Littman
Name: Joel A. Littman
Title: Secretary and Chief Financial Officer

CPI SUBSIDIARY HOLDINGS LLC

By:	/s/ Joel A. Littman
Name: Joel A. Littman
Title: Secretary

COMMUNICATIONS & POWER INDUSTRIES INTERNATIONAL INC.

By:	/s/ Joel A. Littman
Name: Joel A. Littman
Title: Secretary

COMMUNICATIONS & POWER INDUSTRIES ASIA INC.

By:	/s/ Joel A. Littman
Name: Joel A. Littman
Title: Secretary and Treasurer

UBS SECURITIES LLC, as Arranger and Bookrunner

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Attorney-in-Fact

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director, Banking Products Services. US

UBS AG, STAMFORD BRANCH, as Issuing Bank, Administrative Agent and Collateral Agent

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director, Banking Products Services. US

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director, Banking Products Services. US

UBS LOAN FINANCE LLC, as Swingline Lender and a Lender

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director, Banking Products Services. US

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director, Banking Products Services. US

Annex I

Amortization Table

Term B Loan
Date	Amount

March 31, 2011	$375,000

June 30, 2011	$375,000

September 30, 2011	$375,000

December 31, 2011	$375,000

March 31, 2012	$375,000

June 30, 2012	$375,000

September 30, 2012	$375,000

December 31, 2012	$375,000

March 31, 2013	$375,000

June 30, 2013	$375,000

September 30, 2013	$375,000

December 31, 2013	$375,000

March 31, 2014	$375,000

June 30, 2014	$375,000

September 30, 2014	$375,000

December 31, 2014	$375,000

March 31, 2015	$375,000

June 30, 2015	$375,000

September 30, 2015	$375,000

December 31, 2015	$375,000

March 31, 2016	$375,000

June 30, 2016	$375,000

September 30, 2016	$375,000

December 31, 2016	$375,000

Term B Loan Maturity Date	$141,000,000

EXHIBIT A

[Form of]

ADMINISTRATIVE QUESTIONNAIRE

CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.)(1)

Agent Address:	UBS AG, Stamford Branch	Attn: Banking Products Services Agency
	677 Washington Boulevard	Telephone: (203) 719-3158
	Stamford, Connecticut 06901	Facsimile: (203) 719-3180
E-mail: DL-UBSAgency@ubs.com

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly.  If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

•	Signing Credit Agreement	Yes	No

•	Coming in via Assignment	Yes	No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other please specify)

Lender Parent:

(1)                                Is the Borrower to be renamed after closing necessitating a change to the lead-in in the Credit Agreement?

Domestic Address	Eurodollar Address

Contacts/Notification Methods:  Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:
	Primary Operations Contact	Secondary Operations Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:
	Bid Contact	L/C Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

[The Agent’s wire instructions will be disclosed at the time of closing.]

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I.              Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution:  a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI.  It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  An original tax form must be submitted.

II.            Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income.  Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B

[Form of]
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an [Affiliate/Approved Fund](2) of [identify Lender]] [and is an Affiliated Lender]

3.	Borrower(s):	CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.)

(2)                    Select as applicable.

4.                                       Administrative Agent:  UBS AG, Stamford Branch, as the administrative agent under the Credit Agreement

5.                                       Credit Agreement:  The Credit Agreement dated as of February 11, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.), a Delaware corporation (“Borrower”), CPI INTERNATIONAL HOLDING CORP. (f/k/a CATALYST HOLDINGS 2, INC.), a Delaware corporation (“Holdings”), the Subsidiary Guarantors party thereto, the Lenders, UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.

6.             Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans(3)
Term B Loans	$	$		%
Revolving Loans(4)	$	$		%
Swingline Loans(5)	$	$		%
Incremental Term Loans	$	$		%

(3)                                Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(4)                                Affiliated Lenders may not be an assignee of Revolving Loans or Revolving Commitments.

(5)                                Affiliated Lenders may not be an assignee of Revolving Loans or Revolving Commitments.

Effective Date:                              , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.](6)

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]
By:
Title:

[Consented to and Accepted:

CPI INTERNATIONAL ACQUISITION, INC.

By:
Name:
Title:](7)

(6)                  This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.

(7)                  To be completed to the extent consent required under Section 10.04(b).

UBS AG, STAMFORD BRANCH,
as Administrative Agent [and Issuing Bank](8)

By:
Name:
Title:

By:
Name:
Title:

[UBS LOAN FINANCE,
as Swingline Lender

By:
Name:
Title:

By:
Name:
Title:](9)

(8)               Reference to Issuing Bank required for an assignment of Revolving Commitments.

(9)               Reference to Swingline Lender required for an assignment of Revolving Commitments.

ANNEX 1 to Assignment and Assumption

CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.).
CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date (as set forth above), it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(e) or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date[,] [and]

Annex 1-1

(viii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee [and (vix) it does not hold in the aggregate more than 20% of the outstanding principal amount of the Term Loans or Term Loan Commitments(10)]; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic means such as PDF shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

(10)         Include if Assignee is an Affiliated Lender.

Annex 1-2

EXHIBIT C

[Form of]
BORROWING REQUEST

UBS AG, Stamford Branch,
as Administrative Agent for
the Lenders referred to below,
677 Washington Boulevard
Stamford, Connecticut 06901

Attention:  Banking Products Services Agency

Re:          CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.)

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of February 11, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.), a Delaware corporation (“Borrower”), CPI INTERNATIONAL HOLDING CORP. (f/k/a CATALYST HOLDINGS 2, INC.), a Delaware corporation (“Holdings”), the Subsidiary Guarantors party thereto, the Lenders, UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.  Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Class of Borrowing
[Revolving Borrowing]
[Term Borrowing(11)]
[Swingline Loan]

(11)              Specify Term B Borrowing or Incremental Term Borrowing.

(B)	Principal amount of Borrowing(12)
(C)	Date of Borrowing (which is a Business Day(13))
(D)	Type of Borrowing	[ABR] [Eurodollar](14)
(E)	In the case of Eurodollar Loans:
Interest Period and the last day thereof(15)
(F)	Funds are requested to be disbursed to Borrower’s account with [ ] (Account No. [ ]).

[Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.02(b), (c) and (d) of the Credit Agreement are satisfied as of the date hereof.](16)

[Signature Page Follows]

(12)                          ABR Loans must be in an amount that is at least $500,000 and an integral multiple of $500,000 or equal to the remaining available balance of the applicable Commitments.  Eurodollar Loans must be in an amount that is at least $1,000,000 and an integral multiple of $1,000,000 or equal to the remaining available balance of the applicable Commitments.

(13)                          Shall be a Business Day that is (a) the date hereof in the case of a borrowing into ABR Loans (other than Swingline Loans) to the extent this Borrowing Request is delivered to the Administrative Agent prior to 12:00 noon, New York City time on the date hereof, otherwise one Business Day following the date of delivery hereof, and (b) three Business Days following the date hereof in the case of a Borrowing into Eurollar Loans to the extent this Borrowing Request is delivered to the Administrative Agent prior to 11:00 a.m. New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof.

(14)                          Shall be ABR for Swingline Loans.

(15)                          Subject to the definition of “Interest Period” in the Credit Agreement.

(16)                          In the case of the initial Credit Extension, this sentence should be removed.

CPI INTERNATIONAL ACQUISITION, INC.

By:
Name:
	Title:	[Responsible Officer]

EXHIBIT D

[Form of]
COMPLIANCE CERTIFICATE

I, [           ], the [Financial Officer] of CPI INTERNATIONAL ACQUISITION, INC. (in such capacity and not in my individual capacity), hereby certify that, with respect to that certain Credit Agreement dated as of February 11, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.), a Delaware corporation (“Borrower”), CPI INTERNATIONAL HOLDING CORP. (f/k/a CATALYST HOLDINGS 2, INC.), a Delaware corporation (“Holdings”), the Subsidiary Guarantors party thereto, the Lenders, UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank (capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement):

a.             Attached hereto as Schedule 1 are detailed calculations demonstrating compliance by Borrower, Holdings and each Subsidiary Guarantor with Sections 6.09(a) and (b) [and, in the case of delivery of annual financial statements, Section 6.09(c)](17) of the Credit Agreement.  Borrower, Holdings and the Subsidiary Guarantors are in compliance with such Sections as of the date hereof.  [Attached hereto as Schedule 2 are detailed calculations setting forth the Borrower’s Excess Cash Flow.](18)  [Attached hereto as Schedule 3 is (i) a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income and (ii) the report of an accounting firm setting forth the items required by Section 5.01(c)(ii) of the Credit Agreement.](19)

b.             [No Default has occurred under the Credit Agreement which has not been previously disclosed, in writing, to the Administrative Agent pursuant to a Compliance Certificate.](20)

(17)         To accompany annual financial statement only.

(18)         Only to accompany Holdings’ annual financial statements for each fiscal year of Holdings, beginning with the fiscal year ending on or about September 30, 2012.

(19)         Only to accompany Holdings’ annual financial statements beginning with the fiscal year ending on or about September 30, 2012.

(20)         If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of the corrective action taken or

Footnote continued on next page.

[Signature Page Follows]

Footnote continued from previous page.

proposed to be taken with respect thereto (include, as applicable, information regarding actions, if any, taken since prior certificate).

Dated this [•] day of [•], 20[•].

CPI INTERNATIONAL ACQUISITION, INC.
By:
Name:
	Title:	[Financial Officer]

SCHEDULE 1

Financial Covenants

(A)	Maximum Total Leverage Ratio: Consolidated Indebtedness to Consolidated EBITDA

	(i)	Consolidated Indebtedness as of the last day of the four quarter period ended [•], 20[•]

	(ii)	Consolidated EBITDA Calculation

Consolidated Net Income for the four quarter period ended [•], 20[•] equals:

the aggregate net income of Holdings and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP

(1) excluding the following:

(a) the income of any person (other than a Restricted Subsidiary of Holdings) in which any other person (other than Holdings or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Restricted Subsidiaries by such person during such period

(b) any gain (loss), together with any related provision for taxes on such gain (loss), realized in connection with any Asset Sale or other asset disposition or abandonment (other than in the ordinary course of business) and reserves relating thereto

(c) any net unrealized gain (loss) (after any offset) resulting in such period from obligations under any Hedging Agreement or other derivative instruments and the application of ASC 815

(d) any net unrealized gain (loss) (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness

Sch. 1-1

(e) any gains (losses) resulting from the return of surplus assets of any Plan

(f) any non-recurring tax benefits resulting from the transactions contemplated by the Transaction Documents

(g) the income of any Restricted Subsidiary of Holdings to the extent that the payment thereof to Borrower or a Subsidiary Guarantor, whether by dividends or similar distributions, intercompany loan repayments or otherwise, is not at the time permitted for any reason other than by operation of any Requirement of Law applicable to that Restricted Subsidiary;(21)

Consolidated Net Income

(2) plus to the extent reducing (and not added back to) such Consolidated Net Income (other than in the case of clause (f)), the sum, without duplication, of amounts (calculated on an after tax basis where appropriate) for

(a) provision for taxes based on income or profit or capital, including state, local and franchise taxes (or the non-U.S. equivalent thereof) for such period (including tax expenses of Foreign Restricted Subsidiaries and foreign withholding taxes paid or accrued for such period)

(b) Consolidated Interest Expense for such period

(c) the total amount of depreciation and amortization expenses (including amortization of goodwill and other intangibles, and all expenditures in respect of licensed or purchased software or internally developed software and software enhancements that are, or are required to be reflected as, capitalized costs, but excluding amortization of prepaid cash expenses that were paid in a prior period) for such period

(21)         Provided that, for the avoidance of doubt, the sole fact that such a payment would result in adverse tax consequences for any Company shall not cause such income to be excluded pursuant to this clause.

Sch. 1-2

(d) to the extent permitted to be made under Section 6.08(e) of the Credit Agreement, any management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued by Borrower in such period pursuant to the terms of the Advisory Agreement

(e) any other non-cash charges, expenses or losses reducing Consolidated Net Income for such period(22) but excluding amortization of a prepaid cash item that was paid in a prior period

(f) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Net Income pursuant to clause (3) below for any previous period

(g) the amount of any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary deducted in such period in calculating Consolidated Net Income

(h) any non-cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write downs related to intangible assets, long-lived assets, investments in debt and equity securities or otherwise as a result of a change in law or regulation (including the amortization of the consideration for any non-competition agreements entered into in connection with the transactions contemplated by the Transaction Documents)

(i) any net loss from discontinued operations and any net loss on disposal of discontinued operations

(22)         Provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income to such extent.

Sch. 1-3

(j) non-cash charges and expenses relating to employee benefit or other management compensation plans of any direct or indirect parent of Borrower (to the extent such non-cash charges relate to plans of any direct or indirect parent of Borrower for the benefit of members of the board of directors of Borrower (in their capacity as such) or employees of Borrower and its Restricted Subsidiaries), Borrower or any of its Restricted Subsidiaries or any non-cash compensation charge and other non-cash expenses or charges arising from any grant, issuance or repricing of stock appreciation or similar rights, stock, stock options, restricted stock or other equity based awards of any direct or indirect parent of Borrower (to the extent such non-cash charges relate to plans of any direct or indirect parent of Borrower for the benefit of members of the board of directors of Borrower (in their capacity as such) or employees of Borrower and its Restricted Subsidiaries), Borrower or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period)

(k) any losses attributable to the extinguishment of any (1) Indebtedness or (2) other derivative instruments of Borrower or any of its Restricted Subsidiaries

(l) any fees, expenses, costs or charges (including all transaction, restructuring and transition costs, fees and expenses (including diligence costs, cash severance costs, retention payments to employees, lease termination costs and reserves)) or any amortization thereof, related to any Subject Transaction (in each case, including any such transaction undertaken but not completed), including (1) such fees, expenses or charges related to the Transactions and (2) any amendment or other modification of the Credit Agreement

Sch. 1-4

(m) accruals and reserves (other than fees, expenses, costs or charges relating to the Transactions) that are established within twelve months after the Closing Date that are so required to be established as a result of the Merger or the other Transactions in accordance with GAAP(23)

(n) any extraordinary losses during such period in accordance with GAAP

(o) any non-recurring or unusual expenses, losses or charges(24)

(3) minus the sum, without duplication, of the following amounts (calculated on an after tax basis where appropriate)

(a) non-cash gains increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expenses in a prior period after the Closing Date (which, for the avoidance of doubt, shall be deducted from Consolidated Net Income pursuant to clause (2)(e) above), and (2) the amortization of income and the accrual of revenue or income, in each case, to the extent cash is not received in the current period

(b) any net gain from discontinued operations or after-tax net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income

(c) any extraordinary, non-recurring or unusual gain to the extent increasing Consolidated Net Income

(d) the amount of any minority interest income consisting of Subsidiary Guarantor losses attributable to minority interests of third parties in any non-wholly owned Subsidiary Guarantor

(23)         Provided that the aggregate amount under this clause (m) shall not exceed $5,000,000.

(24)         Provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (o) shall not exceed $10,000,000 in such period.

Sch. 1-5

[proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment under Section 6.04(e) of the Credit Agreement, any Permitted Acquisition or any Asset Sale permitted under the Credit Agreement](25)

[Deemed Consolidated EBITDA for the fiscal quarter ended [ ]](26)

[any permitted Specified Equity Contributions made with respect to the Test Period]]

Consolidated EBITDA

		Consolidated Indebtedness to Consolidated EBITDA	[ ]:1.00

		Covenant Requirement	No more than [ ]:1.00

(B)	Minimum Cash Interest Coverage Ratio: Consolidated EBITDA to Cash Interest Expense

	(i)	Consolidated EBITDA for the four quarter period ended [•], 20[•]

(25)         To be included to the extent not already included in the Consolidated Net Income of Holdings and its Restricted Subsidiaries.

(26)         If deemed numbers are applicable for any relevant fiscal quarter, all other line items in the calculation of Consolidated EBITDA for such period shall exclude amounts from such fiscal quarter.

Sch. 1-6

(ii)	Cash Interest Expense Calculation(27):

(1) Consolidated Interest Expense paid in cash

(2) less the sum of

(a) to the extent included in Consolidated Interest Expense and paid in cash during such period, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Holdings or any of its Restricted Subsidiaries for such period including, without limitation, net costs under Hedging Agreements dealing with interest rates and any commitment fees under such Hedging Agreements

(b) any one-time cash costs paid in such period associated with breakage in respect of Hedging Agreements for interest rates

Cash Interest Expense

	Consolidated EBITDA to Cash Interest Expense	[ ]:1.00

	Covenant Requirement	Greater than or equal to [ ]:1.00

(27)         Provided that, subject to adjustment for events occurring after the Closing Date pursuant to Section 1.04 of the Credit Agreement, when determining Cash Interest Expense of Borrower in respect of any Test Period ending prior to the first anniversary of the Closing Date, Cash Interest Expense shall be calculated by multiplying the aggregate Cash Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such Test Period.  If the Cash Interest Coverage Ratio must be calculated on a Pro Forma Basis for the four-fiscal quarter period ending January 1, 2011 in order to determine the permissibility of a transaction thereunder, then, solely for such purpose, the Transactions shall be deemed to have been consummated on October 1, 2010 and Cash Interest Expense shall equal the Cash Interest Expense for the fiscal quarter of Borrower ended January 1, 2011 times four.

Sch. 1-7

[(C)	Maximum Capital Expenditures

Capital Expenditures

	Stated Covenant Requirement	No more than $[ ]

Carry Over

2.5% of the net sales generated by the person or business acquired in any Permitted Acquisition after the Closing Date during the latest four full fiscal quarters prior to such Permitted Acquisition for which financial statements for such person or business are available (rounded to the nearest $100,000)

	Total Covenant Requirement	No more than $[ ]]

Sch. 1-8

[SCHEDULE 2

Excess Cash Flow Calculation:

Consolidated Net Income for fiscal year ended [ ], 20[•]

(a) The sum, without duplication, of the following:

(i) Consolidated Net Income

(ii) an amount equal to the sum of total depreciation expense, total amortization expense and other non-cash charges to the extent reducing Consolidated Net Income

(iii) decreases in Consolidated Working Capital for such period

(iv)

an amount equal to the aggregate net non-cash loss on any asset sale by Holdings and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at Consolidated Net Income over

(b) the sum, without duplication, of the following:(28)

(i) an amount equal to the amount of all non-cash, income, gains, and credits included in arriving at Consolidated Net Income

(ii)

the aggregate amount of Capital Expenditures of and acquisitions of intellectual property, in each case to the extent made in cash, except to the extent financed with the proceeds of Indebtedness of Holdings or any of its Restricted Subsidiaries (other than Revolving Loans or Swingline Loans)

(28)                            Only to the extent not otherwise reducing Consolidated Net Income for such period.

Sch. 2-1

(iii)

the aggregate amount of all principal payments of Indebtedness of Holdings or its Restricted Subsidiaries (other than Loans but including the principal component of payments in respect of Capital Lease Obligations) made during such period, except to the extent financed with the proceeds of Indebtedness of Holdings or any of its Restricted Subsidiaries (other than Revolving Loans) or to the extent such payments are not permitted under the Credit Agreement

(iv)	increases in Consolidated Working Capital for such period

(v)

except to the extent financed with proceeds of Indebtedness of Holdings or any of its Restricted Subsidiaries (other than Revolving Loans or Swingline Loans), cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and such Restricted Subsidiaries (other than Indebtedness)

(vi)

all cash amounts paid by Holdings and its Restricted Subsidiaries during such period in connection with all Permitted Acquisitions and all Investments pursuant to Section 6.04(d), (e), (k), (r) or (s) (except to the extent invested into a Restricted Subsidiary), to the extent not financed with the proceeds of Indebtedness of Holdings or its Restricted Subsidiaries (other than Revolving Loans)

(vii)

cash payments actually paid under earnout and contingent obligations incurred in connection with Permitted Acquisitions and Investments made pursuant to Section 6.04(k), (r) or (s) (except to the extent invested into a Restricted Subsidiary), to the extent not financed with the proceeds of Indebtedness of Holdings or any of its Restricted Subsidiaries (other than Revolving Loans)

(viii)

all amounts paid in cash in respect of covenants not to compete, consulting agreements and other affiliated contracts in connection with Permitted Acquisitions and Investments made pursuant to Section 6.04(k), (r) or (s) (except to the extent invested into a Restricted Subsidiary), to the extent not financed with the proceeds of Indebtedness of Holdings or any of its Restricted Subsidiaries (other than Revolving Loans)

Sch. 2-2

(ix)

reasonable cash costs, fees and expenses (including premium, make-whole and penalty payments) incurred in connection with the issuance or prepayment of any Indebtedness (including any refinancing, except to the extent such costs, fees and expenses are financed with the proceeds of Indebtedness of Holdings or any of its Restricted Subsidiaries (other than Revolving Loans))

(x)

reasonable costs, fees and expenses, in each case paid in cash in such period in each case incurred in connection with the issuance of Equity Interests (including all classes of stock, options to purchase stock and stock appreciation rights to management of a Loan Party), Investments, asset sales or divestitures, in each case as permitted under the Credit Agreement

(xi)	any cash Dividends made to Holdings by any Restricted Subsidiary thereof to the extent permitted under Section 6.07 (other than Section 6.07(d))

(xii)	any cash payment by Holdings and its Restricted Subsidiaries to Sponsor and/or other Affiliates (whether directly or through Holdings) to the extent permitted under Section 6.08(e)

(xiii)

cash taxes paid during such period that did not reduce Consolidated Net Income for such period and the amount of the excess of any cash payments (or tax reserves set aside or payable) in respect of taxes by Holdings and its Restricted Subsidiaries over the tax expense already deducted from Consolidated Net Income

(xiv)	repurchases of Equity Interests permitted by Section 6.07(b) of the Credit Agreement, to the extent funded with cash of the Holdings and its Restricted Subsidiaries

(xv)	to the extent paid in cash during such period, Transaction Costs

(xvi)	the net decrease during such fiscal year (if any) in deferred tax accounts of Holdings and its Restricted Subsidiaries

Sch. 2-3

(xvii)

cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities (including cash pension payments and other cash payments in respect of retirement plans) (in each case, to the extent required to be made) of Holdings and its Restricted Subsidiaries other than Indebtedness

(xviii)	cash payments made during such period in respect of non-cash charges that increased Excess Cash Flow in any prior fiscal year

(xix)	cash payments made during such fiscal year in respect of employee retention payments in connection with a Subject Transaction

(xx)

the income of any Restricted Subsidiary (foreign or domestic) of Holdings (other than Borrower) to the extent that the payment of such income to the Loan Parties, whether by dividends or similar distributions, intercompany loan repayments or otherwise (1) is not at the time of calculation permitted by operation of any Requirements of Law applicable to that Restricted Subsidiary or (2) would at the time of calculation result in material adverse tax consequences for any Company(29)

(29)                            Provided, however, that to the extent such prohibition in clause (xx)(1) or material adverse tax consequence in clause (xx)(2) does not exist at the time of any future calculation, any amounts deducted from Excess Cash Flow pursuant to clause (xx)(1) or (xx)(2), as applicable, which have not already been added to Excess Cash Flow pursuant to this proviso, shall be added to Excess Cash Flow at the time of such future calculation; provided further that such Restricted Subsidiary’s income should not be deducted from Excess Cash Flow by operation of this clause (xx) to the extent such income was actually received in cash by Borrower or a Subsidiary Guarantor during such period.

Sch. 2-4

(xxi)

without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Borrower or its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property to be consummated or made during the 90 days following such period to the extent intended to be financed with internally generated cash flow of Borrower and its Restricted Subsidiaries(30)

	Excess Cash Flow	]

(30)                            Provided that to the extent the aggregate amount of internally generated cash flow utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property during such 90 days is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for the period following such period.

Sch. 2-5

[SCHEDULE 3

See Attached]

Sch. 3-1

EXHIBIT E

[Form of]
INTEREST ELECTION REQUEST

UBS AG, Stamford Branch,
   as Administrative Agent
677 Washington Boulevard
Stamford, Connecticut 06901

Attention:  Banking Products Services Agency

[Date]

Re:                               CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.)

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.08 of the Credit Agreement dated as of February 11, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.), a Delaware corporation (“Borrower”), CPI INTERNATIONAL HOLDING CORP. (f/k/a CATALYST HOLDINGS 2, INC.), a Delaware corporation (“Holdings”), the Subsidiary Guarantors party thereto, the Lenders, UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Borrower hereby requests that on [                    ](31) (the “Interest Election Date”),

1.                                       $[                    ] of the presently outstanding principal amount of the Loans originally made on [                    ],

(31)                            Shall be a Business Day that is (a) the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 12:00 noon, New York City time on the date hereof, otherwise one Business Day following the date of delivery hereof, and (b) three Business Days following the date hereof in the case of a conversion into/continuation of Eurodollar Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m. New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof, in each case.

2.                                       and all presently being maintained as [ABR Loans] [Eurodollar Loans],

3.                                       be [converted into] [continued as],

4.                                       [Eurodollar Loans having an Interest Period of [one/two/three/six/nine/twelve months](32) [ABR Loans].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom:

(a)                                  the foregoing [conversion] [continuation] complies with the terms and conditions of Section 2.08 of the Credit Agreement (including the limitations set forth in the definition of “Interest Period”);

(b)                                 no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[Signature Page Follows]

(32)                            Nine and twelve month Interest Periods available only if agreed to by all affected Lenders.

Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

CPI INTERNATIONAL ACQUISITION, INC.
By:
Name:
Title:

EXHIBIT F

[Form of]

JOINDER AGREEMENT

Reference is made to the Credit Agreement dated as of February 11, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.), a Delaware corporation (“Borrower”), CPI INTERNATIONAL HOLDING CORP. (f/k/a CATALYST HOLDINGS 2, INC.), a Delaware corporation (“Holdings”), the Subsidiary Guarantors party thereto, the Lenders, UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Guarantors have entered into the Credit Agreement and the Security Agreement in order to induce the Lenders to make the Loans and Issuing Bank to issue Letters of Credit to or for the benefit of Borrower;

WHEREAS, pursuant to Section 5.11(b) of the Credit Agreement, the undersigned Subsidiary (the “New Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Credit Agreement in order to become a Subsidiary Guarantor as required under the Credit Agreement and to induce the Lenders to make additional Revolving Loans and Issuing Bank to issue Letters of Credit and as consideration for the Loans previously made and Letters of Credit previously issued.

NOW, THEREFORE, the Administrative Agent, Collateral Agent and the New Guarantor hereby agree as follows:

1.                                       Guarantee.  In accordance with Section 5.11(b) of the Credit Agreement, the New Guarantor by its signature below becomes a Subsidiary Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor.

2.                                       Representations and Warranties.  The New Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Subsidiary Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Subsidiary Guarantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof (except to the extent such representation and warranties expressly relate to an earlier date).  Each reference to a Subsidiary Guarantor in the Credit Agreement shall be deemed to include the New Guarantor.  The New Guarantor hereby attaches supplements to the schedules to the Credit Agreement applicable to it.

3.                                       Severability.  Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.                                       Counterparts.  This Joinder Agreement may be executed in counterparts, each of which shall constitute an original.  Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission such as PDF shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

5.                                       No Waiver.  Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

6.                                       Notices.  All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 10.01 of the Credit Agreement.

7.                                       Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR]
By:
Name:
Title:

Address for Notices:

UBS AG, STAMFORD BRANCH, as
Administrative Agent and Collateral Agent
By:
Name:
Title:

By:
Name:
Title:

[Note:  Schedules to be attached.]

EXHIBIT G

[RESERVED]

G-1

EXHIBIT H

[Form of]
LC REQUEST [AMENDMENT]

Dated   (33)

UBS AG, Stamford Branch,
     as Administrative Agent
     under the Credit Agreement referenced below

677 Washington Boulevard
Stamford, Connecticut 06901
Attention:  Banking Products Services Agency

[Name and address of Issuing Bank
if different from Administrative Agent]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of February 11, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.), a Delaware corporation (“Borrower”), CPI INTERNATIONAL HOLDING CORP. (f/k/a CATALYST HOLDINGS 2, INC.), a Delaware corporation (“Holdings”), the Subsidiary Guarantors party thereto, the Lenders, UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.

We hereby request that [name of proposed Issuing Bank], as the Issuing Bank under the Credit Agreement, [issue] [amend] [renew] [extend] [a] [an existing] [Standby] [Commercial] Letter of Credit for the account of the undersigned[(34)] on [(35)] (the “Date of [Issuance] [Amendment]

(33)                            Date of LC Request.

(34)                            Note that if the LC Request is for the account of a Restricted Subsidiary, Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account or in favor of any Restricted Subsidiary.

(35)                            Date of [Issuance] [Amendment] [Renewal] [Extension] which shall be at least three Business Days after the date of this LC Request, if this LC Request is delivered to Issuing Bank by 12:00 noon, New York City time (or such shorter period as is acceptable to Issuing Bank).

[Renewal] [Extension]”) in the aggregate stated amount of [(36)].  [Such Letter of Credit was originally issued on [date].]  The requested Letter of Credit [shall be] [is] denominated in [Dollars].  [The requested Letter of Credit is requested as an Auto-Renewal Letter of Credit.]

For purposes of this LC Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit [will be] [is] [(37)], and such Letter of Credit [will be] [is] in support of [(38)] and [will have] [has] a stated expiration date of [(39)].  [Describe the nature of the amendment, renewal or extension.]  [The documents to be presented by the beneficiary in connection with any drawing under the requested Letter of Credit are [•] [and a certificate of the beneficiary in the form attached hereto as Exhibit A].]

We hereby certify that:

(1)                                  At the time of and immediately after giving effect to the Letter of Credit [issuance] [amendment] [renewal] [extension] on the date hereof and the application of the proceeds thereof, no Default or Event of Default has occurred or will be continuing.

(2)                                  Each of the representations and warranties made by any Loan Party set forth in Article III of the Credit Agreement or in any other Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” are true and correct in all respects) on and as of today’s date with the same effect as though made on and as of today’s date, except to the extent such representations and warranties expressly relate to an earlier date.

(3)                                  With respect to Letters of Credit issued for the account of a Restricted Subsidiary only, the Lenders and the Administrative Agent have timely received the information required under Section 10.13 of the Credit Agreement.

(36)                            Aggregate initial stated amount of Letter of Credit.

(37)                            Insert name and address of beneficiary.

(38)                            Insert description of the obligation or commercial transaction to which it relates.

(39)                            Insert last date upon which drafts may be presented (assuming any automatic renewal is prevented) which may not be later than (i) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Letter of Credit Expiration Date.

(4)                                  After giving effect to the request herein, the LC Exposure will not exceed the LC Commitment and the total Revolving Exposures will not exceed the total Revolving Commitments.

Copies of the documents to be presented in connection with any drawing under the Letter of Credit are attached hereto.

CPI INTERNATIONAL ACQUISITION, INC.
By:
Name:
Title:

EXHIBIT I

[Form of]
LENDER ADDENDUM

Reference is made to the Credit Agreement dated as of February 11, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.), a Delaware corporation (“Borrower”), CPI INTERNATIONAL HOLDING CORP. (f/k/a CATALYST HOLDINGS 2, INC.), a Delaware corporation (“Holdings”), the Subsidiary Guarantors party thereto, the Lenders, UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 10.15 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitment set forth in Schedule 1 hereto, effective as of the Closing Date.

THIS LENDER ADDENDUM SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page hereof by facsimile transmission or other electronic means such as PDF shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this        day of [          ], 201[•].

,
as a Lender
[Please type legal name of Lender above]
By:
Name:
Title:

[If second signature is necessary:]
By:
Name:
Title:

Accepted and agreed:

CPI INTERNATIONAL ACQUISITION, INC.

By:
Name:
Title:

UBS AG, STAMFORD BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Schedule 1

COMMITMENTS AND NOTICE ADDRESS

1.	Name of Lender:
Notice Address:

Attention:
Telephone:
Facsimile:

2.	Commitment:

EXHIBIT J

[Form of]
MORTGAGE

[Attached]

J-1

EXHIBIT K-1

[Form of]
TERM B NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.), a Delaware Corporation (“Borrower”), hereby promises to pay to [LENDER] (the “Lender”) or registered assigns, on the Term B Loan Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of                 DOLLARS ($                ), or, if less, the aggregate unpaid principal amount of all Term B Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement.  Borrower further agrees to pay interest in like money at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Credit Agreement.

Subject to Section 10.04(c) of the Credit Agreement, the holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Term B Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of February 11, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Borrower, CPI INTERNATIONAL HOLDING CORP. (f/k/a CATALYST HOLDINGS 2, INC.), a Delaware corporation (“Holdings”), the Subsidiary Guarantors party thereto, the Lenders, UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security

K-1-1

interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.  TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

K-1-2

CPI INTERNATIONAL ACQUISITION, INC.
as Borrower
By:
Name:
Title:

K-1-3

EXHIBIT K-2

[Form of]
REVOLVING NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.), a Delaware Corporation (“Borrower”), hereby promises to pay to [Lender] (the “Lender”) or registered assigns, on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                          DOLLARS ($                        ) and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below.  Borrower further agrees to pay interest in like money at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Credit Agreement.

Subject to Section 10.04(c) of the Credit Agreement, the holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of February 11, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Borrower, CPI INTERNATIONAL HOLDING CORP. (f/k/a CATALYST HOLDINGS 2, INC.), a Delaware corporation (“Holdings”), the Subsidiary Guarantors party thereto, the Lenders, UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

K-2-1

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.  TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

K-2-2

CPI INTERNATIONAL ACQUISITION, INC.
as Borrower
By:
Name:
Title:

K-2-3

EXHIBIT K-3

[Form of]
SWINGLINE NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.), a Delaware Corporation (“Borrower”), hereby promises to pay to the order of UBS LOAN FINANCE LLC (the “Lender”) or registered assigns, on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                          ($                        ) and (b) the aggregate unpaid principal amount of all Swingline Loans made by Lender to the undersigned pursuant to Section 2.17 of the Credit Agreement referred to below.  Borrower further agrees to pay interest on the unpaid principal amount hereof in like money at such office specified in Section 2.14 of the Credit Agreement from time to time from the date hereof at the rates and on the dates specified in Section 2.06 of the Credit Agreement.

Subject to Section 10.04(c) of the Credit Agreement, the holder of this Note may endorse and attach a schedule to reflect the date, the amount of each Swingline Loan and the date and amount of each payment or prepayment of principal thereof; provided that the failure of Lender to make such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of February 11, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Borrower, CPI INTERNATIONAL HOLDING CORP. (f/k/a CATALYST HOLDINGS 2, INC.), a Delaware corporation (“Holdings”), the Subsidiary Guarantors party thereto, the Lenders, UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

K-3-1

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.  TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

K-3-2

CPI INTERNATIONAL ACQUISITION, INC.
as Borrower
By:
Name:
Title:

K-3-3

EXHIBIT L-1

[Form of]
PERFECTION CERTIFICATE

[Provided Under Separate Cover]

L-1-1

EXHIBIT L-2

[Form of]
PERFECTION CERTIFICATE SUPPLEMENT

[Provided Under Separate Cover]

L-2-1

EXHIBIT M

[Form of]
SECURITY AGREEMENT

[Provided Under Separate Cover]

M-1

EXHIBIT N

[RESERVED]

N-1

EXHIBIT O

[Form of]
SOLVENCY CERTIFICATE

February 11, 2011

This Certificate is furnished pursuant to Section 4.01(h) of the Credit Agreement dated as of February 11, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CPI INTERNATIONAL ACQUISITION, INC., a Delaware corporation (“Borrower”), CPI INTERNATIONAL HOLDING CORP., a Delaware corporation (“Holdings”), the Subsidiary Guarantors party thereto, the lenders party thereto (the “Lenders”), UBS LOAN FINANCE LLC, as swingline lender, and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent for the Lenders and as collateral agent for the Secured Parties and the Issuing Bank.  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

I, the undersigned, Chief Financial Officer of Borrower, do hereby certify on behalf of Borrower, solely in my capacity as an officer and not in an individual capacity, that, on the date hereof, after giving effect to the consummation of the Transactions:

1.                                       The sum of the present debt and liabilities (including subordinated and contingent liabilities) of Holdings and its Restricted Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Holdings and its Restricted Subsidiaries, on a consolidated basis.

2.                                       The present fair saleable value of the assets of Holdings and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the debt and liabilities (including subordinated and contingent liabilities) of Holdings and its Restricted Subsidiaries as they become absolute and matured.

3.                                       The capital of Holdings and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business (taken as a whole) as contemplated on the date hereof and as proposed to be conducted following the Closing Date.

4.                                       Holdings and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

O-1

The undersigned is familiar with the business and financial position of Holdings and its Restricted Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its Restricted Subsidiaries after consummation of the Transactions.

[Signature Page Follows]

P-2

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

CPI INTERNATIONAL ACQUISITION, INC.
(f/k/a CATALYST HOLDINGS, INC.)
By:
Name:
Title:

P-3

EXHIBIT P

[Form of]
INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (this “Agreement”), dated as of February 11, 2011, is made among CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.), a Delaware corporation (“Borrower”), CPI INTERNATIONAL HOLDING CORP. (f/k/a CATALYST HOLDINGS 2, INC.), a Delaware corporation (“Holdings”) the subsidiaries of the Borrower party hereto (the “Subsidiaries”) and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders.

WHEREAS, Borrower, Holdings, the Subsidiary Guarantors party thereto, the Lenders, UBS LOAN FINANCE LLC, as Swingline Lender, and UBS AG, STAMFORD BRANCH, as Issuing Bank, as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties and the Issuing Bank have entered into the Credit Agreement dated as of February 11, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

WHEREAS, pursuant to Article VII of the Credit Agreement, Holdings and the Subsidiary Guarantors have agered to guarantee the Obligations of Borrower under the Credit Agreement;

WHEREAS, each of Holdings and its Subsidiaries (each, a “Company”) has made or may make certain loans or advances (each, an “Intercompany Loan”) from time to time to one or more other Companies;

WHEREAS, in order to induce the Administrative Agent and the Lenders to enter into the Credit Agreement, each Company (in such capacity, a “Payee”) has agreed to the subordination of such Intercompany Loans made to any Loan Party (in such capacity, a “Payor”) by such Payee, upon the terms and subject to the conditions set forth in this Agreement and has further agreed that any Intercompany Loan by or to a Loan Party shall be evidenced by a promissory note and shall be subject to this Agreement and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations, and warranties set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

SECTION 1.01. Anything in any agreement governing the Intercompany Loans to the contrary notwithstanding, all Intercompany Loans owed by any Payor to any Payee (the “Subordinated Indebtedness”) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Obligations of such Payor under the Credit Agreement including, without limitation, where applicable, under such Payor’s guarantee of the Obligations under the Credit Agreement (such Obligations including interest thereon accruing after the commencement of any proceedings referred to in clause (a) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(a)           In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts (other than unasserted contingent indemnification obligations and other similar contingent obligations not yet due and payable) constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of such Subordinated Indebtedness and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than unasserted contingent indemnification obligations and other similar contingent obligations not yet due and payable), any payment or distribution to which such Payee would otherwise be entitled shall be made to the holders of Senior Indebtedness;

(b)           if any Event of Default occurs and is continuing with respect to any Senior Indebtedness, no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to Subordinated Indebtedness; and

(c)           if any payment or distribution of any character, whether in cash, securities or other property, in respect of Subordinated Indebtedness shall (despite these subordination provisions) be received by any Payee in violation of clause (a) or (b) before all Senior Indebtedness shall have been paid in full in cash (other than unasserted contingent indemnification obligations and other similar contingent obligations not yet due and payable), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the Administrative Agent for distribution to the holders of Senior Indebtedness, ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

SECTION 1.02. To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of the Subordinated Indebtedness set forth herein by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination required hereunder is for the benefit of the Administrative Agent, Issuing Bank and the Lenders, and that the Administrative Agent may, on behalf of the itself, Issuing Bank and the Lenders, proceed to enforce the subordination provisions herein.

SECTION 1.03. Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on the Subordinated Indebtedness as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness. Except to the extent provided in Section 1.01, each Payor may make all payments in respect of Subordinated Indebtedness as and when the same shall be due and payable in accordance with its terms.

SECTION 1.04. All notes and other instruments evidencing any of the Subordinated Indebtedness, if any, shall be endorsed with a legend noting that such documents and instruments are subject to this Agreement, and each Payee shall promptly deliver to Administrative Agent evidence of the same. Such legend shall appear in substantially the following form:

“This Note is subject to the terms and provisions of the Intercompany Subordination Agreement executed by the Payee in favor of UBS AG, Stamford Branch, as Administrative Agent.”

SECTION 1.05. Each Payor and Payee shall execute, acknowledge, deliver, file, notarize, and register at its own expense all such further agreements, instruments, certificates, financing statements, documents, and assurances, and perform such acts as Administrative Agent reasonably shall deem necessary to effectuate the purposes of this Agreement, and promptly provide Administrative Agent with evidence of the foregoing reasonably satisfactory to Administrative Agent.

SECTION 1.06. This Agreement is entered into for the sole protection and benefit of the parties hereto and the Secured Parties and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

SECTION 1.07. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each Payor and Payee and by the Administrative Agent, on behalf of each Lender and other Secured Party and their respective successors and permitted assigns.

SECTION 1.08. THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CHOICE OF LAW RULES THAT MAY REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 1.09. EACH PAYOR AND PAYEE HEREBY (i) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK.

SECTION 1.10. This Agreement constitutes the entire agreement of each of the Payees, Payors, Administrative Agent and each of the Secured Parties with respect to the matters set forth herein and supersedes any prior agreements, commitments, draft, communications, discussions and understandings, oral or written, with respect thereto.

SECTION 1.11. No amendment to any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by each of the Payees and Payors and the Administrative Agent; and no waiver of any provision of this Agreement, or consent to any departure by any Payee or Payor therefrom, shall in any event be effective unless the same shall be in writing and signed by Administrative Agent. Any such amendment, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 1.12. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement or the validity or effectiveness of such provision in any other jurisdiction.

SECTION 1.13. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic means such as PDF shall be equally effective as delivery of an original executed counterpart of this Agreement.

SECTION 1.14. Upon the payment in full of Senior Indebtedness (other than unasserted contingent indemnification obligations and other similar contingent obligations not yet due and payable), this Agreement shall terminate and Administrative Agent shall promptly execute and deliver to each Payor and Payee such documents and instruments as shall be reasonably necessary to evidence such termination.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

CPI INTERNATIONAL ACQUISITION, INC.
By:
Name:
Title:

CPI INTERNATIONAL HOLDING CORP.

By:
Name:
Title:

[SUBSIDIARIES]

By:
Name:
Title:

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:
Name:
Title:
By:
Name:
Title:

EXHIBIT Q

[Form of]
NON-BANK CERTIFICATE

Reference is made to the Credit Agreement dated as of February 11, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CPI INTERNATIONAL ACQUISITION, INC. (f/k/a CATALYST HOLDINGS, INC.), a Delaware corporation (“Borrower”), CPI INTERNATIONAL HOLDING CORP. (f/k/a CATALYST HOLDINGS 2, INC.), a Delaware corporation (“Holdings”), the Subsidiary Guarantors party thereto, the Lenders, UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.

The undersigned is not (i) a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), (ii) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and that (iv) no interest payments in connection with the Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

[NAME OF LENDER]
By:
Name:
Title:

[ADDRESS]

Dated: , 20

Q-1

Schedule 1.01(b)

Subsidiary Guarantors

Communications & Power Industries LLC

CPI Econco Division

CPI Malibu Division

CPI Subsidiary Holdings LLC

Communications & Power Industries International Inc.

Communications & Power Industries Asia Inc.

Schedule 1.01(c)

Existing Letters of Credit

UBS reference	Pricing Option	Facility/Borrower	Current Amount	CCY	Effective Date	Actual Expiry Date
WALI-A02153-1MON	Standby letter of credit	18359 / Communication and Power Industries, Inc.	$561,600.00	USD	1/16/2008	7/30/2011
WALI-A02713-1MON	Standby letter of credit	41449 / Communication and Power Industries, Inc.	$205,250.00	USD	10/30/2008	12/31/2011
WALI-A03032-1POZ	Standby letter of credit	18359 / Communication and Power Industries, Inc.	$840,000.00	USD	3/31/2009	12/31/2011
WALI-A03077-1MON	Standby letter of credit	18359 / Communication and Power Industries, Inc.	$59,045.00	USD	4/16/2009	2/15/2011
WALI-A03146-1MON	Standby letter of credit	41449 / Communication and Power Industries, Inc.	$1,026,250.00	USD	6/02/2009	2/15/2011
WALI-A03635-1MON	Standby letter of credit	18359 / Communication and Power Industries, Inc.	$199,440.00	USD	3/10/2010	3/10/2011
WALI-A03643-1POZ	Standby letter of credit	18359 / Communication and Power Industries, Inc.	$24,075.00	USD	3/17/2010	8/1/2011
WALI-A03917-1MON	Standby letter of credit	18359 / Communication and Power Industries, Inc.	$3,600.00	USD	8/10/2010	5/15/2011
WALI-F033898	Standby letter of credit	18359 / Communication and Power Industries, Inc.	$1,250,000.00	USD	2/2/2004	4/1/2011
WALI-Y034035	Standby letter of credit	18359 / Communication and Power Industries, Inc.	$360,000.00	USD	3/8/2004	7/16/2011

Schedule 3.03

Governmental Approvals; Compliance with Laws

None.

Schedule 3.06(a)

Challenges to Validity or Effectiveness

None.

Schedule 3.06(c)

Violations or Proceedings

None.

Schedule 3.07(c)

Organizational Chart

See attached.

Schedule 3.15

Labor Matters

None.

Schedule 3.18

Environmental Matters

None.

Schedule 3.19

Insurance

See attached.

Schedule 3.21

Merger Documents

(i)

Company Disclosure Letter, dated as of November 24, 2010, delivered by the Acquired Business to Borrower.

Parent Disclosure Letter, dated as of November 24, 2010, delivered by Borrower to the Acquired Business.

Voting Agreement, dated as of November 24, 2010, by and among Borrower and the stockholders named therein.

Certificate of Incorporation of the Surviving Corporation (as defined in the Merger Agreement).

(ii)

Bringdown Certificate delivered by the Acquired Business to Borrower pursuant to Sections 8.3(a) and (b) of the Merger Agreement.

Bringdown Certificate delivered by Borrower to the Acquired Business pursuant to Sections 8.2(a) and (b) of the Merger Agreement.

Schedule 3.23

Customs, International Trade and OFAC Disclosures

On December 9, 2010, the Acquired Business submitted an initial voluntary disclosure to OFAC reporting that the Cham, Switzerland office (“CPII Switzerland”) of the Acquired Business’ indirectly wholly owned subsidiary, Communications & Power Industries International Inc. (“CPII”), a Delaware corporation and a U.S. person, was involved in the sale to a customer in Iran of medical equipment manufactured by the Acquired Business’ Canadian subsidiary (“CPI Canada”).  The medical equipment consisted of CMP200 and Indico 100 medical X-ray generators (collectively referred to as “X-ray generators”), an Automatic Exposure Control (“AEC”) option, a CMP200DR X-ray generator (part of the CMP200 series) and a medical digital imaging workstation (including an AEC) (part of the RadVision system).  The X-ray generators and RadVision system are classified as medical devices by Health Canada and the U.S. Food & Drug Administration and are specially designed for medical end use.  Each of these products is classified by the U.S. Department of Commerce — Bureau of Industry and Security (“BIS”) as EAR99.  A final report in connection with the December 9, 2010 disclosure was filed with OFAC on January 28, 2011.

The disclosures reported that between 2005 and 2010, CPII Switzerland marketed, booked, and processed transactions involving a customer in Iran in violation of 31 C.F.R. § 560.208, which prohibits United States persons from facilitating transactions with Iran without a license.  In addition, the final report disclosed that the products were purchased from CPI Canada by CPII Switzerland, and sold to the buyer in Iran in violation of 31 C.F.R. § 560.204.

During the five-year review period, there was a total of 26 orders totaling approximately $2,153,153 (including freight and delivery charges) to the Iranian customer.  This number includes sales of 232 X-ray generators, a transaction involving an additional two components of a RadVision digital imaging system, and (as discussed below) 15 generators sold to a customer in Turkey.  Of the 26 orders, 25 were to the Iranian customer for resale to health care providers located in Iran.  The remaining order was initiated by the Iranian customer for 20 X-ray generators.  At the Iranian customer’s request, it received 5 of the generators, and the balance (15 generators) was sold and shipped to an affiliated company located in Turkey for resale to health care providers in Turkey.  CPII Switzerland invoiced and received payment from the Turkish company for the 15 X-ray generators.

From fiscal year 2006 through December 2010, approximately 77 X-ray generators were sold and shipped to the Turkish company.  A review of the export paperwork for the most recent shipment, in December 2010, identifies the Country of Ultimate Destination as Turkey, and states that the generators were sold to CPII Switzerland and shipped to the Turkish company in Turkey.  CPI Canada advises that all sales to the Turkish customer during the five year review period were sold to CPII Switzerland and shipped to the Turkish customer in Turkey.  The Acquired Business is continuing to review its sales records to the Turkish company.

As noted above, CPII Switzerland marketed a CMP200DR X-ray generator and a medical digital imaging workstation to the Iranian purchaser, which are components of the RadVision system.

The value of the sale (exclusive of freight and delivery), was $25,635.  This sale is included within the sales described above.

The sales to Iran were marketed, booked and processed by CPII Switzerland in violation of 31 C.F.R. § 560.208.  The products were purchased from CPI Canada by CPII Switzerland, which then sold the products to the buyer in Iran.  The equipment was then exported by CPI Canada from Canada directly to Iran.  Thus, as a technical matter, the sales were not made by CPI Canada, but were entered in the name of CPII, and CPII Switzerland received payment from the buyers.  Because CPII is a U.S. person, CPII Switzerland’s sales of this equipment to buyers in Iran without a license also violated section 31 C.F.R. § 560.204 of the Iranian Transaction Regulations.

Separately, the disclosures also identified one transaction involving the repair and re-export of a U.S.-origin power supply used in the Acquired Business’ amplifiers for a customer in Syria.  This transaction was arranged by CPII Switzerland and carried out by the branch office of Communications & Power Industries Europe Limited (“CPI Europe”), located in the Netherlands (“CPI Netherlands”).  The amplifier was originally exported to Syria without the Acquired Business’ knowledge.  The transaction also involved the export of a circuit breaker by a division of the Acquired Business located in Palo Alto, California, for use in the repair.  The facilitation of this transaction, the export of the circuit breaker and the re-export of the power supply were in violation of Exec. Order No. 13,338, 3 C.F.R. 168 (2005).  A voluntary disclosure was also submitted to BIS on January 28, 2011 and received by BIS on February 1, 2011 respecting violations of the Export Administration Regulations associated with this transaction.

During all relevant periods the Acquired Business believed in good faith that it was operating in compliance with applicable regulations. The failure by the Acquired Business to obtain such license(s) during these periods was inadvertent.

The Acquired Business has also made voluntary disclosures with the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”) relating to potential violations of the International Traffic in Arms Regulations on October 14, 2003,  January 1, 2004, May 21, 2004, August 30, 2004, August 1, 2005, July 17, 2006, January 4, 2007, October 31, 2007, April 18, 2008, September 4, 2008, October 22, 2008, November 11, 2008, August 24, 2009, August 26, 2009 and March 11, 2010. All of the above-mentioned voluntary disclosures with DDTC have been closed without any action.

The Acquired Business made an initial voluntary disclosure with the Office of Anti-Boycott Compliance (“OAC”) on September 22, 2010 relating to the potential violations of the antiboycott regulations administered by OAC.   The Acquired Business submitted its final report to OAC on December 31, 2010.  The potential violations involve the acceptance by CPII Switzerland of purchase orders that contained boycott language with respect to sales of power tetrodes to Saudi Arabia.  Although the purchase orders including the boycott language were accepted, no action was ever taken by CPII or by CPII Switzerland to comply with, further or support the boycott of Israel.

Schedule 4.01(g)

Local Counsel

McKenna Long & Aldridge LLP (California)

Wilmer Cutler Pickering Hale and Dorr LLP (Massachusetts)

Schedule 4.01(m)(iii)

Title Insurance Amount

1.             Title Policy for the Mortgaged Property located in Palo Alto, CA:    $44,408,451

2.             Title Policy for the Mortgaged Property located in Beverly, MA:      $8,848,100

Schedule 5.13

Locations

None.

Schedule 5.16

Post-Closing Matters

Within five Business Days after the Closing Date, Borrower shall deliver to the Administrative Agent a stock certificate of Malibu Research Associates PTY Limited, evidencing 6 shares of ordinary stock owned by CPI Malibu Division, accompanied by a stock power undated and endorsed in blank.

Within five Business Days after the Closing Date, Borrower shall deliver to the Administrative Agent a stock certificate of 3251300 Nova Scotia Corporation, evidencing 65 shares of ordinary stock owned by CPI International, Inc., accompanied by a stock power undated and endorsed in blank.

Within ten Business Days after the Closing Date, Borrower and Administrative Agent shall obtain the written acknowledgment of Wells Fargo Bank, National Association, with respect to termination of (i) the Restricted Account Agreement, dated August 10, 2007, by and among Communications & Power Industries, Inc., Wells Fargo Bank, National Association and UBS AG, Stamford Branch, as collateral agent for the secured parties, (ii) the Restricted Account Agreement, dated August 10, 2007, by and among CPI Econco Division (f/k/a Econco Broadcast Service, Inc.), Wells Fargo Bank, National Association and UBS AG, Stamford Branch, as collateral agent for the secured parties, (iii) the Restricted Account Agreement, dated August 10, 2007, by and among CPI International, Inc., Wells Fargo Bank, National Association and UBS AG, Stamford Branch, as collateral agent for the secured parties, and (iv) the Restricted Account Agreement, dated April 2, 2008, by and among CPI Malibu Division (f/k/a Malibu Research Associates, Inc.), Wells Fargo Bank, National Association and UBS AG, Stamford Branch, as collateral agent for the secured parties.

Schedule 6.01(b)

Existing Indebtedness

None.

Schedule 6.02(c)

Existing Liens

None.

Schedule 6.04(b)

Existing Investments

Communications & Power Industries LLC owns shares in nine mutual funds that were purchased to hedge the non-qualified deferred compensation plan liability.  As of January 31, 2011, the value of the mutual funds was $118,817.86.

Schedule 6.04(l)

Closing Date Foreign Investments

Current Legal Entities Owned	Record Owner	No. Shares/Interest	Authorized Shares
Malibu Research Associates PTY Limited	CPI Malibu Division	10 shares of ordinary stock	10 shares of ordinary stock
Communications & Power Industries Italia S.r.L.	CPI Subsidiary Holdings LLC	100% ownership interests	N/A
Communications & Power Industries Europe Limited	CPI Subsidiary Holdings LLC	155,612 shares of ordinary stock	200,000 shares of ordinary stock
3215300 Nova Scotia Company	CPI International Acquisition, Inc.	100 shares of common stock	Unlimited common stock
Communications & Power Industries Australia PTY Limited	CPI Subsidiary Holdings LLC	60,011 shares of ordinary stock	60,012 shares of ordinary stock
Communications & Power Industries Australia PTY Limited	Communications & Power Industries LLC	1 share of ordinary stock	60,012 shares of ordinary stock

Schedule 6.05(f)

Contemplated Transactions

The Acquired Business shall be converted to a limited liability company and liquidated on or immediately after the Closing Date (and the Borrower shall deliver evidence of such transactions to the Administrative Agent).

Schedule 6.10(c)

Contemplated Modifications of Organizational Documents

Termination of the organizational documents of the Acquired Business in order to reflect its liquidation on or immediately after the Closing Date.

Modification of the organizational documents of Borrower in order to reflect its name change to CPI International, Inc. on or immediately after the Closing Date.

Schedule 6.14

Business of Holdings

None.